Exhibit 10.11
THIS AGREEMENT is made as of 1 September 2009
Between:
(1)	VENETIAN VENTURE DEVELOPMENT INTERMEDIATE II (the Issuer); and

(2)	GOLDMAN SACHS (ASIA) L.L.C. (the Placement Agent).
WHEREAS:
(A) The Issuer proposes to issue US$600,000,000 in aggregate principal amount of Exchangeable Bonds due 2014 (the Bonds). The Bonds will be mandatorily exchangeable into fully paid (or credited as fully paid) shares with a par value of United States Dollar 0.01 each (the Shares) of Sands China Ltd., a direct, wholly owned subsidiary of the Issuer (Sands China).
(B) The Bonds are being offered outside the United States in reliance on Regulation S (Regulation S) under the U.S. Securities Act of 1933, as amended (the Securities Act) (the Offering) and to a limited number of “accredited investors” (within the meaning of Rule 501 under the Securities Act) in the United States in reliance on Section 4(2) of the Securities Act.
(C) The Bonds will be constituted by a trust deed to be dated the Closing Date (as defined in Clause 7) (the Trust Deed) between, inter alios, the Issuer and a trustee (the Trustee) to be appointed by the Issuer and approved by the Placement Agent. Payments of principal and interest (including the Final Redemption Amount and Early Redemption Amount as defined in the terms and conditions of the Bonds set out in Schedule 1 (the Terms and Conditions)) on the Bonds will be made on behalf of the Issuer by paying agents appointed under a paying, exchange and transfer agency agreement expected to be dated the Closing Date (the Paying and Exchange Agency Agreement) between, inter alios, the Issuer, the Trustee and the paying agents named therein (the Paying Agents). The Bonds will be in registered form in the denomination of US$250,000 each and integral multiples thereof. The Bonds will be exchanged into Shares upon the occurrence of a Qualified IPO (as defined in the Terms and Conditions).
(D) In connection with the issue of the Bonds, Citibank, N.A., London Branch, Las Vegas Sands Corp., Las Vegas Sands, LLC, Venetian Casino Resort, LLC and Venetian Marketing, Inc. (each of Venetian Casino Resort, LLC, Venetian Marketing, Inc., Las Vegas Sands Corp. and Las Vegas Sands, LLC shall hereinafter be referred to as the Subordinated Creditors), the Issuer, Venetian Venture Development Intermediate Limited, Venetian Macau Limited, Venetian Cotai Limited, VML US Finance LLC, Venetian Macau Finance Company, Sands China, Cotai Ferry Company Limited, Venetian Orient Limited, Venetian Travel Limited and Venetian Retail Limited will on or prior to the Closing Date (as defined below) enter into a deed of subordination to effect subordination of certain shareholders’ loans and intercompany loans owed by the Issuer and certain subsidiaries of the Issuer to the Subordinated Creditors (the Deed of Subordination).

(E) This Agreement, the Trust Deed, the Deed of Subordination and the Paying and Exchange Agency Agreement are together referred to as the Contracts.
(F) Pursuant to Condition 8.2 of the Terms and Conditions, the Issuer is obligated in certain circumstances to issue warrants (the Warrants) to holders of the Bonds on the terms and subject to the conditions set forth therein.
(G) The Issuer wishes to record the arrangements agreed between it and the Placement Agent for the issue and placing of the Bonds as follows:
1. Issue and Placing of the Bonds
1.1 Bonds Placing:
(a)	Subject as provided herein, the Issuer, relying on the representations and undertakings of the Placement Agent set forth herein, agrees to issue the Bonds and to procure that the Bonds will be validly issued in a form complying with the requirements of the Trust Deed and the Terms and Conditions, and the Issuer appoints the Placement Agent as its agent to use its reasonable endeavours to locate subscribers for the Bonds at an issue price of 100% of the principal amount of the Bonds less the Placement Fee (as defined in Clause 5) and expenses referred to in Clause 6.
(b)	In addition, the Issuer appoints the Placement Agent to act as its settlement agent with respect to the issuance of the Bonds. The Placement Agent, relying on the representations, warranties and undertakings of the Issuer contained herein, accepts such appointment on the terms and conditions set out in this Agreement. The Issuer confers on the Placement Agent all powers, authorities and discretions on its behalf which are reasonably necessary for, or reasonably incidental to, its appointment and such placing of the Bonds. The Issuer agrees to ratify and confirm everything (other than acts of fraud, gross negligence, bad faith, wilful default or wilful misconduct of which the Placement Agent is guilty of as determined by a court of final appeal) the Placement Agent shall lawfully do or has done pursuant to or in anticipation of such appointment. It is acknowledged and agreed by the Issuer that none of the Placement Agent and its Affiliates (as defined in the Terms and Conditions) is under any obligation to subscribe for or purchase the Bonds and that no guarantee or representation whatsoever has been given or implied by the Placement Agent that the Bonds may be placed.
1.2 The Contracts: The Issuer will, not later than the Closing Date, deliver to the Placement Agent copies of each Contract, duly executed and delivered by each party thereto.
1.3 Stabilisation: The Issuer undertakes with the Placement Agent that, unless it has received the prior consent thereto of the Placement Agent, it will not at any time from the date hereof up to and including the date falling 30 days after the Closing Date effect or enter into, or cause or permit any other parties who may otherwise be permitted under applicable laws and regulations to engage in stabilisation transactions to effect or enter into, any transactions or any other arrangements (in the open market
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or otherwise) the object or effect of which would be to stabilise or maintain the market price of the Bonds at levels which might not otherwise prevail.
1.4 Publicity: The Issuer confirms that it authorises the Placement Agent to arrange for notice of the issuance of the Bonds, subject to the Issuer approving the same, to be published on such dates as it may agree with the Placement Agent.
1.5 Conditions: The Terms and Conditions will be set out in the Trust Deed and will be substantially in the form set out in Schedule 1 to this Agreement. Prior to the issuance of the Bonds, no amendment shall be made to Schedule 1 except with the written approval of the Issuer and the Placement Agent. Terms not otherwise defined herein shall have the meaning ascribed thereto in the Terms and Conditions.
1.6 Additional Definitions: In this Agreement:
Material Adverse Effect means:
(a)	a material adverse effect on the condition (financial or otherwise), results of operations, general affairs or properties of the Issuer and its Material Subsidiaries taken as a whole; or
(b)	any condition or effect which materially and adversely affects the ability of the Issuer or any Subsidiary of the Issuer party to a Contract to perform their respective obligations under the Contracts or the Bonds.
Material Subsidiaries means:
(a)	each Restricted Subsidiary; and

(b)	each other Subsidiary of the Issuer:
(i)	whose profits from ordinary activities before taxation (pre-tax profit) or (in the case of a Subsidiary which itself has Subsidiaries) consolidated pre-tax profit, as shown by its latest audited income statement prepared in accordance with GAAP, are at least five per cent. of the consolidated pre-tax profit as shown by the latest audited consolidated income statement of the Issuer and its Subsidiaries prepared in accordance with GAAP, including, for the avoidance of doubt, the Issuer and its consolidated Subsidiaries’ share of profits of entities not consolidated and of jointly controlled entities and after adjustments for minority interests;
(ii)	whose gross assets or (in the case of a Subsidiary which itself has Subsidiaries) gross consolidated assets, as shown by its latest audited balance sheet prepared in accordance with GAAP, are at least five per cent. of the amount which equals the amount included in the consolidated gross assets of the Issuer and its Subsidiaries as shown by the latest audited consolidated balance sheet of the Issuer and its Subsidiaries prepared in accordance with GAAP including, for the avoidance of doubt, the investment of the Issuer in each entity whose
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accounts are not consolidated with the consolidated audited accounts of the Issuer and after adjustment for minority interests; or
(iii)	whose revenues or (in the case of a Subsidiary which itself has Subsidiaries) consolidated revenues, as shown by its latest audited income statement prepared in accordance with GAAP, are at least five per cent. of the consolidated revenues as shown by the latest published audited consolidated income statement of the Issuer and its Subsidiaries prepared in accordance with GAAP including, for the avoidance of doubt, the Issuer and its consolidated Subsidiaries’ share of revenues of entities not consolidated and of jointly controlled entities and after adjustments for minority interests, provided that, in relation to paragraphs (i) to (iii) above:
(A)	in the case of a corporation or other business entity which became a Subsidiary after the end of the financial period to which the latest consolidated audited accounts of the Issuer relate, the reference to the then latest consolidated audited accounts of the Issuer for the purposes of the calculation above shall be deemed to be a reference to the then latest consolidated audited accounts of the Issuer adjusted to consolidate the latest audited accounts (consolidated in the case of a Subsidiary which itself has Subsidiaries) of such Subsidiary in such accounts;
(B)	in relation to the Issuer or any Subsidiary which itself has Subsidiaries no consolidated accounts have been prepared and audited, gross assets of the Issuer and/or any such Subsidiary shall be determined on the basis of pro forma consolidated accounts prepared for this purpose by the Issuer in accordance with GAAP;
(C)	in relation to any Subsidiary no accounts have been audited, its gross assets (consolidated, if appropriate) shall be determined on the basis of pro forma accounts (consolidated, if appropriate) of the relevant Subsidiary prepared for this purpose by the Issuer in accordance with GAAP; and
(D)	if the accounts of any Subsidiary (not being a Subsidiary referred to in proviso (A) above) are not consolidated with those of the Issuer, then the determination of whether or not such Subsidiary is a Material Subsidiary shall be based on a pro forma consolidation of its accounts (consolidated, if appropriate) with the consolidated accounts (determined on the basis of the foregoing) of the Issuer.
Restricted Subsidiaries means Venetian Venture Development Intermediate Limited, VML US Finance LLC, Venetian Macau Limited, Venetian Macau Finance Company, Venetian Cotai Limited, Venetian Cotai Hotel Management Limited and Sands China.
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2. Listing
The Issuer acknowledges that Sands China has submitted to The Stock Exchange of Hong Kong Limited an application for the listing of the Shares on the Main Board of The Stock Exchange of Hong Kong Limited (Hong Kong Stock Exchange) and the Issuer agrees to procure Sands China to take such steps as may be reasonably necessary for the purpose of obtaining a listing of the Shares on the Hong Kong Stock Exchange.
3. Representations, Warranties and Indemnity
3.1 The Issuer represents and warrants to the Placement Agent that:
(a)	Organisation, power and authority:
(i)	each of the Issuer and the Material Subsidiaries:
(A)	is a company duly organised and validly existing under the laws of its jurisdiction of organisation;
(B)	is not in liquidation or receivership or subject to any event which under the laws of any relevant jurisdiction has a similar or analogous effect to a liquidation or receivership;
(C)	has full power and authority to own its properties and to conduct its business as currently conducted;
(D)	is lawfully qualified to do business in those jurisdictions in which business is conducted by it (including registration of each Material Subsidiary that is a Macau company with the Companies Register of Macau SAR); and
(E)	has obtained all material authorisations and licenses to enter into Contracts to which it is a party and perform its obligations under such Contracts, and, to the best knowledge of the Issuer and its Material Subsidiaries, there is no reason why any such authorisation or license should be withdrawn, suspended, revoked or cancelled, and there has been no petition filed, order made or effective resolution passed for the liquidation or winding up of the Issuer or any Material Subsidiary;
(ii)	each of the Issuer and the Subsidiaries of the Issuer has (or will, prior to the execution of such Contract, have) full power and authority to enter into and perform its obligations under each Contract to which it is a party; and
(iii)	the memorandum and articles of association, shareholders’ agreements (if any) and other constitutional documents of the Issuer and each Material Subsidiary are effective and have not been superseded and all
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legal and procedural requirements concerning the adoption of such memorandum and articles of association, shareholders’ agreements and constitutional documents have been duly and properly complied with in all material respects;
(b)	Validity of Contracts: this Agreement has been duly authorised, executed and delivered by the Issuer and constitutes, and the other Contracts have been duly authorised by each of the Issuer and each Subsidiary of the Issuer party thereto, as applicable, and upon execution and delivery prior to or on the Closing Date will constitute, valid and legally binding obligations of the Issuer and each such Subsidiary of the Issuer party thereto enforceable in accordance with their terms except as enforcement may be limited by insolvency, bankruptcy, administration, reorganisation, liquidation or similar laws having general applicability to creditors of the Issuer or each such Subsidiary of the Issuer;
(c)	Validity of the Bonds and the Warrants: without prejudice to Clause 3.1(b) above:
(i)	the Bonds and the Warrants and the Offering of the Bonds contemplated by this Agreement have been duly authorised by the Issuer; and
(ii)	the Bonds and Warrants, when duly executed, issued, delivered and (in respect of the Bonds) authenticated, in accordance with this Agreement, the Trust Deed, the Agency Agreement and (in respect of the Warrants) the Terms and Conditions, the Bonds and the Warrants will constitute valid and legally binding obligations of the Issuer enforceable in accordance with their terms except as enforcement may be limited by insolvency, bankruptcy, administration, reorganisation, liquidation or similar laws having general applicability to creditors of the Issuer;
(d)	Status: the Bonds (when issued) will constitute direct, senior, unconditional, unsecured and unsubordinated obligations of the Issuer and will at all times rank at least pari passu without any preference among themselves and with all other present and future direct, unconditional, unsecured and unsubordinated obligations of the Issuer other than those preferred by statute or applicable law;
(e)	Authorised Share Capital: Sands China has or, prior to the date of the Qualified IPO will have, sufficient authorised but unissued share capital to satisfy the issue of such number of Shares as would be required to be issued either (x) on exchange of all the Bonds upon the occurrence of a Qualified IPO or (y) upon the exercise of the Warrants (if any) issued in accordance with Condition 8.2 of the Terms and Conditions (in either case, the New Shares);
(f)	New Shares: the New Shares have or, immediately prior to the date of the Qualified IPO will have, been duly authorised by Sands China, and when
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issued and delivered in the manner contemplated by the Bonds and the Trust Deed:
(i)	will be duly and validly issued, fully-paid or credited as fully-paid and non-assessable;
(ii)	will rank pari passu and carry the same rights and privileges in all respects as any other class of share capital of Sands China then outstanding and shall be entitled to all dividends and other distributions declared, paid or made thereon; and
(iii)	will be freely transferable, free and clear of all Liens;
(g)	Pre-emptive Rights and Options: the issue of the New Shares will not be subject to any pre-emptive or similar rights;
(h)	Restrictions: subject to:
(i)	the right of the directors of Sands China to decline to register a transfer of Shares (which right shall be removed on or prior to the Qualified IPO); and
(ii)	the statutory limitation that dividends may only be paid by Sands China out of profits or share premium at a time when Sands China is solvent, there are no restrictions applicable to the Shares generally upon the voting or transfer of any of the Shares, the payments of dividends or the making of any other distribution with respect to the Shares under Cayman Islands law, pursuant to the memorandum and articles of association of Sands China or pursuant to any agreement or other instrument to which Sands China, the Issuer or any other Subsidiary of the Issuer is a party or by which it may be bound;
(i)	Capitalisation:
(i)	the particulars of the issued share capital and other corporate details of the Issuer and each Material Subsidiary set out in Schedule 4 are a true, complete and correct description of the share capital and such corporate details of the Issuer and each Material Subsidiary on the date hereof and on the Closing Date except that, prior to the date of Qualified IPO, all of the shares of Venetian Venture Development Intermediate Limited held by the Issuer will be transferred to Sands China;
(ii)	the issued shares and equity interests of each of the Issuer and the Material Subsidiaries are duly authorised, validly issued, fully paid or credited as fully-paid and non-assessable;
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(iii)	the shares of the Issuer are owned directly by Venetian Venture Development Intermediate I, free and clear of all Liens, restrictions on voting or transfer or claims of any third party; and
(iv)	all shares owned directly or indirectly by the Issuer, are owned free and clear of all Liens, restrictions on voting or transfer or claims of any third party other than any security interests created in favour of the lenders under the Credit Agreement (as defined in the Terms and Conditions) and the HK$1,209,000,000 Dual Currency Term Secured Facility Agreement between, among others, Cotai Waterjets (Macau) Limited and Banco Nacional Ultramarino S.A. (the Ferry Loan Agreement);
(j)	Business: the Issuer and each of the Restricted Subsidiaries are engaged only in the businesses permitted to be engaged pursuant to Condition 3.9 of the Terms and Conditions;
(k)	Laws: the Issuer and each Material Subsidiary is in compliance with and will comply with all applicable laws and regulations, save for any such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(l)	Consents: no action or thing in relation to any governmental agency or body (including, without limitation, the government of Macau SAR and any gaming authority) is required to be taken, fulfilled or done (including, without limitation, the obtaining of any consent, approval, authorisations, orders or license (whether required under the Gaming Concession Contract, the Gaming Concession Guaranty, the Gaming License and the Land Concession Contracts or otherwise), or the making of any filing or registration) for the execution and delivery of the Contracts, the issue of the Bonds, the issue of the Warrants (if any), the issue of the New Shares on exchange of the Bonds or exercise of the Warrants, as the case may be, and any such action or thing or filing or registration to the extent required in relation to the carrying out of the other transactions contemplated by the Contracts and the Bonds, or the compliance by the Issuer or any of its Subsidiaries or any other Subordinated Creditor with the terms of the Bonds and the Contracts, will be taken, fulfilled or done as and when necessary;
(m)	Compliance: the execution and delivery of the Contracts, the issue, execution, authentication (where appropriate) and delivery of the Bonds and their Offering on the terms and conditions set out in this Agreement, the issue of the Warrants (if any), the issue of the New Shares on exchange of the Bonds or exercise of the Warrants, the carrying out of the other transactions contemplated by the Contracts and the Bonds and compliance with their terms do not and will not:
(i)	conflict with or result in a breach of any of the terms or provisions of, or constitute a default under the Credit Agreement (and its related security and guarantee documents), the Ferry Loan Agreement (and its related security and guarantee documents) the documents constituting
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the Issuer or any Material Subsidiary (as applicable) or any other material indenture or other trust deed or mortgage or other material agreement or instrument to which the Issuer or any Material Subsidiary (as applicable) is a party or by which any of their respective properties are bound; or
(ii)	infringe any existing applicable law, rule, regulation, judgment, order or decree of any government, governmental body or court, domestic or foreign, having jurisdiction over the Issuer or any Material Subsidiary or any of their respective properties (including such obligations pursuant to the Gaming Concession Contract, the Gaming Concession Consent, the Gaming Concession Guaranty, the Gaming License and the Land Concession Contracts);
(iii)	infringe any existing rules of the Hong Kong Stock Exchange applicable to or binding upon the Issuer or any Material Subsidiary; or
(iv)	result in or require the creation or imposition of any Lien upon any of the properties or assets of the Issuer or any Material Subsidiary, except, in respect of sub-paragraph (i) or (ii) above only, where such breach or default would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(n) Financial Statements:
(i)	the audited consolidated financial statements of Venetian Macau Limited, its Subsidiaries, Cotai Waterjets (HK) Limited and Cotai Jet Holdings (II) Limited (together, the VML Group, and each of them, a VML Group Member) for the three years ended 31 December 2008 and the unaudited consolidated financial statements of the VML Group for the six months ended 30 June 2009 provided to the Placement Agent:
(A)	were prepared in accordance with GAAP, which was consistently applied, and pursuant to the relevant laws of each relevant jurisdiction of incorporation of each VML Group Member;
(B)	present a true and fair view of the financial position of the VML Group as at such dates, and the results of operations and changes in financial position of the VML Group for the periods in respect of which they have been prepared;
(C)	in the case of the unaudited consolidated financial statements of the VML Group for the six months ended 30 June 2009, have been prepared and presented on a basis consistent with the accounting policies normally adopted by the VML Group and applied in preparing the audited consolidated financial statements of the VML Group;
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(D)	do not include transactions not normally undertaken by the relevant member of the VML Group (save as disclosed in the said relevant financial statements); and
(E)	disclose all material off-balance sheet transactions, arrangements, and obligations;
(ii)	since the date of the last audited consolidated financial statements of the VML Group:
(A)	there has been no change (nor any development or event reasonably likely involving a change of which the Issuer is, or might reasonably be expected to be, aware) which is materially adverse to the condition (financial or other), results of operations or general affairs of the VML Group or the Issuer and the Material Subsidiaries taken as a whole;
(B)	the Issuer and its Material Subsidiaries, including the VML Group Members, have carried on their business in the ordinary and usual course so as to maintain themselves as a going concern;
(C)	none of the Issuer and its Material Subsidiaries, including the VML Group Members, have incurred or become subject to any material liability or obligation except liabilities and obligations incurred under contracts entered into in the ordinary course of business; and
(D)	no further material liability for taxation has arisen, or shall arise, otherwise than as a result of activities in the ordinary course of business of the Issuer and its Material Subsidiaries, including the VML Group Members;
(o)	Accounting Controls: the Issuer and each of its Material Subsidiaries maintains a system of internal accounting controls sufficient to provide reasonable assurances that:
(i)	transactions are executed in accordance with management’s general or specific authorisations;
(ii)	transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and the applicable laws of the respective jurisdictions of incorporation of the Issuer and its Material Subsidiaries and to maintain asset accountability;
(iii)	access to assets is permitted only in accordance with management’s general or specific authorisation;
(iv)	the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with
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respect to any differences in accordance with the requirements of the U.S. Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder (the FCPA) and relevant local law;
(v)	the Issuer and each of its Material Subsidiaries have made and kept books, records and accounts which, in reasonable detail, accurately and fairly reflect the transactions and dispositions of assets of such entities and provide a sufficient basis for the preparation of the Issuer’s consolidated financial statements in accordance with GAAP and the applicable laws of the respective jurisdictions of incorporation of the Issuer and each of its Material Subsidiaries; and
(vi)	the current management information and accounting control system of the Issuer and its Material Subsidiaries (other than for those Material Subsidiaries formed within the past 12 months) has been in operation for at least 12 months during which time none of the Issuer and its Material Subsidiaries have experienced any material difficulties with regard to (i) through (v) above;
(p)	Contingent and Other Liabilities: there are no outstanding guarantees or contingent payment obligations in respect of Indebtedness of third parties other than the Issuer and its Material Subsidiaries, liability for taxes, long-term lease or forward or long-term commitments of the Issuer or its Material Subsidiaries except as disclosed in the financial statements referred to in Clause 3.1(n); each of the Issuer and its Material Subsidiaries is, in all material respects, in compliance with all of its obligations under any outstanding guarantees or contingent payment obligations, taxes, long-term lease or forward or long-term commitments as described in such financial statements, except for any such non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(q)	Liquidity and Capital Resources: none of the Issuer and its Material Subsidiaries has any material relationships with unconsolidated entities (such as structured finance entities and special purpose entities) that restrict or limit the ability of the Issuer or any Material Subsidiary to transfer assets or have access to assets which relationships are reasonably likely to have a material effect on the liquidity of the Issuer or any Material Subsidiary or the availability thereof or the requirements of the Issuer or any Material Subsidiary for capital resources, in each case, other than the Credit Agreement, the Ferry Loan Agreement and their related security documents and guarantees;
(r)	Auditors: PricewaterhouseCoopers LLP, who audited the financial statements of the VML Group for the three years ended 31 December 2008 and the notes thereto and delivered an audit report thereon, are independent reporting accountants with respect to the VML Group and there is no audit qualification on any audited financial statements of the VML Group;
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(s)	Property: the Issuer and its Material Subsidiaries have (I) save as otherwise disclosed in the financial statements referred to in Clause 3.1(n) and the notes thereto, marketable title to (in the case of interests in real property), (II) valid leasehold interests in (in the case of leasehold interests in real or personal property) and (III) good title to (in the case of all personal property), all of their respective material properties and assets reflected in the financial statements referred to in Clause 3.1(n) (the Property), except for assets disposed of since the financial statements referred to in Clause 3.1(n) in the ordinary course of business of the Issuer or any Material Subsidiary. Except as permitted by the Credit Agreement, the Ferry Loan Agreement, the related security documents and guarantees of the Credit Agreement and the Ferry Loan Agreement, all such properties and assets are held free and clear of Liens;
(t)	Approvals: the Issuer and its Material Subsidiaries possess all valid certificates, consents, permissions (including planning permissions), authorities, filings, licenses, approvals, registrations or permits (the Approvals) issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them (or where the lack of any such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect) and have not received any notice of proceedings relating to the revocation or modification of any such Approvals that, if determined adversely to the Issuer or any Material Subsidiary, would individually or in the aggregate reasonably be expected to have a Material Adverse Effect;
(u)	Payment of Taxes:
(i)	the Issuer and its Material Subsidiaries have duly filed on time all tax returns that are required to be filed in all jurisdictions or have duly requested extensions thereof and have paid all taxes required to be paid by any of them in all jurisdictions and any related assessments, fines or penalties, to the extent any of the foregoing is due and payable, except for any such tax, assessment, fine or penalty that is being contested in good faith and by appropriate proceedings or where the failure to file or make payment would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and adequate charges, accruals, provisions and reserves have been provided for in the financial statements referred to in Clause 3.1(n) in respect of all taxes for all periods as to which the tax liability of the Issuer or any Material Subsidiary has not been finally determined or remains open to examination by the applicable taxing authority;
(ii)	each of the Issuer and its Material Subsidiaries has made all deductions and withholdings in respect, or on account, of any tax from any payments made by it which it is obliged or entitled to make and has duly accounted in full to the appropriate authority for all amounts so deducted or withheld or where the failure to make such deductions and
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withholdings would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(iii)	none of the Issuer and its Material Subsidiaries has entered into or been engaged in or been a party to any transaction which is artificial or fictitious or any transaction or series of transactions or scheme or arrangement of which the main or dominant purpose or one of the main or dominant purposes was the avoidance or deferral of or reduction in the liability to tax of such person;
(iv)	all exemptions, reductions and rebates of taxes granted to the Issuer and its Material Subsidiaries by any governmental authority or taxing authority are in full force and effect and have not been terminated and the transactions contemplated under the Contracts will not, and, to the best knowledge of the Issuer and its Material Subsidiaries, there is no other circumstance or event that will, result in any such exemption, reduction or rebate being cancelled or terminated, whether retroactively or for the future, other than termination upon expiration, or where such termination or cancellation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(v)	full provision or reserve has been made in the financial statements referred to in Clause 3.1(n) above for all taxes, including deferred or provisional taxation in respect of the accounting period ended on or before the dates of such financial statements for which the VML Group was then or might at any time thereafter become or has become liable including (without limitation) taxes or where the failure to make such provision or reserve would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(vi)	none of the Issuer and its Material Subsidiaries is the subject of any dispute with the relevant tax, revenue or other authorities and to the best of the knowledge of the Issuer and its Material Subsidiaries, no circumstance exists which is likely to give rise to any such dispute or where such dispute would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(v)	Stamp Duties:
(i)	no stamp or other duty is assessable or payable (except as set forth in the legal opinion to be delivered under sub-clause 8.2) in;
(ii)	no withholding or deduction for any taxes, duties, assessment or governmental charges of whatever nature is generally imposed or made for or on account of any income in; and
(iii)	no registration, transfer or turnover taxes, customs or other duties or taxes of any kind, levied, collected, withheld or assessed by or within,
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the Cayman Islands, Macau, Hong Kong, the United Kingdom, the United States or any other relevant jurisdiction in connection with the creation, issue, Offering or sale of the Bonds, the issue of the Warrants (if any), the issue of the New Shares or the execution or delivery of the Contracts;
(w)	Litigation and Solvency:
(i)	save as disclosed in Schedule 5, there are no pending litigation proceedings, arbitration proceedings, investigations (including police, legal, governmental or regulatory investigations), enquiries, actions, suits or other proceedings by or before a court, government agency, police, or regulatory agency or body, at law or in equity, against or affecting the Issuer or any Material Subsidiary or any of their respective properties or, to the best knowledge of the Issuer and its Material Subsidiaries, against or affecting directors or senior officers of the Issuer or any Material Subsidiary which are reasonably likely to be determined adversely to the Issuer or any Material Subsidiary or any of their respective properties or directors or senior officers and if so determined would individually or in the aggregate reasonably be expected to have a Material Adverse Effect and, to the best knowledge of the Issuer and its Material Subsidiaries, no such litigation, arbitration, investigations, enquiries, actions, suits or proceedings are threatened or contemplated;
(ii)	no order has been made and no resolution has been passed for the winding up, liquidation or dissolution of the Issuer or any Material Subsidiary; and no distress, execution or other process has been levied on the whole or a substantial part of the assets of the Issuer or any Material Subsidiary; and none of the Issuer and its Material Subsidiaries:
(A)	is insolvent or unable to pay its debts as they fall due; or
(B)	will be insolvent or unable to pay its debts as they fall due upon the issue of the Bonds or the execution of the Contracts and performance of their respective obligations thereunder; and
(iii)	none of the Issuer and its Material Subsidiaries is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court, any gaming authority, or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
(x)	Insurance: each of the Issuer and its Material Subsidiaries has in place all material policies of insurance sufficient and customary for the conduct of its businesses as currently operated and for compliance with all requirements of law, such policies are in full force and effect, and all premiums with respect thereto have been paid, and no notice of cancellation or termination has been
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received with respect to any such policy, and each of the Issuer and its Material Subsidiaries has complied in all respects with the terms and conditions of such policies, except where a breach of this representation would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(y)	Intellectual Property: each of the Issuer and its Material Subsidiaries owns or possesses adequate rights to use, or can acquire on reasonable terms, adequate patents, patent rights, licences, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names or other intellectual property (collectively, Intellectual Property) necessary to carry on the business now operated by it in each country in which it operates, and none of the Issuer and its Material Subsidiaries has received any notice or is otherwise aware of any infringement of or conflict in any jurisdiction with asserted rights of others with respect to any Intellectual Property or of any facts or circumstances which would render any Intellectual Property invalid or inadequate to protect the interest of the Issuer or any of its Material Subsidiaries therein, and which infringement or conflict (if the subject of any unfavourable decision, ruling or finding) or invalidity or inadequacy, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect;
(z)	Environmental and Construction Laws: without prejudice to the generality of Clause 3.1(k) above:
(i)	the Issuer and its Material Subsidiaries (i) have received, are in compliance with and will comply with all permits, licenses or other approvals under applicable laws, regulations and judicial and administrative interpretations concerning the environment, construction and construction safety (Environmental and Construction Laws) which are at any time binding on the Issuer or any of its Material Subsidiaries and which are required to conduct their respective businesses and (ii) have not received notice of any actual or potential liability under any Environmental and Construction Law, except, in each case, where such non-compliance with Environmental and Construction Law, failure to receive required permits, licenses or other approvals, or liability would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(ii)	each of the Issuer and its Material Subsidiaries which engages in the construction business has (i) all the necessary production and work safety facilities and equipment in accordance with the applicable standards for construction safety and (ii) passed all safety inspections conducted by relevant governmental authorities;
(iii)	(A) none of the Issuer and its Material Subsidiaries has engaged in or permitted nor, to the best knowledge of the Issuer and its Material Subsidiaries, has any previous owner or occupier engaged in or
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permitted any operations or activities upon the Property owned or used by the Issuer or any of its Material Subsidiaries (including all buildings and premises used and operated by the Issuer and its Material Subsidiaries) involving any actual or alleged use, manufacture, possession, storage, holding, presence, existence, location, release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of Hazardous Substance or any substance regulated by any Environmental and Construction Law, or any substance regulated by any Environmental and Construction Law; and (B) no discharge, release, leaching, emission or escape into the environment of any Hazardous Substance or any substance regulated by any Environmental and Construction Law has occurred or is occurring in the conduct of the business of the Issuer or any of its Material Subsidiaries or in the conduct by the Issuer or any of its Material Subsidiaries of any former business or in connection with or in relation to any assets of such person while such former assets were in the ownership or under the control of such person and no such discharge, release, leaching, emission or escape has occurred or is occurring for which such person might otherwise be held liable;

for the purposes of this Agreement, Hazardous Substance means all substances of whatever description which may cause or have a harmful effect on the environment or the health of person or any other living organism including, without limitation, all poisonous, toxic, noxious, dangerous and offensive substances;
(iv)	none of the Issuer and its Material Subsidiaries nor any of their respective properties or operations are subject to any outstanding written order, consent decree or settlement agreement with any person relating to:
(A)	any Environmental and Construction Law; or

(B)	any Environmental and Construction Claim;
for the purposes of this Agreement, Environmental and Construction Claim means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any government authority, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental and Construction Law, (b) in connection with any Hazardous Substance (including any actual or alleged use, manufacture, possession, storage, holding, presence, existence, location, release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of Hazardous Substance or any substance regulated by any Environmental and Construction Law), or (c) in connection with any actual or alleged
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damage, injury, threat or harm to health, safety, natural resources or the environment;
(v)	none of the Issuer and its Material Subsidiaries and, to their best knowledge, none of the predecessors of the Issuer and its Material Subsidiaries has filed any notice under any Environmental and Construction Law indicating past or present treatment of Hazardous Substance at any Property of the Issuer or any of its Material Subsidiaries, and none of the operations of the Issuer and its Material Subsidiaries involves the actual or alleged use, manufacture, possession storage, holding, presence, existence, location, release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of Hazardous Substance or any substance regulated by any Environmental and Construction Law in a manner which would result in liability to the Issuer or any of its Material Subsidiaries;
(vi)	the Projects (other than any Secondary Project that has not yet become an active Project) are (and at all relevant times have been) in compliance in all material respects with Environmental and Construction Laws;
(vii)	to the best knowledge of the Issuer and its Material Subsidiaries, all factual information provided by them to any governmental, environmental, gaming or construction authority in connection with the environmental assessments are true and correct in all material respects; and
(viii)	the Issuer and its Material Subsidiaries are in compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental and Construction Laws, provided however that the Issuer shall not be in breach of this Clause 3.1(z) for breaches that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(aa)	Environmental and Construction Laws Review: in the ordinary course of its business the Issuer and its Material Subsidiaries periodically review the effect of Environmental and Construction Laws on its business, operations and properties, in the course of which it identifies and evaluates associated costs and liabilities (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental and Construction Laws, or any permit, licence or approval, any related constraints on operating activities and any potential liabilities to third parties); on the basis of such periodic review, the Issuer has reasonably concluded that such associated costs and liabilities would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(bb)	Events of Default and Validity of Agreement:
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(i)	no event has occurred or circumstance has arisen which, had the Bonds already been issued, could reasonably be expected (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) to constitute an event described as an “Event of Default” or a “Potential Event of Default” under (and as defined in) the Terms and Conditions;
(ii)	no event has occurred or circumstance has arisen which, had the Bonds already been issued, could reasonably be expected (whether or not with the giving of notice and/or the passage of time and/or the fulfilment of any other requirement) to constitute an event described as an “Event of Default” or a “Potential Event of Default” under (and as defined in) the Credit Agreement;
(iii)	none of the Issuer and its Material Subsidiaries is in default or in breach of (including any event or condition occurred which, with the giving of notice or the lapse of time would result in a default or breach), or has knowledge (actual or constructive) of the invalidity of or grounds or conditions for (including grounds or conditions that with the giving of notice or the lapse of time would entitle any person to claim) rescission, avoidance or repudiation of, any other agreement or other transaction to which the Issuer or any of its Material Subsidiaries is a party (including without limitation, the Gaming Concession Contract, the Gaming Concession Guaranty, the Gaming License and the Land Concession Contracts), nor, to the best knowledge of the Issuer and its Material Subsidiaries, has the Issuer or any of its Material Subsidiaries received notice of any intention to terminate any such agreement or repudiate or disclaim any other transaction where such default, breach, invalidity, rescission, avoidance, termination or repudiation or disclaim of transaction would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(iv)	there are no defaults by any party with whom the Issuer or any of its Material Subsidiaries has entered into any agreement or arrangement (including any lease, tenancy agreement or license agreement in respect of which the Issuer or any of its Material Subsidiaries is the lessor, landlord or licensor) under such agreements or arrangements which would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect and, to the best knowledge of the Issuer and its Material Subsidiaries, there are no circumstances likely to give rise to any such default;
(v)	all amounts due and payable on the date of this Agreement and the Closing Date to any material contractors or suppliers (and to the best knowledge of the Issuer and its Material Subsidiaries, all subcontractors) pursuant to agreement or other transaction to which the Issuer or any of its Material Subsidiaries is a party have been paid in full except for the amounts disputed in good faith by the Issuer or any Material Subsidiary and adequate provision has been made for such
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amounts in the financial statements referred to in Clause 3.1(n) in accordance with GAAP and amounts which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect; and
(vi)	the Issuer and its Material Subsidiaries are currently in compliance with all financial covenants in its outstanding Indebtedness and is not in breach or potential breach of any provision of such Indebtedness, nor will be in breach or potential breach of any provision of such Indebtedness following issuance of the Bonds;
(cc)	Information:
(i)	all statements of fact contained in any announcement of the Issuer or any Material Subsidiary (including any announcement to be made by the Issuer or any Material Subsidiary in respect of the issue of the Bonds) are or will be true and accurate in all material respects and not misleading when made and all statements of opinion, intention or expectation of the directors of the Issuer or any Material Subsidiary in relation to the Issuer or its Material Subsidiaries contained therein (if any) are or will be truly and honestly held and have been or will be made on reasonable grounds and have been or will be fairly based after due and careful consideration, and there is or will be no other fact or matter omitted therefrom the omission of which would make any statement therein misleading when made;
(ii)	all information supplied or disclosed in writing or orally including, without limitation, the answers and documents provided at due diligence meetings or calls (and any new or additional information serving to update or amend such information supplied or disclosed by the Issuer or any Material Subsidiary to the Placement Agent or the legal advisers to the Placement Agent) is true and accurate in all material respects and not misleading in any material respect and all forecasts, opinions and estimates relating to the Issuer and its Material Subsidiaries so supplied or disclosed have been made after due, careful and proper consideration, are based on reasonable assumptions and represent reasonable and fair expectations honestly held based on facts known to such persons (or any of them); there has been no development or occurrence relating to the financial or business condition of the Issuer or any Material Subsidiary (including, without limitation, with respect to any corporate event, acquisition, disposal or related matter) which has not been disclosed to the Placement Agent; and no investor meeting or presentation has been conducted or information and materials issued by the Issuer, its Material Subsidiaries and/or their agents (whether with or without the authority of the Issuer or any Material Subsidiary) in respect of the Offering without the prior knowledge and consent of the Placement Agent;
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(iii)	the answers and documents provided by the Issuer and its Material Subsidiaries in response to any question of the Placement Agent and other potential subscribers of the Bonds, or during conference calls, investor meetings or presentations held by or participated by the Issuer, any Material Subsidiary or their agents, are true and accurate in all material respects and not misleading in any material respect; and
(iv)	all information (whether oral, written, electronic or in any other form) supplied by or on behalf of the Issuer, any Material Subsidiary or any of their officers, directors, employees, for the purpose of or in connection with the Offering, the Issuer and/or its Material Subsidiaries, and all publicly available information and records of the Issuer or any Material Subsidiary (including information contained in statutory filings and registrations) is and was, when supplied or published, true and accurate in all material respects and not misleading;
(dd)	No Fiduciary Relationship: the Issuer understands and agrees that (i) the placing of the Bonds pursuant to this Agreement, including the determination of the issue of the Bonds and any related discounts and commissions, is an arm’s-length commercial transaction between the Issuer, on the one hand, and the Placement Agent, on the other hand; (ii) in connection with the Offering, the Placement Agent is and has been acting solely as principal and is not the agent or fiduciary of any of the Issuer, the Material Subsidiaries or any of their respective stockholders, creditors, employees or any other party; (iii) the Placement Agent has not assumed and will not assume an advisory or fiduciary responsibility in favour of any of the Issuer and the Material Subsidiaries or with respect to the Offering or the process leading thereto (irrespective of whether the relevant Placement Agent has advised or is currently advising the Issuer or any Material Subsidiary on other matters, including the proposed listing of the Shares on the Hong Kong Stock Exchange) and the Placement Agent has no obligation to any of the Issuer and its Material Subsidiaries with respect to the Offering except the obligations expressly set forth in this Agreement, (iv) the Placement Agent and its respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer or any of its Material Subsidiaries; and (v) the Placement Agent has not provided any legal, accounting, regulatory or tax advice with respect to the Offering; the Issuer and its Material Subsidiaries have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate; and this Agreement supersedes any prior agreement or understanding (whether written or oral) between the Issuer, the Material Subsidiaries and the Placement Agent with respect to the subject matter of this Clause 3.1(dd);
(ee)	General Solicitation: neither the Issuer nor any of its affiliates (as defined in Regulation D under the Securities Act (Regulation D), nor any person acting on its or their behalf (other than the Placement Agent, its affiliates and any person acting on its or their behalf as to whom no representation, warranty or undertaking is made or given) has engaged in any form of “general solicitation
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or general advertising” (within the meaning of Rule 502(c) under the Securities Act) in connection with any offer or sale of the Bonds, the Warrants or the Shares in the United States, or has made or will make offers or sales of any security, or solicited offers to buy, or otherwise negotiated in respect of, any security, under circumstances that would require the registration of the Bonds, the Warrants, the Shares or the New Shares under the Securities Act;
(ff)	No Registration: assuming the Placement Agent, its affiliates (as defined in Regulation D) and any person acting on its or their behalf have complied with the representations and undertakings herein and the selling restrictions set out in Clause 11, no registration of the Bonds, the Warrants or the New Shares under the Securities Act will be required for the offer, sale and delivery of the Bonds in the manner contemplated by this Agreement; neither the Issuer nor any of its affiliates (as defined in Regulation D) has entered into any contractual arrangement with respect to the distribution of the Bonds other than this Agreement;
(gg)	Stabilisation Information: none of the Issuer, the Subsidiaries of the Issuer and their respective affiliates has, issued and none of them will issue, without the prior consent of the Placement Agent, any press or other public announcement referring to the proposed issue of the Bonds and the Issuer authorises the Placement Agent to make all appropriate disclosure in relation to any stabilisation instead of the Issuer;
(hh)	Stabilisation: neither the Issuer nor any of its affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on its or their behalf (other than the Placement Agent, its affiliates and any person acting on its or their behalf as to whom no representation, warranty or undertaking is made or given) has taken or will take, directly or indirectly, any action designed to cause or to result in, or that has constituted or which might reasonably be expected to cause or result in, the stabilisation or manipulation in violation of applicable laws of the price of any security to facilitate the sale or resale of the Bonds, the Warrants or the New Shares;
(ii)	Directed Selling Efforts: neither the Issuer nor any of its affiliates (as defined in Rule 405 under the Securities Act) nor any person acting on its or their behalf (other than the Placement Agent, its affiliates and any person acting on its or their behalf as to whom no representation, warranty or undertaking is made or given) has engaged in any “directed selling efforts” (as defined in Regulation S) with respect to the Bonds, the Warrants or the New Shares;
(jj)	Foreign Issuer and US Market Interest: the Issuer is a “foreign issuer” (as such term is defined in Regulation S) which reasonably believes that there is no “substantial U.S. market interest” (as such term is defined in Regulation S) in the debt securities of the Issuer or any of its Subsidiaries or in the Shares or any Equity Securities of the Issuer or any of its Subsidiaries and, prior to the occurrence of the Qualified IPO, Sands China will be a “foreign issuer” (as such term is defined in the Regulation S);
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(kk)	OFAC and Other Sanctions: none of the Issuer, its Subsidiaries, and the directors, officers, agents, employees and Affiliates of the Issuer and its Subsidiaries is currently subject to:
(i)	any sanction administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (OFAC); or
(ii)	any sanction administered by the United Nations, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority (together with the sanctions referred to in sub-clause (i) above, collectively, the Sanctions);
(ll)	Unlawful Payments: to the best knowledge of the Issuer and its Material Subsidiaries, none of the Issuer, its Material Subsidiaries and their officers, directors, supervisors, managers, agents or employees has, directly or indirectly, (i) made or authorised any contribution, payment or gift of funds or property to any official, employee or agent of any governmental agency, authority or instrumentality or any gaming authority or (ii) made any contribution to any candidate for public office, in either case, where either the payment or the purpose of such contribution, payment or gift was, is, or would be prohibited under the applicable law of any locality, including but not limited to the FCPA;
(mm)	No Broker’s Commission: no broker’s or finder’s fee or commission will be payable by the Issuer or any of its Subsidiaries with respect to this Agreement or any of the transactions contemplated hereby (other than fees and expenses payable to the Placement Agent);
(nn)	Employee Matters and Acts of God: (i) None of the Issuer and its Material Subsidiaries, nor their respective properties and assets, is affected by any fire, explosion, accident, drought, storm, hail, earthquake, embargo, act of God or of the public enemy, or other casualty or other event of force majeure, that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (ii) there are no strikes, lockouts, stoppages, slowdowns or other labour disputes against the Issuer or any Material Subsidiary pending or, to the best knowledge of the Issuer and its Material Subsidiaries, threatened that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; (iii) hours worked by and payment made to employees of the Issuer and its Material Subsidiaries have not been in violation of any applicable laws and regulations, except for violations that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and (iv) all payments due from the Issuer and its Material Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the financial statements referred to in Clause 3.1(n);
(oo)	Off-balance Sheet Arrangements: none of the Issuer and its Material Subsidiaries has any material relationships with any entity other than the Issuer and its Material Subsidiaries that are contractually limited to narrow
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activities that facilitate the transfer of or access to assets by the Issuer, or any of its Material Subsidiaries, such as structured finance entities and special purpose entities that could have a material effect on the liquidity of the Issuer or any Material Subsidiary or the availability thereof or the requirements of the Issuer or any Material Subsidiary for capital resources;
(pp)	Anti-Money Laundering: the operations of the Issuer and its Material Subsidiaries are and have been conducted at all times in compliance with all applicable financial recordkeeping and reporting requirements, including those of the Bank Secrecy Act, as amended by Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, and the applicable anti-money laundering statutes of jurisdictions where the Issuer or any of its Material Subsidiaries conducts business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the Anti-Money Laundering Laws), except where any non-compliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any Material Subsidiary with respect to the Anti-Money Laundering Laws is pending or, to the best knowledge of the Issuer and its Material Subsidiaries (after due and careful enquiry), threatened;
(qq)	Immunity: none of the Issuer, the Subsidiaries of the Issuer, the Subordinated Creditors and their respective assets or properties has any immunity in respect of the obligations of the Issuer, the Subsidiaries of the Issuer and the Subordinated Creditors under the Contracts or the Bonds or from the jurisdiction of any court or from any legal process (whether through service of notice, attachment prior to judgment or attachment in aid of execution or otherwise) under the laws of the Cayman Islands, Macau, Hong Kong and the jurisdictions in which such entities are incorporated;
(rr)	PFIC Status:
(i)	the Issuer does not believe that it is and does not expect to become (whether as a result of the receipt and application of the proceeds of the sale of the Bonds or otherwise) a “passive foreign investment company” within the meaning of section 1297 of the US Internal Revenue Code of 1986 (as amended, the Code); and
(ii)	Sands China (x) is, as of the time of this Agreement, disregarded as an entity separate from its owner for U.S. federal income tax purposes and (y) does not believe that it will be, as of such time as it may become classified as a corporation for U.S. federal income tax purposes, and does not expect to thereafter become (whether as a result of the receipt and application of the proceeds of the sale of the Bonds or otherwise) a “passive foreign investment company” within the meaning of section 1297 of the Code; and
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(ss)	Investment Company Act: the Issuer is not, and immediately after giving effect to the Offering and sale of the Bonds and the application of the proceeds thereof, will not be, an “investment company” as such term is defined in the US Investment Company Act of 1940.
3.2 Placement Agent Representations: The Placement Agent hereby warrants and undertakes to the Issuer that:
(a)	it has not offered or sold and will not offer or sell the Bonds by any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act, or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act;
(b)	it is an institutional accredited investor within the meaning of Rule 501 under the Securities Act;
(c)	the Bonds, the Warrants and the New Shares have not been and will not be registered under the Securities Act; it has offered the Bonds and will offer and sell the Bonds outside the United States only in accordance with Rules 903 and 904 of Regulation S and, in the United States to not more than 35 “accredited investors” (within the meaning of Rule 501 under the Securities Act) in reliance on Section 4(2) of the Securities Act; accordingly, neither the Placement Agent, their respective affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) or any form of “general solicitations or general advertising’ (within the meaning of Section 502(c) under the Securities Act) with respect to the Bonds; and
(d)	(i) it is aware that Sands China is disregarded as an entity separate from its owner for U.S. federal income tax purposes, (ii) it is aware that as of such time as Sands China may be become classified as a corporation for U.S. federal income tax purposes, Sands China expects to be a “controlled foreign corporation” within the meaning of Section 957 of the Code and (iii) it is not relying on the Issuer for any assessment of the United States federal income tax consequences of the transactions contemplated by this Agreement.
3.3 Repetition: The representations and warranties contained in, or given pursuant to, Clause 3.1, Clause 3.2 and Clause 11, respectively are given as of the date hereof and, subject to Clause 10, shall be deemed to have been repeated on the Closing Date, taking into account facts and circumstances subsisting at such date.
3.4 Indemnity:
(a)	The Issuer shall, on demand of the Placement Agent, to the fullest extent permitted by applicable law, indemnify and hold harmless the Placement Agent and each of its subsidiaries, affiliates (within the meaning of the Securities Act or the United States Securities Exchange Act of 1934 (as amended) and including the partners of any such affiliates) and associated companies, their respective directors, officers, employees and agents
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(including, but not limited to, controlling persons within the meaning of the Securities Act) as the case may be (together, the Indemnified Parties) against all or any losses, costs, expenses (including reasonable and documented legal fees as they are incurred), fees, claims, actions, liabilities, demands, proceedings or judgments (including, but not limited to, all such losses, costs or expenses suffered or incurred in disputing or defending any claims, actions, liabilities, demands, proceedings or judgments (the Proceedings) and/or in establishing its rights to be indemnified pursuant to this Clause 3.4 and/or in seeking advice in relation to any Proceedings) brought or established or threatened to be brought or established against any of the Indemnified Parties:
(i)	directly or indirectly arising out of or in connection with any breach or alleged breach of any of the representations, warranties and undertakings contained in Clauses 3 and 4;
(ii)	which are, directly or indirectly, occasioned by or resulting from or are attributable to the performance by the Placement Agent of its obligations under this Agreement in relation to the Offering and which do not in any such case arise from the Placement Agent’s fraud, gross negligence, bad faith, wilful misconduct or wilful default as determined by final judgment of a court of competent jurisdiction;
(iii)	in respect of any breach of any applicable laws or regulations of any jurisdiction resulting from the Offering which do not arise from the Placement Agent’s fraud, gross negligence, bad faith, wilful misconduct or wilful default as determined by final judgment of a court of competent jurisdiction; or
(iv)	in connection with any untrue statement contained in any document or information authorised by the Issuer or any Subsidiary of the Issuer to be distributed or passed on by such relevant party or any omission or alleged omission to state therein a material fact, necessary to make a statement therein not misleading.
(b)	The indemnities contained in Clause 3.4(a) shall remain in full force and effect notwithstanding completion of the Offering in accordance with its terms, shall be in addition to any liability which the Issuer may have and shall extend to include all costs and expenses which the Placement Agent and/or any of the Indemnified Parties may reasonably incur or pay in investigating, disputing, settling or compromising any matter to which the indemnity might relate and in establishing the right to indemnification pursuant to this Clause 3.4 in respect of any matter. The Issuer shall not, without the prior written consent of the Placement Agent, settle or compromise or consent to the entry of any judgment with respect to any pending or threatened claim, action, suit or proceeding in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnified Parties are actual or potential parties to such claim or action) unless such settlement, compromise or consent includes, where necessary or appropriate, an unconditional release of each
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Indemnified Party from all liabilities arising out of such claim, action, suit or proceeding.
(c)	Save as a result of the Placement Agent’s fraud, gross negligence, bad faith, wilful misconduct or wilful default, neither the Placement Agent nor any of the Indemnified Parties (as defined in Clause 3.4(a)) shall be responsible for and no claim shall be made against the Placement Agent or any of the Indemnified Parties by the Issuer to recover any damage, cost, charge or expense which the Issuer may suffer or incur by reason of or arising out of the carrying out by the Placement Agent or any of the Indemnified Parties of any work pursuant to any of their obligations under this Agreement, or otherwise in connection with the Offering.
(d)	The Placement Agent shall have no duty or obligation, whether as fiduciary or trustee of any relevant party or otherwise, to recover any such payment or to account for any other person for any amounts paid to it pursuant to the indemnities set forth in this Agreement.
4. Covenants of the Issuer
The Issuer undertakes and covenants with the Placement Agent that:
4.1 Taxes: without prejudice to Clause 3.1(v), the Issuer will pay any stamp, issue, registration, documentary or other taxes and duties, including interest and penalties, in Hong Kong, the Cayman Islands, Macau, the United Kingdom and the United States and all other relevant jurisdictions payable on or in connection with the creation, issue, placing, subscription (excluding the holding and any subsequent sale or transfer of the Bonds), Offering, sale or delivery of the Bonds by the Issuer or the execution or delivery of the Contracts; and any value added, turnover or similar tax payable in respect thereof (and references in this Agreement to such amount shall be deemed to include any such taxes so payable in addition to it);
4.2 Prospectus: in connection with the Qualified IPO, the Issuer will:
(a)	use its best efforts to, and procure each of its Subsidiaries to, co-operate and participate in the due diligence procedures required to prepare a prospectus in connection with the proposed listing of Sands China on the Main Board of the Hong Kong Stock Exchange (the Prospectus); and
(b)	procure Sands China to prepare the Prospectus in compliance with the requirements of the Rules Governing the Listing of Securities on the Hong Kong Stock Exchange and the Companies Ordinance (Chapter 32 of the Laws of Hong Kong) and satisfactory in form and substance to the Placement Agent;
4.3 Warranties: the Issuer will forthwith notify the Placement Agent promptly of any event, development or change affecting any of its representations, warranties, agreements and indemnities herein at any time prior to completion of the distribution of the Bonds and will forthwith take such steps as may be reasonably requested by the Placement Agent to remedy and/or publicise the same;
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4.4 Listing of Shares: in connection with seeking a Qualified IPO on the Hong Kong Stock Exchange, the Issuer will use all reasonable endeavours to, and shall procure Sands China and each of its Subsidiaries to, furnish from time to time any and all documents, instruments, information and undertakings and publish all advertisements or other material that are necessary in order to effect such listing;
4.5 Documents to Placement Agent: on or after the date of this Agreement (and, after the Closing Date, for so long as any of the Bonds remains outstanding), the Issuer will furnish to the Placement Agent copies of all financial statements that the Issuer or any of its Subsidiaries furnish to holders of the Bonds upon their request;
4.6 Issuer of Shares: upon the occurrence of a Qualified IPO, the Issuer shall procure Sands China to issue, in accordance with the Trust Deed, the Terms and Conditions and (if applicable) the Warrants, the New Shares free and clear of all Liens;
4.7 Announcements: between the date hereof and 40 calendar days after the Closing Date, the Issuer, any Subsidiary of the Issuer and all other parties acting on its behalf, will notify and consult with the Placement Agent (unless prevented by applicable law or regulations) prior to issuing any announcement concerning, or which would be material in the context of, the Offering and distribution of the Bonds and shall take into account such requests as the Placement Agent shall reasonably make with respect to such announcements;
4.8 Use of Proceeds:
(a)	the Issuer will use the net proceeds received by it from the issue of the Bonds pursuant to this Agreement for general corporate purposes and includes full flexibility to upstream the proceeds from the Issuer to the Parent or to downstream the proceeds to a Subsidiary of the Issuer to be used to repay any Intercompany Loan (as defined below) and intercompany trade payables incurred in the ordinary course of business, and the Issuer agrees that none of the proceeds from the Offering of the Bonds will be used, directly or indirectly, in any business or transaction or to make any investment that is subject to any Sanction;
(b)	the Issuer covenants and agrees not to use, or to permit any of its Subsidiaries or affiliates to use, directly or indirectly, the proceeds from the sale of the Bonds, for any purpose or activity that would cause any U.S. person participating in the Offering, to be in violations of the U.S. Trading with the Enemy Act (as amended), the U.S. International Emergency Economic Powers Act (as amended), or. any of the foreign assets control regulations of the United States Treasury Department (as codified in 31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto; and
(c)	the Issuer will not directly or indirectly use the proceeds of the Offering or lend, contribute or otherwise make available such proceeds to any Subsidiary, affiliate, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any Sanction;
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4.9 Directed Selling Efforts: neither the Issuer nor any of its affiliates (as defined in Rule 405 under the Securities Act), nor any person acting on behalf of any of them (other than the Placement Agent, its affiliates and any person acting on its or their behalf as to whom no representation, warranty or undertaking is made or given), will engage in any “directed selling efforts” (as defined in Regulation S) with respect to the Bonds, the Warrants or the New Shares;
4.10 Stabilisation:
(i)	neither the Issuer nor any of its affiliates (as defined in Rule 405 of the Securities Act), nor any person acting on behalf of any of them (other than the Placement Agent, its affiliates and any person acting on its or their behalf as to whom no representation, warranty or undertaking is made or given) will take, directly or indirectly, any action designed to cause or to result in or which might reasonably be expected to cause or result in, the stabilisation in violation of applicable laws or manipulation of the price of any security to facilitate the sale or resale of the Bonds; and
(ii)	the Issuer authorises the Placement Agent to make adequate public disclosure and undertakes to comply with the Securities and Futures (Price Stabilizing) Rules (Cap. 571W of the Laws of Hong Kong);
4.11 Exchange of Shares: in connection with any of the exchange of the Bonds for the New Shares, the issuance of the Warrants (if any) and the exercise of the Warrants (if any) for the New Shares, none of the Issuer, its Subsidiaries and any person acting on their behalf (other than the Placement Agent, its affiliates and any person acting on its or their behalf as to whom no representation, warranty or undertaking is made or given) will take any action which would result in any commission or other remuneration being paid or given directly or indirectly for soliciting such exchange;
4.12 Non-Integration: none of the Issuer and any of their affiliates (as defined in Rule 501(b) of Regulation D), nor any person acting on behalf of any of them (other than the Placement Agent, its affiliates and any person acting on its or their behalf as to whom no representation, warranty or undertaking is made or given), will directly or indirectly make offers or sales of any security, or solicit offers to buy, or otherwise negotiate in respect of, any security, under circumstances that would require the registration of the Bonds, the Warrants or the New Shares under the Securities Act;
4.13 Offering Restrictions: the Issuer, each Affiliate of the Issuer and each person acting on behalf of any of them (other than the Placement Agent, its affiliates and any person acting on its or their behalf as to whom no representation, warranty or undertaking is made or given) will comply with the offering restriction requirements of Regulation S;
4.14 Authorised Share Capital: the Issuer will procure Sands China to have sufficient authorised share capital to satisfy the issue of such number of New Shares as would be required to be issued on exchange of all the Bonds or exercise of all the Warrants (including such number of additional Shares as may be required to be issued pursuant to sub-division or redenomination of Shares);
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4.15 Approvals and Filing: the Issuer will use its best endeavours to obtain all approvals and consents and promptly make all notifications, registrations and filings as may from time to time be required in relation to the Bonds, the Warrants and/or the New Shares;
4.16 Compliance: the Issuer will, and will procure that each of its Subsidiaries shall, in all material respects, comply with all applicable laws and regulations, including but not limited to and the applicable requirements of the Hong Kong Stock Exchange, in connection with the application for listing of the Shares;
4.17 General Solicitation: neither the Issuer nor any of its affiliates (as defined in Regulation D under the Securities Act (Regulation D), nor any person acting on its or their behalf will engage in any form of “general solicitation or general advertising” (within the meaning of Rule 502(c) under the Securities Act) in connection with any offer or sale of the Bonds, the Warrants or the Shares in the United States, or has made or will make offers or sales of any security, or solicited offers to buy, or otherwise negotiated in respect of, any security, under circumstances that would require the registration of the Bonds, the Warrants, the Shares or the New Shares under the Securities Act, provided that the Issuer makes no representation, warranty or undertaking with respect to the Placement Agent, its affiliates or any person acting on its or their behalf;
4.18 Rule 144A Information: so long as any Bonds, Warrants or New Shares are “restricted securities” within the meaning of Rule 144(a)(3) of the US Securities Act, during any period in which it is neither subject to Section 13 or 15(d) of the US Securities Exchange Act of 1934, as amended (the Exchange Act) nor exempt from reporting thereunder pursuant to Rule 12g3-2(b) under the Exchange Act, the Issuer shall upon the request of a holder or beneficial owner provide to such holder or beneficial owner of any such “restricted security”, or to any prospective purchaser of such restricted security designated by such holder or beneficial owner, the information specified in, and meeting the requirements of, Rule 144A(d)(4) of the Securities Act;
4.19 Investment Company Act: for so long as any Bonds, Warrants or New Shares are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Issuer will not become an “open-ended company”, “unit investment trust” or “face-amount certificate company”, as such terms are defined in, and that is or is required to be registered under Section 8 of, the US Investment Company Act of 1940; and
4.20 Intercompany Loans: the Issuer shall procure that, on or prior to the Closing Date:
(a)	each Subsidiary of the Issuer that has incurred any Indebtedness, liability or obligation to any Affiliate of the Issuer (other than a Restricted Subsidiary of the Issuer), whether absolute, contingent or otherwise, and in any currency (any such Indebtedness, liability or obligation shall hereinafter be referred to as an Intercompany Loan), execute the Deed of Subordination as a “Company” (as defined therein); and
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(b)	each creditor in respect of an Intercompany Loan execute the Deed of Subordination as a “Subordinated Creditor” (as defined therein).
5. Fees
A placement fee as separately agreed in writing between the Issuer and the Placement Agent (the Placement Fee) will be payable by the Issuer to the Placement Agent in consideration for its services in relation to the placing of the Bonds under this Agreement. The Placement Fee shall be payable on the Closing Date by deduction from the subscription moneys for the Bonds as provided in Clause 7.
6. Expenses
6.1 Expenses: The Issuer will pay the reasonable and documented fees and expenses of the Paying Agents, the Trustee and the other agents appointed under the Contracts in relation to the preparation and execution of the Contracts, the issue and authentication of the Bonds and the performance of their duties under the Contracts. The Issuer will pay for the preparation, production and (where appropriate) printing of the Bonds, the Contracts and all other documents relating to the issue of the Bonds, the initial delivery and distribution (including transportation and packaging) of the Bonds, any notices in relation to the issue of the Bonds, the legal and other costs of the Placement Agent, the legal and other costs of the Trustee’s and the Paying Agents’ legal advisers, the fees and costs of the Issuer’s accountants and all other expenses of the Issuer in connection with the issue of the Bonds.
6.2 Payment: All payments by the Issuer under this Agreement shall be paid in United States dollars without set-off or counterclaim and free and clear of and without deduction or withholding for or on account of any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature, imposed by the Cayman Islands, Hong Kong, United Kingdom, Macau, United States or any other relevant jurisdiction, or by any department, agency or other political subdivision or taxing authority thereof, and all interest, penalties or similar liabilities with respect thereto (Taxes), unless deduction or withholding of such Taxes is required by law, in which event the Issuer shall pay such additional amount as shall be required to ensure that the net amount received by the Placement Agent will equal the full amount which would have been received by it had no such deduction or withholding been made.
6.3 Currency Indemnity: United States dollars (the Contractual Currency) is the sole currency of account and payment for all sums payable by the Issuer under or in connection with this Agreement, including damages. If, under any applicable law and whether pursuant to a judgment being made or registered against the Issuer or for any other reason, any payment under or in connection with this Agreement is made or falls to be satisfied in a currency (the other currency) other than the Contractual Currency then, to the extent that the payment (when converted into the Contractual Currency at the rate of exchange on the date of payment or, if it is not practicable for the Placement Agent to purchase the Contractual Currency with the other currency on the date of payment, at the rate of exchange as soon thereafter as it is practicable for it to do so or, in the case of a liquidation, insolvency or analogous process of the Issuer, at the rate of exchange on the latest date permitted by applicable law for the determination of liabilities in such liquidation, insolvency or analogous process)
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actually received by the Placement Agent falls short of the amount due under the terms of this Agreement, the Issuer shall as a separate and independent obligation, indemnify and hold harmless the Placement Agent against the amount of such shortfall. For the purpose of this Clause 6, rate of exchange means:
(a)	the Applicable Exchange Rate where the currencies involved are Hong Kong dollars and United States dollars; or
(b)	in any other case, the rate at which the Placement Agent are able on the relevant date in Hong Kong to purchase the Contractual Currency with the other currency, and, in each case, shall take into account any premium and other related costs. The above indemnities shall constitute obligations of the Issuer separate and independent from its obligations under the provisions of this Agreement and shall apply irrespective of any indulgence granted by the Placement Agent from time to time and shall continue in full force and effect notwithstanding the judgment or filing of any proof or proofs in any bankruptcy, insolvency or liquidation of the Issuer for a liquidated sum or sums in respect of amounts due under this Agreement.
7. Closing
At 4:00 pm (Hong Kong time) on 4 September 2009 (or such other time or date as the Issuer and the Placement Agent shall agree) (the Closing Date) and without prejudice to Clause 9.2, the Issuer will issue the Bonds and procure the entry in the register of Bondholders of the names of the persons designated by the Placement Agent to be the holders of the Bonds and will deliver to the Placement Agent or its order in such place as the Placement Agent may require the Certificates duly executed and authenticated representing the aggregate principal amount of the Bonds provided that the Issuer shall not be obligated to issue Bonds to any person identified by the Placement Agent to be a registered holder of Bond on the Closing Date unless:
(i)	the Issuer has received from the Placement Agent an undertaking in the form set out in Schedule 3 duly executed by such person; and
(ii)	such person and its Affiliate is not engaged in any business activity that competes with the business of the Issuer and the Restricted Subsidiaries and the subscription of the Bonds by such person would not, in the reasonable opinion of the Issuer, have a material adverse effect on the Issuer’s or any Restricted Subsidiary’s ability to comply with applicable gaming regulatory requirements.
Against such delivery the Placement Agent will pay or cause to be paid to the Issuer the net subscription moneys being the issue price of 100.00 per cent. of the aggregate principal amount of the Bonds fully subscribed less the Placement Fee and the costs and expenses payable by the Issuer under Clause 6. Such payment shall be made in United States dollars in immediately available settlement funds for value on the Closing Date to such United States dollar account as shall have been notified by the Issuer to the Placement Agent not later than five days prior to the Closing Date, and
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evidence of such payment shall take the form of a confirmation from the paying bank that it has made such payment.
8. Conditions Precedent
The obligation of the Placement Agent to use reasonable endeavours to locate subscribers for the Bonds pursuant to Clause 1 above is subject to the following conditions precedent:
8.1 Execution of other Contracts: the other Contracts, each in a form and substance satisfactory to the Placement Agent, shall have been executed by all parties thereto on or prior to the Closing Date;
8.2 Legal Opinions and other documents: on or prior to the Closing Date, there shall have been delivered to the Placement Agent, each in a form and substance satisfactory to the Placement Agent:
(a)	a legal opinion, dated the Closing Date of Walkers, in their capacity as legal advisers to the Issuer as to Cayman Islands law;
(b)	a legal opinion, dated the Closing Date of Conyers, Dill and Pearman, in their capacity as legal advisers to the Placement Agent as to Cayman Islands law;
(c)	a legal opinion, dated the Closing Date of Freshfields Bruckhaus Deringer, in their capacity as legal advisers to the Placement Agent as to English law and an opinion, dated the Closing Date of Freshfields Bruckhaus Deringer, to the effect that the issue of the Bonds and Warrants does not conflict with the Credit Agreement;
(d)	an opinion, dated the Closing Date of Freshfields Bruckhaus Deringer, in their capacity as legal advisers to the Placement Agent as to an exemption from the registration requirements of the Securities Act;
(e)	a legal opinion, dated the Closing Date of Leonel Alves’ Law Firm;
(f)	a copy of the letter(s) issued or to be issued by the government of Macau to the effect that:
(i)	the development period of the parcel of land constituting Site 3 shall be extended on terms reasonably satisfactory to the Placement Agent; and
(ii)	the government of Macau or other authority of Macau will not forfeit the parcels of land constituting Site 1 and/or Site 2 (or any property erected thereon) in the event that the Issuer and its Subsidiaries shall fail to develop the parcel of land constituting Site 3 within the specified development period (as extended); and
(g)	a certified copy of:
(i)	the board resolutions and shareholders’ resolutions of the Issuer approving the issue of the Bonds and, in the circumstances
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contemplated by the Terms and Conditions, the Warrants, and the execution, delivery and performance of the Contracts to which it is a party, in form and substance reasonably satisfactory to the Placement Agent;
(ii)	the board resolutions and shareholders’ resolutions of Sands China approving:
(A)	the issue of the Shares upon exchange of the Bonds or exercise of the Warrants; and
(B)	the execution, delivery and performance of the Contracts to which it is a party, in form and substance reasonably satisfactory to the Placement Agent;
(iii)	the board resolutions of each of:
(A)	Venetian Venture Development Intermediate Limited;

(B)	Venetian Macau Limited;

(C)	Venetian Cotai Limited;

(D)	VML US Finance LLC; and

(E)	Venetian Macau Finance Company,
approving the execution, delivery and performance of the Deed of Subordination, in form and substance reasonably satisfactory to the Placement Agent;
(iv)	the board resolutions of the Subordinated Creditors (other than the Parent) approving the execution, delivery and performance of the Deed of Subordination, in form and substance reasonably satisfactory to the Placement Agent;
(v)	a certificate signed by the company secretary of the Parent confirming that the execution, delivery and performance of the Deed of Subordination by the Parent has been authorised and approved by the board of directors of the Parent, in form and substance reasonably satisfactory to the Placement Agent;

(vi)	the shareholders’ resolutions of each of:
(A)	Cotai Ferry Company Limited;

(B)	Venetian Orient Limited;

(C)	Venetian Retail Limited;
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(D)	Venetian Travel Limited;

(E)	Venetian Macau Finance Company; and

(F)	Venetian Venture Development Intermediate Limited,
approving the execution, delivery and performance of the Deed of Subordination, in form and substance reasonably satisfactory to the Placement Agent;
(vii)	the memorandum and articles of association of the Issuer; and
(viii)	the memorandum and articles of association of Sands China.
8.3 No Default: there is no “Event of Default” under (and as defined in) the Credit Agreement and its related guarantee and security documents;
8.4 Representations and Warranties: as of the Closing Date (i) the representations and warranties of the Issuer herein shall be true, accurate and correct in all respects at, and as if made on, the Closing Date (or, if a representation or warranty is made as of a specified date, such representation or warrant shall be true, accurate and correct as of such specified date); (ii) the Issuer shall have performed all of their respective obligations hereunder expressed to be performed on or before the Closing Date; and (iii) there shall have been delivered to the Placement Agent certificates (in the form attached as Schedule 2), dated as of the Closing Date, of a director of the Issuer to such effect;
8.5 No Material Adverse Change: as of the Closing Date there shall not have occurred any change in the condition (financial or otherwise), management, operations, stockholders’ equity, general affairs, business or trading position or properties of the Issuer and its Material Subsidiaries, taken as a whole, which, in the sole opinion of the Placement Agent:
(a)	is material and adverse in the context of the Offering; or
(b)	makes it impracticable, inadvisable or inexpedient to market the Bonds on the terms and in the manner contemplated herein;
8.6 Due Diligence: the Placement Agent shall have been reasonably satisfied with the results of its due diligence investigations on the Issuer and its Subsidiaries;
8.7 No Rating Downgrade: on or after the date of this Agreement, no rating agency having downgraded, nor given notice or made any public announcement of (i) any intended or potential downgrading of, or (ii) any review or surveillance with negative implications of, the rating accorded to any other debt securities of Sands China, the Issuer, or any other Subsidiary of the Issuer;
8.8 Completion of Step 1 of the Pre-IPO Restructuring: on or prior to the Closing Date, Venetian Venture Development Intermediate I shall have transferred:
(a)	100% of the issued share capital in Cotai Waterjets (HK) Limited; and
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(b)	100% of the issued share capital in CotaiJet Holdings (II) Limited, to Venetian Venture Development Intermediate Limited; and
8.9 First Parent Letter of Credit: on or prior to the Closing Date, the Issuer shall have delivered (or caused to be delivered) the First Parent L/C to the Trustee.
9. Termination
9.1 Placement Agent’s Ability to Terminate: Notwithstanding anything contained herein, the Placement Agent may, by notice to the Issuer given at any time prior to payment of the net subscription monies for the Bonds to the Issuer, terminate this Agreement in any of the following circumstances:
(a)	there develops, occurs or comes into force, in the sole opinion of the Placement Agent:
(i)	any new law or regulation or any change or development involving a change in existing laws or regulations which in the sole opinion of the Placement Agent has or is likely to have a material adverse effect on the financial position of the Issuer and its Material Subsidiaries as a whole; or
(ii)	any change (whether or not permanent) or development (whether or not permanent) in local, national or international monetary, economic, financial, political or military conditions or securities market conditions or currency exchange rates or foreign exchange rates or foreign exchange controls which, in the sole opinion of the Placement Agent, is or would be materially adverse to the success of the Offering, the distribution of the Bonds or dealings in the Bonds in the secondary market or makes it impracticable or inadvisable or inexpedient to proceed therewith; or
(iii)	a general moratorium on commercial banking activities in Hong Kong, London or New York declared by the relevant authorities or a material disruption in commercial banking or securities settlement or clearance services in Hong Kong, the People’s Republic of China, the United Kingdom or the United States; or
(iv)	a change or development in taxation adversely affecting the Issuer, any Material Subsidiary, the Bonds or the transfer thereof in accordance with the Terms and Conditions; or
(v)	any event or series of events (including the occurrence of any local, national or international outbreak or escalation of disaster, hostility, insurrection, armed conflict, act of terrorism, calamity, act of God or epidemic) which in the sole opinion of the Placement Agent is or would be materially adverse to the success of the Offering, the distribution of the Bonds or dealings in the Bonds in the secondary
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market or makes it impracticable or inadvisable or inexpedient to proceed therewith; or
(vi)	any moratorium, suspension or material restriction or limitation on trading in shares or securities generally on the Hong Kong Stock Exchange, the London Stock Exchange, the New York Stock Exchange or Nasdaq due to exceptional financial circumstances or otherwise at any time prior to the Closing Date; or
(b)	any breach of any of the representations, warranties and undertakings by the Issuer set out in Clause 3 or Clause 4 comes to the knowledge of the Placement Agent or any event occurs or any matter arises on or after the date hereof and prior to which if it had occurred or arisen before the date hereof would have rendered any of such representations, warranties and undertakings untrue or incorrect in any respect or any material failure to perform any of the covenants, obligations or agreements of the Issuer, any Subsidiary of the Issuer or any Subordinated Creditor in any Contract; or
(c)	commencement by any regulatory or political body or organisation of any action against any director of the Issuer or any Material Subsidiary or an announcement by any regulatory or political body or organisation that it intends to take any such action which in the opinion of the Placement Agent is or would be materially adverse to the success of the Offering, the distribution of the Bonds or dealings in the Bonds in the secondary market or makes it impracticable or inadvisable or inexpedient to proceed therewith; or
(d)	if any of the conditions specified in Clause 8 have not been satisfied or waived by the Placement Agent on or prior to the Closing Date.
9.2 Issuer’s Ability to Terminate: Subject to Clause 9.3 below, notwithstanding anything contained herein, the Issuer may, by notice to the Placement Agent given at the Closing Date, to terminate this Agreement if less than US$400,000,000 in aggregate principal amount of Bonds are fully subscribed at an issue price of 100% of the principal amount of each Bond at the Closing Date.
9.3 Consequences of Termination: Upon such notice being given by the Placement Agent in accordance with Clause 9.1 or the Issuer in accordance with Clause 9.2, as the case may be, this Agreement shall terminate and be of no further effect and no party shall be under any liability to any other in respect of this Agreement, except:
(a)	for obligations and liabilities that have accrued prior to or upon such termination in accordance with the terms of this Agreement; and
(b)	the Issuer shall remain liable for the payment of all reasonable and documented costs and expenses referred to in Clause 6 and for any obligation to any Indemnified Party arising pursuant to Clause 3.4.
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10. Survival of Representations and Obligations
Each party hereto shall remain liable for its representations, warranties, agreements, undertakings and indemnities given herein notwithstanding completion of the arrangements for the placing and issue of the Bonds, the delivery of the Bonds to the purchasers thereof and the payment for the Bonds by such purchasers and:
(a)	with respect to the warranties, undertakings and indemnities given herein by the Issuer, notwithstanding any due diligence investigation made by or on behalf of the Placement Agent or its actual or constructive knowledge of the matters referred to therein; and
(b)	with respect to the warranties, undertakings and indemnities given herein by the Placement Agent, notwithstanding any investigation made by or on behalf of the Issuer or its actual or constructive knowledge of the matters referred to therein.
11. Selling Restrictions
No action to permit public offering
11.1 The Placement Agent acknowledges that no action has been or will be taken in any jurisdiction by the Issuer or any Subsidiary of the Issuer that would permit a public offering of the Bonds, the Warrants or the New Shares, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required. The Placement Agent represents that it has not offered or sold the Bonds, the Warrants or the New Shares in any jurisdiction other than the United States, United Kingdom, Hong Kong, the Republic of Korea, Singapore, the European Economic Area, Malaysia, Cayman Islands and the People’s Republic of China. The Placement Agent represents that it has not and will not take any action that would permit a public offering of the Bonds, the Warrants or the New Shares, or possession or distribution of any offering material in relation thereto, in any country or jurisdiction where action for that purpose is required.
United States
11.2 The Bonds, the Warrants and the New Shares have not been and will not be registered under the Securities Act and may not be offered or sold within the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act. The Placement Agent represents that it has not offered or sold, and will not offer or sell, the Bonds, the Warrants or New Shares, except in accordance with Rule 903 of Regulation S under the Securities Act or, within the United States, to a limited number of “accredited investors” (as defined in Rule 501(a) under the Securities Act). Accordingly, the Placement Agent represents and agrees that neither it, its affiliates nor any persons acting on its or their behalf have engaged or will engage in (i) any “directed selling efforts” (as defined in Regulation S) with respect to the Bonds, the Warrants or the New Shares or (ii) any form of “general solicitation or general advertising” (within the meaning of Rule 502(c) under the Securities Act) with respect to the Bonds, the Warrants or the New Shares.
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United Kingdom
11.3 The Placement Agent represents that:
(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the FSMA)) received by it in connection with the issue or sale of any Bond, Warrant or New Share in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Bonds, the Warrants and the New Shares in, from or otherwise involving the United Kingdom.
Hong Kong
11.4 The Placement Agent represents that:
(a)	it has not offered or sold, and will not offer or sell, in Hong Kong by means of any document, any Bonds, Warrants or New Shares other than (i) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance, or (ii) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and
(b)	it has not issued or had in its possession for the purposes of issue and will not issue or have in its possession for the purposes of issue any advertisement, invitation or document relating to the Bonds, the Warrants or the New Shares, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to Bonds, Warrants or New Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) and any rules made thereunder.
Korea
11.5 The Placement Agent acknowledges that the Bonds, Warrants and New Shares have not been and will not be registered under the Financial Investment Services and Capital Markets Act of the Republic of Korea and the regulations thereunder. The Placement Agent represents that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell, the Bonds, the Warrants or the New Shares in the Republic of Korea or to, or for the account or benefit of, any resident of the Republic of Korea (as defined under the Foreign Exchange Transaction Law of Korea and its Enforcement Decree) or to others for re-offering or re-sale, directly or indirectly, in the Republic of Korea or to, or for the account or benefit of, any resident
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of the Republic of Korea, except as otherwise permitted by applicable Korean laws and regulations.
Singapore
11.6 The Placement Agent acknowledges that none of the Bonds, the Warrants or the New Shares will be registered with Monetary Authority of Singapore. The Placement Agent represents that it has not circulated or distributed and will not circulate or distribute any document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Bonds, the Warrants or the New Shares and it has not offered or sold, or make subject of an invitation for subscription or purchase and it will not offer or sell or make subject of an invitation for subscription or purchase, whether directly or indirectly, the Bonds, the Warrants or the New Shares to persons in Singapore other than (a) to an institutional investor or other person specified under Section 274 of the Securities and Futures Act (Chapter 289 of Singapore, the Securities and Futures Act); (b) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the Securities and Futures Act; or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act.
Where the Bonds, the Warrants or the New Shares are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:
(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)), the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or
(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an accredited investor, the shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest, however described, in that trust shall not be transferable for six months after that corporation or that trust has acquired the Bonds pursuant to an offer made under Section 275 of the Securities and Futures Act except:
(i)	to an institutional investor (for corporations, under Section 274 of the Securities and Futures Act) or to a relevant person defined in Section 275(2) of the Securities and Futures Act, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights or interest are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the Securities and Futures Act;
(ii)	where no consideration is or will be given for the transfer; or
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(iii)	where the transfer is by operation of law.
European Economic Area
11.7 In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), the Placement Agent represents that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of the Bonds, the Warrants or the New Shares to the public in that Relevant Member State prior to the publication of a prospectus in relation to the Bonds, the Warrants or the New Shares which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive (provided that nothing herein shall oblige the Placement Agent or the Issuer to publish a prospectus in relation to the Bonds, the Warrants or the New Shares), except that it may, with effect from and including the Relevant Implementation Date, make an offer of such Bonds, Warrants or New Shares, as the case may be to the public in that Relevant Member State at any time:
(a)	to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;
(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;
(c)	to fewer than 100 natural or legal persons other than qualified investors as defined in the Prospectus Directive; or
(d)	in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.
For the purposes of this Clause 11.7, the expression an offer of Bonds to the public in relation to any Bonds, Warrants or New Shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Bonds, the Warrants or the New Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Bonds, the Warrants or the New Shares, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.
Cayman Islands
11.8 The Placement Agent acknowledges that no Bonds, New Shares or Warrants may be offered for subscription or purchase or sold to the public in the Cayman Islands. The Placement Agent represents that it has not offered for subscription or
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purchase or sold, and it will not offer for subscription or purchase or sell, to the public in the Cayman Islands any Bonds, Warrants or New Shares.
Malaysia
11.9 The Placement Agent acknowledges that no prior permission of the Securities Commission of Malaysia under the Capital Markets and Services Act 2007 of Malaysia (the Capital Markets and Services Act) has been or will be obtained for the issue, offer or making available of the Bonds, Warrants or New Shares in Malaysia. The Placement Agent represents that it has not made available, offered for subscription or made any invitation to subscribe for the Bonds, the Warrants or the New Shares, directly or indirectly, to any person in Malaysia other than in compliance with the Capital Markets and Services Act and any other applicable laws or regulations of Malaysia and it has not circulated or distributed and will not circulate or distribute any document relating to the Bonds, the Warrants and New Shares directly or indirectly to any person in Malaysia other than in compliance with the Capital Markets and Services Act and any other applicable laws or regulations of Malaysia.
People’s Republic of China
11.10 The Placement Agent acknowledges that the Bonds, the Warrants and the New Shares are not being offered or sold and may not be offered or sold, directly or indirectly, in the People’s Republic of China (for such purposes, not including Hong Kong, Macau and Taiwan) except as permitted by the securities laws of the People’s Republic of China. The Placement Agent represents that it has not offered or sold and will not offer or sell, directly or indirectly, in the People’s Republic of China (for such purposes, not including Hong Kong, Macau and Taiwan) except as permitted by the securities law of the People’s Republic of China.
12. Assignment
Neither party hereto may assign or transfer any of its rights under this Agreement except with the prior written consent of the other party hereto.
13. Notices
Any notice or notification in any form to be given hereunder may be delivered in person or sent by letter or facsimile transmission addressed to:
(a)	The Issuer: Venetian Venture Development Intermediate II
c/o Walkers Corporate Services Limited, Walker House
87 Mary Street, George Town
Grand Cayman KY1-9005
Cayman Islands
fax: +702 733-5303.
(Attention: Ms. Bonnie Bruce)

(b)	The Placement Agent: Goldman Sachs (Asia) L.L.C. 68th Floor
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Cheung Kong Center 2 Queens Road Central Hong Kong fax: +852 2978 0440 (Attention: Rita Chan and Ian Fan)
Any such notice shall be served either by hand or by facsimile. Any notice shall be deemed to have been served, if served by hand, when delivered and if sent by facsimile, on receipt of confirmation of transmission.
14. Contracts (Rights of Third Parties) Act 1999
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement except and to the extent (if any) that this Agreement expressly provides for such Act to apply to any of its terms.
15. Governing Law and Jurisdiction
15.1 Governing Law: This Agreement and any non-contractual obligations shall be governed by and construed in accordance with English law.
15.2 Jurisdiction:
(a)	In relation to any disputes arising out of or in connection with this Agreement, including, without limitation, disputes relating to any non-contractual obligations arising out of or in connection with this Agreement (the Proceedings), the Issuer irrevocably submits to the non-exclusive jurisdiction of the courts of England and waives any objection to Proceedings in such courts whether on the grounds that the Proceedings have been brought in an inconvenient forum or otherwise. Nothing in this Clause shall limit the right of the Placement Agent to take Proceedings against the Issuer in any other jurisdiction.
(b)	The Issuer irrevocably appoints The Law Debenture Corporate Services Limited, now at Fifth Floor, 100 Wood Street, London EC2V 7EX, United Kingdom, as its authorised agent for service of process in England. If for any reason such agent shall cease to be such agent for service of process, the Issuer shall forthwith, on request of the Placement Agent, appoint a new agent for service of process in England and deliver to the Placement Agent, a copy of the new agent’s acceptance of that appointment within 15 days, and, failing such appointment within 15 days, the Placement Agent shall be entitled to appoint such a person by notice to the Issuer. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.
16. Entire Agreement
This Agreement constitutes the whole and only agreement between the parties relating to the placing of the Bonds.
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17. Time of the Essence
Any date or period specified in this Agreement may be postponed or extended by mutual agreement among the parties, but as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.
18. Counterparts
This Agreement may be executed in any number of counterparts, and by each party on separate counterparts. Each counterpart is an original, but all counterparts shall together constitute one and the same instrument. Delivery of an executed counterpart signature page of this Agreement by e-mail (PDF) or telecopy shall be as effective as delivery of a manually executed counterpart of this Agreement. In relation to each counterpart, upon confirmation by or on behalf of the signatory that the signatory authorises the attachment of such counterpart signature page to the final text of this Agreement, such counterpart signature page shall take effect together with such final text as a complete authoritative counterpart.
THIS AGREEMENT has been entered into on the date stated at the beginning.
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The Issuer
VENETIAN VENTURE DEVELOPMENT INTERMEDIATE II

By:	/s/ Michael A. Leven
	Name:	Michael A. Leven
	Title:	Director

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The Placement Agent
GOLDMAN SACHS (ASIA) L.L.C.

By:	/s/ Eric Greenberg
	Name:	Eric Greenberg
	Title:	Managing Director

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SCHEDULE 1
TERMS AND CONDITIONS
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Terms and Conditions of the Bonds
The following terms and conditions, subject to amendment, will be printed on the back of the Certificates issued in respect of the Bonds.
The issue of US$600,000,000 Exchangeable Bonds due 2014 (the Bonds) by Venetian Venture Development Intermediate II (the Issuer) was authorised by a resolution of the board of directors of the Issuer passed on 1 September 2009. The Bonds are constituted by a trust deed dated 4 September 2009 (as amended or supplemented from time to time) (the Trust Deed) between the Issuer and Citicorp International Limited as trustee for the holders of the Bonds (the Trustee, which term shall, where the context so permits, include all other persons or companies acting as trustee or trustees under the Trust Deed) as trustee for the holders of the Bonds. The Issuer has also entered into a paying, exchange and transfer agency agreement dated 4 September 2009 (as amended or supplemented from time to time, the Agency Agreement) with, among others, the Trustee, the principal agent, the exchange agents (the Exchange Agents), the paying agents (the Paying Agents), the transfer agents (the Transfer Agents) and the Registrar (as defined below) relating to the Bonds. The statements in these Terms and Conditions of the Bonds (the Conditions) include summaries of, and are subject to, the detailed provisions of the Trust Deed and the Agency Agreement (including the definitions used therein). The Bondholders are entitled to the benefit of the Trust Deed and are bound by, and are deemed to have notice of, all the provisions of the Trust Deed and the Agency Agreement. In the event of any inconsistency between the terms of the Trust Deed and these Terms and Conditions or between the terms of the Trust Deed and the Agency Agreement, the terms of the Trust Deed shall prevail. Copies of the Trust Deed and the Agency Agreement are available for inspection during normal business hours at the principal corporate trust office of the Trustee for the time being at 39th Floor, ICBC Tower, Citibank Plaza, 3 Garden Road, Central, Hong Kong and at the specified offices of the Paying Agents, the Exchange Agents and the Transfer Agents, all as appointed pursuant to the Agency Agreement.
In the Conditions, Bondholder and (in relation to a Bond) holder means the persons in whose name a Bond is registered on the Bond Register (as defined below). Certificate means:
(a)	a Restricted Certificate (as defined in the Trust Deed); or

(b)	a Regulation S Certificate (as defined in the Trust Deed).
1. STATUS
The Bonds constitute direct, unconditional, unsubordinated in right of payment and unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference or priority among themselves and at least equally with all other present and future unsubordinated, unsecured obligations of the Issuer, except as may be required by mandatory provisions of law.
2. FORM, DENOMINATION AND TITLE
2.1 Form and Denomination
The Bonds will be issuable only in registered form and only in denominations of US$250,000 or integral multiples thereof. A Certificate will be issued to each Bondholder in respect of its registered holding of Bonds. Each Bondholder shall be entitled to receive only one Certificate in respect of its entire holding of Bonds. Each Bond and each Certificate will have an identifying number which will be recorded on the relevant Certificate and in the register of
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Bondholders (the Bond Register) which the Issuer will procure to be kept by the registrar appointed pursuant to the Agency Agreement (the Registrar).
Upon issue, the Bonds will be represented by the Certificates that together will represent the aggregate principal amount of the Bonds. Bonds sold in reliance on Section 4(2) of the United States Securities Act of 1933, as amended (the Securities Act), will be represented by the Restricted Certificates. Bonds sold to non-U.S. persons in reliance on Regulation S under the Securities Act will be represented by the Regulation S Certificates.
2.2 Title
The Bonds will be registered instruments, title to which will pass only by registration in the Bond Register. The registered holder of any Bond (except as otherwise required by law) will be treated as the owner for all purposes (whether or not it is overdue and regardless of any notice of ownership, trust or any interest or any writing on, or the theft or loss of, the Certificate issued in respect of it), and neither the Issuer, the Trustee, nor any of the Exchange Agents, the Paying Agents, the Registrar, the Transfer Agents, nor any agent thereof, shall be affected by notice to the contrary.
3. CERTAIN COVENANTS; CERTAIN DEFINITIONS
3.1 Negative Pledge
So long as any of the Bonds remain outstanding (as defined in the Trust Deed), the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution of the Bondholders create or permit to subsist any mortgage, charge, pledge, lien, or other form of encumbrance or security interest (together, Liens) upon the whole or any part of the undertaking, assets, property or revenues of whatever nature, present or future, of the Issuer or any of its Restricted Subsidiaries other than a Permitted Lien. If the Issuer or any of its Restricted Subsidiaries shall create or assume any Lien on the whole of any part of the undertaking, assets, property or revenues of whatever nature, present or future, of the Issuer or any of its Restricted Subsidiaries other than a Permitted Lien, the Issuer shall make or procure to be made effective provision whereby the Obligations will be secured by such Lien equally and rateably with any and all other indebtedness and obligations secured thereby as long as any such indebtedness and obligations shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as:
(a)	a consent by the Bondholders to the creation or assumption of any such Lien which is not a Permitted Lien; and

(b)	creating any obligation enforceable against any Restricted Subsidiary which is a Loan Party.
3.2 Indebtedness
The Issuer shall not, and shall not permit any Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution of the Bondholders directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness other than Permitted Indebtedness provided that the Issuer or any Restricted Subsidiary may incur additional Indebtedness other than Permitted Indebtedness which constitutes:
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(a)	Permitted Subordinated Indebtedness; or
(b)	Indebtedness up to US$700,000,000 which ranks pari passu in right of payment with the Obligations, if, immediately after giving proforma effect to the incurrence of such Indebtedness, the Incurrence Test is satisfied, and provided further that the Issuer or any Restricted Subsidiary may only incur Permitted Indebtedness if, immediately after giving proforma effect to the incurrence of such Permitted Indebtedness, the Consolidated Total Debt on such date is less than or equal to the sum of:
(i)	the amount of Consolidated Total Debt that would produce a Consolidated Leverage Ratio of 6.5:1; and
(ii)	US$800,000,000.
3.3 Contingent Obligations
Subject to Condition 3.19, the Issuer shall not, and shall not permit any other Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution of the Bondholders directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:
(i)	the Issuer or any Restricted Subsidiary may become and remain liable with respect to Contingent Obligations under Hedging Agreements;
(ii)
(A)	the Issuer or any Restricted Subsidiary may become and remain liable with respect to Contingent Obligations for Indebtedness permitted under these Terms and Conditions; and
(B)	the Issuer or any Restricted Subsidiary may guarantee any Indebtedness otherwise permitted under these Terms and Conditions in lieu of incurring such Indebtedness;
(iii)	the Issuer or any Restricted Subsidiary may become and remain liable for customary indemnities under the Project Documents;
(iv)	Investments permitted under these Terms and Conditions to the extent they constitute Contingent Obligations;
(v)	the Issuer or any Restricted Subsidiary may become liable for Contingent Obligations made on behalf of Excluded Subsidiaries and Joint Ventures in an amount not to exceed US$300,000,000 at any time, so long as both before and after giving effect to the incurrence of such Contingent Obligation, no Potential Event of Default or Event of Default has occurred or is continuing; provided that, notwithstanding the foregoing, the Issuer and the Restricted Subsidiaries may not become liable for Contingent Obligations made on behalf of Joint Ventures in excess of US$50,000,000 in aggregate;
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(vi)	Contingent Obligations for reimbursement of the Concession Guarantor or other guarantors of payment under the Land Concession Guaranty and/or Gaming Concession Guaranty;
(vii)	the Issuer or any Restricted Subsidiary may become and remain liable with respect to other Contingent Obligations, provided that the maximum aggregate liability, contingent or otherwise, of the Issuer or any Restricted Subsidiaries in respect of all such Contingent Obligations shall at no time exceed US$25,000,000; and
(viii)	the Issuer or any Restricted Subsidiary may become and remain liable with respect to Contingent Obligations made on behalf of Affiliates of the Issuer or any Restricted Subsidiary (other than any other Restricted Subsidiary), provided that (a) such Contingent Obligations support Indebtedness incurred for the purpose of financing the acquisition and/or equipping of ferry vessels to provide ferry services to or from Macau SAR, (b) such Indebtedness is not owed to the Issuer, any Restricted Subsidiary or any Affiliate of them, and (c) the maximum aggregate liability, contingent or otherwise, of the Issuer and the Restricted Subsidiaries in respect of such Contingent Obligations shall at no time exceed US$175,000,000.
3.4 Restricted Payments
The Issuer shall not, and shall not permit any Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution of the Bondholders directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except Restricted Payments referred to below:
(i)	the Issuer and the Restricted Subsidiaries may redeem or repurchase any equity interests in the Issuer or any Restricted Subsidiary held by minority shareholders or any Indebtedness of the Issuer and the Restricted Subsidiaries to the extent such ownership by minority shareholders is no longer required by any legal requirement imposed by Macau SAR or any applicable gaming authority in order to preserve a Gaming License;
(ii)	if, during any taxable year, the Parent (or any member of the consolidated group of which the Parent is the common parent) has Section 951(a) Income, the Issuer may make cash distributions to its common shareholders, in an annual aggregate amount not to exceed (A) the amount of U.S. Federal income tax payments made by the Parent (or any member of the consolidated group of which the Parent is the common parent) in respect of Section 951(a) Income for the corresponding taxable year, net of (B) applicable federal income credits and/or deductions available to the Parent and any member of the consolidated group of which the Parent is the common parent attributable to the operations of the Issuer and the Restricted Subsidiaries (any such distributions referred to herein as a Tax Distribution); provided that such Tax Distributions shall be made during the 30-day period preceding the due date for the filing of any tax return with respect to which the Parent (or any member of the consolidated group of which the Parent is the common parent) is required to make a payment described in this Condition 3.4(ii);
(iii)	the Issuer may make Restricted Payments to Restricted Subsidiaries and the Restricted Subsidiaries may make Restricted Payments to the Issuer or another Restricted Subsidiary;
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(iv)	to the extent such payments would be Restricted Payments, the Issuer or any Restricted Subsidiary may make regularly scheduled or required payments to Macau SAR pursuant to the Gaming Concession Contract and any Land Concession Contract in accordance with the terms thereof as such are in effect on the date or as amended pursuant to the terms hereof;
(v)	VML may make payments of interest as and when due and payable (by capitalising such interest, or, so long as no Event of Default or Potential Event of Default shall have occurred and be continuing, with respect to up to US$115,000,000 in principal amount of VVDIL Intercompany Debt in cash) pursuant to the terms of such VVDIL Intercompany Debt;
(vi)	the Issuer or any Restricted Subsidiary may reimburse its Affiliates for any payments made by such Affiliates for costs incurred by the Issuer or such Restricted Subsidiary after the Closing Date for the development of any Project;
(vii)	(i) so long as no Potential Event of Default or Event of Default shall have occurred and be continuing and (ii) the Consolidated Leverage Ratio is less than or equal to 5.5 to 1.0, the Issuer and the Restricted Subsidiaries may make Restricted Payments in an unlimited amount; and
(viii)	so long as no Potential Event of Default or Event of Default shall have occurred and be continuing after giving pro forma effect to such Restricted Payment, the Issuer may make Restricted Payments with the proceeds of issue of the Bonds.
3.5 Restriction on Fundamental Changes; Asset Sales
Subject to Condition 3.19, the Issuer shall not, and shall not permit any Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution (as defined in the Trust Deed) of the Bondholders alter the corporate, capital or legal structure (except with respect to changes in capital structure to the extent a Change of Control does not occur as a result thereof) of the Issuer and any Restricted Subsidiary, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, abandon, lease or sub-lease (as lessor or sublessor), license or sublicense, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned, leased, licensed or hereafter acquired (other than inventory or goods in the ordinary course of business), except:
(i)	the Issuer and the Restricted Subsidiaries may dispose of obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Issuer and the Restricted Subsidiaries in each case to the extent in the ordinary course of business;

(ii)	the Issuer and the Restricted Subsidiaries may incur Liens permitted under Condition 3.1;

(iii)	the Issuer and the Restricted Subsidiaries may have an Event of Loss;
(iv)	(a) the Restricted Subsidiaries may issue Equity Securities to the Issuer or to any other Restricted Subsidiary; and (b) without prejudice to Condition 3.2, Sands China may issue Equity Securities in connection with or contemplated by or to facilitate the Qualified IPO (including, without limitation, issuing such Equity Securities to the Issuer);
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(v)	the Issuer and any Restricted Subsidiary may (a) enter into leases or licenses to use in the ordinary course of business with respect to any space (including any “complementary accommodations”) on or within a Project or (b) be a party to any lease or license to use in effect on the Closing Date; provided that, in each case, (1) no Event of Default or Potential Event of Default shall exist and be continuing at the time of such lease or license to use or would occur after or as a result of entering into such lease or license to use (or immediately after any renewal or extension thereof at the option of the Issuer and the Restricted Subsidiaries), (2) such lease or license to use will not materially interfere with, impair or detract from the operation of the business of the Issuer and the Restricted Subsidiaries, (3) such lease or license to use is at a fair market rent or value (in light of other similar or comparable prevailing commercial transactions) and contains such other terms such that the lease or license to use, taken as a whole, is commercially reasonable and fair to the Issuer and the Restricted Subsidiaries in light of prevailing or comparable transactions in other casinos, hotels, hotel attractions, convention centers or shopping venues or other applicable venues, (4) no gaming or casino operations may be conducted on any space that is subject to such lease or license to use other than by VML and only in accordance with the Gaming Concession Contract and all other applicable legal requirements, and (5) no lease may provide that the Issuer and the Restricted Subsidiaries may subordinate their fee, condominium or leasehold interest to any lessee or any party financing any lessee (other than lenders financing residential interests in complementary accommodations, to the extent of the interest being financed);
(vi)	any Restricted Subsidiary may be merged with (or liquidated into) the Issuer or any other Restricted Subsidiary;
(vii)	(a) subject to Condition 3.5(v)(4), the Issuer and the Restricted Subsidiaries may sell, lease, license or otherwise transfer assets to any other Restricted Subsidiary or the Issuer, as applicable, and (b) the Issuer and the Restricted Subsidiaries may sell, lease, license or otherwise transfer assets pursuant to a Permitted Investment;
(viii)	the Issuer and the Restricted Subsidiaries may license or sublicense trademarks and trade names in the ordinary course of business;
(ix)	the Issuer and the Restricted Subsidiaries may enter into licenses and sublicenses of intellectual property in the ordinary course of business;
(x)	the Issuer and the Restricted Subsidiaries may sell receivables for fair market value in the ordinary course of business;
(xi)	any Restricted Subsidiary (or the Issuer) that holds direct equity interests in a Cotai Strip Excluded Subsidiary may sell or transfer (a) up to 10% in the aggregate of the equity interests in such Cotai Strip Excluded Subsidiary to the current or intended operator or joint developer of the associated Excluded Casino Hotel Resort (the Permitted 10% Equity Sale); provided that such sale may be made only with respect to one Cotai Strip Excluded Subsidiary which is either developing Site 5 or Site 6 (but not both), and (b) up to 49% (when aggregated with the Permitted 10% Equity Sale) in the aggregate of the equity interests in such Cotai Strip Excluded Subsidiary to any other Person (the Permitted VOL Equity Sale);
(xii)	the Cotai Subsidiary may, following the execution of a Casino Operation Land Concession Contract between Macau SAR and the Cotai Subsidiary, sell, transfer, assign or sublease or license to use such Casino Operation Land Concession Contract
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to a developer or other Person (provided that the terms and conditions of such sale include (a) the full release of any further obligations of the Issuer or any Restricted Subsidiary pursuant to or under such Casino Operation Land Concession Contract (except for customary or other reasonably appropriate indemnities, in each case with respect to title representations, and except for obligations arising by law relating to VML’s operation or potential operation of any casino or gaming area to be developed on the Site subject to such Casino Operation Land Concession Contract or VML’s ownership of the casino/showroom/retail “shell” on such Site and the “air parcel” within such shell), and (b) a sale price (or other cash reimbursement mechanism) payable by such purchaser in cash, simultaneously with such transfer, in an amount at least equal to all amounts previously expended by the Issuer and any Restricted Subsidiary with regard to such Casino Operation Land Concession Contract and all costs previously expended by the Issuer and any Restricted Subsidiary with respect to the development of the associated property, other than permitting fees, attorneys’ fees and expenses, architects’ fees and expenses and other similar fees and expenses in an aggregate amount of less than US$5,000,000) to allow such developer or other Person to build, develop, own and operate an Other Resort Project;
(xiii)	the Issuer and the Restricted Subsidiaries may sell or otherwise dispose of assets in transactions that do not constitute Asset Sales due to clause (iii) in the parenthetical clause of the definition thereof;
(xiv)	subject to Condition 3.8, the Issuer and the Restricted Subsidiaries may make Asset Sales of assets having a fair market value not in excess of US$25,000,000 in the aggregate; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof in the judgment of the Issuer; and (2) at least 75% of the consideration received shall be cash or cash equivalents;
(xv)	the Cotai Subsidiary may transfer immaterial portions of any Site to the government of Macau SAR (so long as such transfer does not impair in any material way the ability of the Issuer and the Restricted Subsidiaries to construct, develop, open, manage and/or operate any active Project) upon the written request of the government of Macau SAR and its stated intent to use such portions in connection with infrastructure, roadway, utility easement, or other “public works” purposes;
(xvi)	the Issuer and the Restricted Subsidiaries may transfer any assets leased or acquired with proceeds of any financing permitted under these Terms and Conditions and secured by a Permitted Lien to the lender or lessor providing such financing upon default, expiration or termination of such financing;
(xvii)	the Issuer or the Cotai Subsidiary may transfer its rights pursuant to a Far East Agreement to a third party or Excluded Subsidiary;
(xviii)	the Issuer and the Restricted Subsidiaries may (i) sell or abandon immaterial assets not necessary for the development, construction, operation or maintenance of any active Project and (ii) abandon a Secondary Project and sell, abandon or otherwise dispose of any assets no longer needed in connection with a Secondary Project that has been abandoned in accordance with the terms of the Disbursement Agreement;
(xix)	either or both Immaterial Subsidiaries may be dissolved, liquidated or wound-up; provided that prior to such event, any assets held by the entity to be so dissolved, liquidated or wound up are distributed to the Issuer or any Restricted Subsidiary, and that no such event shall cause the equity interests in any surviving Restricted
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Subsidiary to be less than wholly-owned by the Issuer and/or another Restricted Subsidiary;
(xx)	the Issuer and the Restricted Subsidiaries may sell or transfer assets pursuant to a sale-leaseback transaction permitted by Condition 3.6;
(xxi)	the Issuer or any Restricted Subsidiary may sell its interest in a Joint Venture or a Supplier Joint Venture or in an Additional Development Excluded Subsidiary;
(xxii)	the Issuer or any Restricted Subsidiary may make Permitted Asset Dispositions; provided that:
(A)	no Event of Default or Potential Event of Default shall exist and be continuing at the time of the consummation of such Permitted Asset Disposition or would occur as a result thereof;
(B)	the Trustee and the Administrative Agent under the Credit Agreement shall have received evidence that reciprocal easement arrangements, condominium by-laws or deeds of mutual covenant, shall have been entered into between the Issuer and Restrictive Subsidiaries on one hand and the purchaser of such Project on the other hand;
(C)	the Trustee shall have received a certificate of VML that such Permitted Asset Disposition will not (other than to a de minimis extent) increase the risk of any loss of or reversion under the Gaming Concession Contract or any relevant Land Concession Contract; and
(D)	in the case of Permitted Asset Dispositions comprising any portion of the Venetian Macao Overall Project or the Four Seasons Macao Overall Project (1) such sale could not reasonably be expected to materially adversely impact the ability of VML to obtain, or the timing of VML’s receipt of, (x) an occupation certificate regarding such Projects or (y) the final registration of the Venetian Macao Land Concession Contract and (2) except in the case of a Permitted Asset Disposition consisting of a sale of the Four Seasons Macao Mall or the Venetian Macao Mall or any complementary accommodations, there shall be no remaining material obligations necessary to be fulfilled in order to obtain a final registration of the Venetian Macao Land Concession Contract (other than obligations the satisfaction of which are not affected by the lack of ownership or possession of the assets sold in such Permitted Asset Disposition);
(xxiii)	the Cotai Subsidiary may sell construction equipment having a fair market value not in excess of US$25,000,000 in the aggregate;
(xxiv)	as permitted under these Terms and Conditions or the Credit Agreement or its related security documents (for this purpose, disregarding any amendment, restatement or supplement to the Credit Agreement or its related security documents entered into on or after the date of the Placing Agreement); and
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(xxv)	the Issuer and the Restricted Subsidiaries may sell or transfer assets (including equity interests in Excluded Subsidiaries) pursuant to any corporate reorganisation or restructuring required or necessary in connection with or contemplated by or to facilitate the Qualified IPO.
3.6 Sales and Lease-Backs
Subject to Condition 3.19, the Issuer shall not, and shall not permit any Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution of the Bondholders, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an operating lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which any of the Issuer and the Restricted Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (ii) which any of the Issuer and the Restricted Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Issuer or such Restricted Subsidiaries to any Person in connection with such lease, except that any the Issuer or any Restricted Subsidiary may enter into sale-leaseback transactions:
(a)
(i)	with assets of a type or types otherwise permitted to be financed under these Terms and Conditions; and
(ii)	in an aggregate principal amount with respect to any such lease at any one time outstanding, taken together with all Shareholder Subordinated Indebtedness and the sale-leaseback transactions permitted under sub-clause (b) below (without duplication) not to exceed US$500,000,000; or
(b)	which are permitted under the Credit Agreement (for this purpose, disregarding any amendment, restatement or supplement to the Credit Agreement entered into on or after the date of the Placing Agreement).
3.7 Transactions with Shareholders and Affiliates
Subject to Condition 3.19, the Issuer shall not, and shall not permit any Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with the Issuer or with any Affiliate of the Issuer, except that the Issuer and the Restricted Subsidiaries may enter into and permit to exist:
(i)	transactions that are on terms that are not less favourable to the Issuer and the Restricted Subsidiaries than those that might be obtained at the time from Persons who are not such an Affiliate if the Issuer has delivered to the Trustee a certificate executed by two directors of the Issuer certifying that such transaction complies with Condition 3.7 and a board resolution of the Issuer or the relevant Restricted Subsidiary, approving such transaction;
(ii)	transactions in effect on the Closing Date that are either:
(A)	required by the Listing Rules; or
(B)	on terms which are not less favourable than arm’s length terms,
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and any replacement or extension of such transactions;
(iii)	any employment, compensation, indemnification, noncompetition or confidentiality agreement or arrangement entered into by any of the Issuer and the Restricted Subsidiaries with its employees or directors in the ordinary course of business or as approved by a majority of the members of the board of directors of such Restricted Subsidiary or the Issuer in its reasonable determination;
(iv)	transactions between or among the Issuer and the Restricted Subsidiaries not otherwise expressly prohibited under these Terms and Conditions and the Trust Deed;
(v)	Shareholder Subordinated Indebtedness;
(vi)	issuances of Equity Securities by the Issuer and the Restricted Subsidiaries as permitted under these Terms and Conditions and the Trust Deed;
(vii)	Contingent Obligations permitted by Condition 3.3 and Restricted Payments and Permitted Investments permitted by Condition 3.4;
(viii)	(i) license agreements with an Excluded Subsidiary (including licenses permitting an Excluded Subsidiary to use intellectual property of the Issuer or any Restricted Subsidiaries) and (ii) any other agreements with an Excluded Subsidiary not specifically prohibited by the Terms and Condition, provided the terms of such other agreement under clause (ii) or any amendment to such agreement are no less favourable to the Issuer and the Restricted Subsidiaries than those that would have been obtained in a comparable transaction by the Issuer or any Restricted Subsidiaries with an unrelated Person;
(ix)	any agreement not specifically prohibited under these Terms and Conditions and the Trust Deed by an Excluded Subsidiary to pay management fees to the Issuer or any Restricted Subsidiaries directly or indirectly;
(x)	transactions permitted by Condition 3.5;
(xi)	purchases of materials or services from a Supplier Joint Venture by the Issuer or any Restricted Subsidiaries in the ordinary course of business on arm’s length terms;
(xii)	shared services arrangements and/or agreements among the Issuer and the Restricted Subsidiaries, Cotai Strip Excluded Subsidiaries, Additional Development Excluded Subsidiaries, and/or owners, developers or managers of the Other Resort Projects, so long as the liabilities and obligations of any of the Issuer and the Restricted Subsidiaries thereunder are on commercially reasonable terms and do not represent more than the pro rata share of the Issuer and the Restricted Subsidiaries of the services provided as determined by the Issuer and the Restricted Subsidiaries and certified to the Trustee in writing by a director of the Issuer;
(xiii)	the contemplated purchase by the Issuer of the casino “shell” within any Other Resort Project, the operation of which casino is intended to comprise a Casino Operation Project;
(xiv)	Investments in, and licenses and other agreements with, Joint Ventures and Supplier Joint Ventures;
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(xv)	the operation of Excluded Casinos and the contemplated purchase by VML of the Excluded Casinos;
(xvi)	reciprocal easement and other similar agreements (including condominium rules) required to be entered into pursuant to the Credit Agreement and its related security agreements;
(xvii)	the Intellectual Property License Agreement dated 25 May 2006 between, among others, the Parent and VML and the transactions contemplated thereby;
(xviii)	agreements and other arrangements entered into in connection with the Qualified IPO in order to facilitate such Qualified IPO that are either:
(A)	required by the listing rules and procedures of the applicable Qualified Exchange; or
(B)	on terms which are not less favourable than arm’s length terms;
(xix)	the contemplated transfer (the AH Transfer) by VML of all or substantially all of the “apart hotel” tower component of the Four Seasons Macau Resort Project to a wholly-owned Excluded Subsidiary in exchange for such Excluded Subsidiary granting to VML (or being obligated to grant to third parties selected by VML) the “right of use” for each apartment in such tower, provided that the AH Transfer must comply with all of the requirements set forth in Condition 3.5(xxii) above;
(xx) transactions contemplated by each Project Document;
(xxi)	loans or advances to employees of the Issuer or any Restricted Subsidiary permitted under clause (h) of the definition of Permitted Investments;
(xxii)	transactions required or necessary in connection with or contemplated by the Qualified IPO; and
(xxiii)	without duplication with items (i) to (xxii) above, any other transaction that is permitted under subsection 7.10 of the Credit Agreement (for this purpose, disregarding any amendment, restatement or supplement to the Credit Agreement entered into on or after the date of the Placing Agreement).
3.8 Disposal and Issue of Equity Securities
Except in connection with a transaction (including a liquidation, dissolution, conveyance, sale, lease, transfer, or other disposition) permitted by Condition 3.5(iv), (vi), (vii), (xiii), (xxi) or (xxii), the Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution of the Bondholders, directly or indirectly issue, sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other Equity Securities of the Issuer or any of its Restricted Subsidiaries (or any options or other rights to acquire such Equity Securities), except (i) to qualify directors if required by applicable law, (ii) to the extent required by any legal requirement imposed by Macau SAR or the Macau Gaming Authority or any other applicable gaming authority in order to preserve a material Gaming License and (iii) that Sands China may issue shares to the Issuer solely for the purpose of acquiring all or substantially all of the Equity Securities of Venetian Venture Development Intermediate Limited.
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3.9 Conduct of Business
Subject to Condition 3.19, the Issuer shall not, and shall not permit any Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution, engage in any business activity except those business activities engaged in on the Closing Date by such Person and any activity or business incidental, related or similar thereto, or any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto, including any internet gaming, hotel, entertainment, recreation, convention, trade show, meeting, retail sales, leasing, or other activity or business designated to promote, market, support, develop, construct or enhance the casino gaming, hotel, retail and entertainment mall and resort business operated by the Issuer and the Restricted Subsidiaries (including the operation of Excluded Casinos); provided further that no Immaterial Subsidiary shall engage in any developing, operating or maintaining any hotel, casino, entertainment, recreation, convention, trade show, meeting, or retail establishment (including any portion of any Project), nor shall any Immaterial Subsidiary obtain assets (excluding equity interests in the Cotai Subsidiary, and with respect to V-HK Services only, except for amounts held as “front money” for gaming customers) of more than US$25,000,000.
3.10 No Restrictions on Restricted Subsidiary Distributions
The Issuer will not permit any Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution of the Bondholders, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on any of its Equity Securities owned by the Issuer or any other Restricted Subsidiaries, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to the Issuer or any other Restricted Subsidiaries, (iii) make loans or advances to, or Investments in, the Issuer or any other Restricted Subsidiaries, or (iv) transfer any of its property or assets to the Issuer or any other Restricted Subsidiaries, other than in each case (a) as provided under these Terms and Conditions, the Credit Agreement or its related security documents and any Refinancing Indebtedness in respect thereof, in the loan agreement relating to the ferry operations to the extent that the ferries are operated by a Restricted Subsidiary, in any FF&E Facility and related collateral documents and guarantees, or in any Shareholder Subordinated Indebtedness or any Indebtedness permitted pursuant to clause (c), (e) or (j) of the definition of Permitted Indebtedness, (b) by reason of customary non-assignment provisions in leases entered into the ordinary course of business and consistent with past practices and any leases permitted hereunder or the Credit Agreement, (c) purchase money obligations for property or Capital Lease obligations for property or equipment, acquired or leased in the ordinary course of business that impose restrictions of the nature set forth in clause (iv) above on the property so acquired, (d) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements relating to the assets or property of such joint ventures or covered by such joint venture agreements, (e) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business, (f) customary restrictions imposed by asset sale or stock purchase agreements relating to a permitted Asset Sale or other sale of assets by the Issuer or any other Restricted Subsidiaries, (g) with respect to restrictions of the type set forth in clause (iv) above, as set forth in any agreement relating to Indebtedness permitted to be secured by Permitted Liens other than Indebtedness permitted to be incurred pursuant to subsection (g) of the definition of Permitted Indebtedness so long as such restrictions only extend to the assets secured by such Permitted Liens, (i) any encumbrances or restrictions imposed by any amendments, modifications, restatements, renewals, increases, supplements, extensions,
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refundings, replacements or refinancings in whole or in part of the contracts, instruments or obligations referred to in clauses (a) through (g) above (provided, that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer’s management, no more restrictive with respect to such dividend and other payments restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, extension, refunding, replacement or refinancing), or (j) as contained in the Gaming Concession Contract or as otherwise required by any legal requirement of Macau SAR or any gaming authority.
3.11 Fiscal Year
The Issuer shall not, and shall not permit any Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution, amend or alter the end date of their Fiscal Year.
3.12 Winding Up or Dissolution
The Issuer shall not, and shall not permit any Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution, pass any resolution for the winding up or dissolution of the Issuer or any Restricted Subsidiary or undertake any merger, amalgamation, consolidation, reconstruction or liquidation exercise concerning the Issuer or any Restricted Subsidiary.
3.13 Recapitalisation and Redemption of Shares
Subject to Condition 3.19, the Issuer shall not, and shall not permit any Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution, make any redemption of share capital, share premium account or capital redemption reserve of the Issuer or any Restricted Subsidiary.
3.14 Amendment of Rights
The Issuer shall not, and shall not permit any Restricted Subsidiary to, without the approval in writing by Bondholders holding not less than 50% of the principal amount of Bonds outstanding or by an Ordinary Resolution (as defined in the Trust Deed), in any way modify the rights, preference, privileges, benefits or restrictions attached to the Equity Securities of the Issuer or any Restricted Subsidiary.
3.15 Notice of Qualified IPO
The Issuer shall give, and shall procure that Sands China gives:
(i)	notice to the Bondholders pursuant to Condition 15, the Trustee, the Registrar and the Transfer Agents of listing permission in principle or approval in principle being granted in respect of the Qualified IPO and the amount of issued share capital of Sands China immediately before and after such Qualified IPO no later three days after the date on which such permission in principle or approval in principle is granted; and
(ii)	notice to the Bondholders pursuant to Condition 15, the Trustee, the Registrar and the Transfer Agents of the proposed date of the Qualified IPO on the Prospectus Date.
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3.16 Financial Statements and Other Documents
For so long as any Bond remains outstanding, at the request of the Trustee (acting on the instruction of the relevant Bondholder pursuant to the Trust Deed) the Issuer shall provide in accordance with Condition 15, to the relevant Bondholder and the Trustee:
(i)	as soon as the same become available, but in any event within 105 days after the end of each Fiscal Year of the Issuer, the audited consolidated financial statements of the Issuer and the Subsidiaries for that Fiscal Year prepared in accordance with GAAP;
(ii)	as soon as the same become available, but in any event within 60 days after the end of the first half of each Fiscal Year of the Issuer, the unaudited consolidated financial statements of the Issuer and the Subsidiaries for that first half of the Fiscal Year prepared in accordance with GAAP;
(iii)	as soon as the same become available and as permitted by any applicable laws and regulations (including the Listing Rules), all documents, notices and other communications disclosed by Sands China, the Issuer or any Subsidiary of the Issuer to the public in connection with any Qualified IPO or any proposed Qualified IPO; and
(iv)	in the event that the Issuer incurs any Indebtedness after the date on which the Bonds are issued pursuant to the first proviso set forth in Condition 3.2, the Issuer shall provide a certificate demonstrating the Issuer’s compliance with the Incurrence Test, together with supporting calculations, as of the most recent date of determination for: (x) if such date is a Quarterly Date, the Fiscal Quarter ending on such date and each of the three immediately preceding Fiscal Quarters, or (y) if such date is not a Quarterly Date, the four full Fiscal Quarters most recently ended, after giving pro forma effect to the incurrence of any such Indebtedness, as certified by a director or officer of the Issuer; provided that such information shall only be furnished to the Bondholder who provided such information request to the Trustee, it being understood that each document as referred to in sub-clause (i) to (iv) above may contain non-public information in relation to the Issuer and/or any Restricted Subsidiary.
3.17 Parent Letters of Credit
(i)	On or prior to the Closing Date, the Issuer shall deliver (or cause to be delivered) the First Parent L/C to the Trustee.
(ii)	On or prior to the first Interest Payment Date, the Issuer shall deliver (or cause to be delivered) the Second Parent L/C to the Trustee.
3.18 Certain Definitions for the Purposes of these Conditions
Terms not otherwise defined in these Terms and Conditions shall have the meanings set out in Schedule 3.
3.19 Suspension of Certain Covenants Subject to Satisfaction of Leverage Test
If on any date the Consolidated Leverage Ratio is less than or equal to 3.0:1.0, the Issuer and its Restricted Subsidiaries shall not on or after such date be required to comply with the obligations set forth in Conditions 3.3, 3.5, 3.6, 3.7, 3.9 and 3.13.
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3.20 Payments between Restricted Subsidiaries
Nothing in these Terms and Conditions shall be construed to limit the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions on any of its Restricted Subsidiaries’ capital stock owned by another Restricted Subsidiary, (ii) repay or prepay any Indebtedness owed by such Restricted Subsidiary to another Restricted Subsidiary, (iii) make loans or advances to, or investments in, any other Restricted Subsidiary or (iv) transfer any of its property or assets to another Restricted Subsidiary.
4. TRANSFERS OF BONDS; ISSUE OF CERTIFICATES
4.1 Transfers and Register
The Issuer will cause the Bond Register to be kept at the specified office of the Registrar outside of Hong Kong and the United Kingdom and in accordance with the terms of the Agency Agreement, on which shall be entered the names and addresses of the holders of Bonds and the particulars of the Bonds held by them and all transfers of the Bonds.
Subject to Condition 4.4 and the terms of the Agency Agreement, the holder of a Bond may request that such Bond be transferred by delivering to the specified office of the Registrar or any of the other Transfer Agent appointed pursuant to the Agency Agreement:
(i)	the Certificate issued in respect of that Bond accompanied by a form of transfer duly completed and signed;

(ii)	a deed of undertaking in the form set out in Schedule 5 duly executed by the new holder; and
(iii)	a transfer certificate (in the form set out in the Agency Agreement) duly completed and executed by the existing holder and (if applicable) the new holder, whereupon the Registrar or such Transfer Agent shall within two Business Days notify the Issuer (such date of notification shall hereinafter be referred to as the Notification Date), provided that there shall be no partial transfer of a Bond.
The Issuer shall notify the Registrar and the Principal Agent in writing, within five Business Days after the Notification Date, whether it consents to such transfer (which consent shall not unreasonably be withheld, it being understood that: (i) consent may not be withheld to a transfer by a Bondholder to one of its Affiliates (except such consent may be withheld pursuant to sub-clause (ii) below) provided that such Affiliate remains an Affiliate of such Bondholder after the transfer; and (ii) consent may be withheld with respect to a transfer to any Person who or whose Affiliate is engaged in any business activity that competes with the business of the Issuer and the Restricted Subsidiaries or with respect to any transfer which would or might, in the reasonable opinion of the Issuer, have a material adverse effect on the Issuer’s or any Restricted Subsidiary’s ability to comply with applicable gaming regulatory requirements).
If the Issuer consents to such transfer, the Registrar shall record such transfer in the Bond Register in accordance with the Agency Agreement. If the Issuer does not consent to such transfer, the Principal Agent shall promptly notify the holder of the Bond.
The Registrar and any Transfer Agent may decline to effect any exchange or transfer of a Bond (i) during the period of 15 days ending on (and including) the due date for any payment of the Redemption Amount of such Bond, (ii) during the period of up to 15 days ending on
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(and including) the proposed date of the Qualified IPO (such date shall be notified to the Registrar and the Transfer Agents pursuant to Condition 3.15), (iii) after notice of redemption with respect to such Bond is given pursuant to Condition 8.8 or (iv) after a Redemption Demand (as defined in Condition 8.5) with respect to such Bond has been deposited in accordance with Condition 8.5, each such period being a Closed Period. No transfer of a Bond will be valid unless and until entered on the Bond Register.
4.2 Delivery of New Certificates
Each new Certificate to be issued on transfer of Bonds will, within three (3) Business Days of receipt by the Registrar or the relevant Transfer Agent of the original Certificate and the form of transfer, be mailed at the Issuer’s expense at the risk of the Bondholder entitled to the Bonds to the address specified in the form of transfer. Where some but not all the Bonds in respect of which a Certificate is issued are to be transferred, exchanged or redeemed, a new Certificate in respect of the Bonds not so transferred, exchanged or redeemed will, within three (3) Business Days of deposit or surrender of the original Certificate with or to the Registrar or the relevant Transfer Agent, be mailed at the Issuer’s expense at the risk of the Bondholder not so transferred, exchanged or redeemed to the address of such Bondholder appearing on the Bond Register.
4.3 Formalities Free of Charge
No service charge shall be made for any registration of transfer or exchange of Bonds but the Issuer or any of the Transfer Agents may require payment of a sum sufficient to cover (or indemnity in respect of) any tax or other governmental charges that may be imposed.
4.4 Regulations
All transfers of Bonds and entries on the Bond Register will be made subject to the detailed regulations concerning transfer of Bonds attached as a schedule to the Agency Agreement. The regulations may be changed by the Issuer with the prior written approval of the Trustee and the Registrar. A copy of the current regulations will be mailed by the Registrar to any Bondholder upon written request at the Issuer’s expense.
5. INTEREST
5.1 Interest Rate and Interest Period
The Bonds bear interest from and including 4 September 2009 (the Closing Date), at the rate of the Applicable Interest Rate calculated by reference to the principal amount thereof and, subject to Condition 5.3, payable semi-annually in equal instalments in arrear on 4 March and 4 September in each year (each an Interest Payment Date), commencing on 4 March 2010.
The amount of interest payable in respect of a Bond for any period which is not an Interest Period (as defined below) shall be calculated on the basis of the number of days in the relevant period from (and including) the first day of such period to but (excluding) the last day of such period divided by 180 days. For the avoidance of doubt, accrued but unpaid interest for the final Interest Period immediately preceding the Maturity Date shall be payable by the Issuer on the Maturity Date.
Interest Period means the period beginning on (and including) the Closing Date and ending on (but excluding) the first Interest Payment Date following the Closing Date and each successive period beginning on (and including) an Interest Payment Date and ending on (but excluding) the next succeeding Interest Payment Date.
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5.2 Accrual of Interest
Each Bond will cease to bear interest (i) where the Exchange Shares have been issued and delivered to the relevant Bondholder or its nominee or trustee whose name is specified on the Exchange Notice on the Exchange Date, from (and including) the Exchange Date or (ii) where such Bond is being redeemed or repaid pursuant to Condition 8 or Condition 10, from (and including) the due date for redemption thereof unless, upon due presentation thereof, payment of principal is improperly withheld or refused, in which event, such Bond shall continue to bear interest, payable on demand, on the outstanding principal amount thereof at the rate specified in Condition 7.4 and in accordance thereof.
The Issuer shall pay any such interest accrued pursuant to Condition 5.1 above or procure that any such interest is paid by not later than the relevant date for redemption in the case of a redemption pursuant to Condition 8 or Condition 10 or, upon the exchange of Bonds pursuant to Condition 6, and subject to Condition 5.3, the Exchange Date by US dollars to the registered account of the Bondholder or by US dollar cheque mailed to the registered address of the Bondholder if it does not have a registered account.
5.3 Payments in Kind upon Exchange
At the election of the Issuer, all interest accrued on a Bond pursuant to Condition 5.1 for the period from (and including) the Interest Payment Date immediately prior to the Exchange Date (or, if none, the Closing Date) to (but excluding) the Exchange Date shall be consolidated with the outstanding principal amount of such Bond and shall thereafter for all purposes be treated as part of the principal amount of the Bonds (including for the purpose of calculating the number of Shares for which each Bond shall be exchanged pursuant to Condition 6). For the avoidance of doubt, interest accrued on a Bond in respect of any period other than the period referred to in the immediately preceding sentence shall be paid in cash in accordance with Conditions 5.1 and 5.2.
In order to exercise such election as referred to in the immediately preceding paragraph, the Issuer shall give notice to the Bondholders pursuant to Condition 15, to the Trustee and to the Registrar, no later than the date on which notice required to be given under Condition 3.15(ii) is given.
For the avoidance of doubt, upon such election of the Issuer:
(a)	no additional Certificate shall be issued, nor will any existing Certificate be amended, in respect of the additional principal amount so converted from the interest accrued on the Bonds; and
(b)	the Registrar shall amend the Bond Register to reflect the increased principal amount of the Bonds.
6. EXCHANGE
6.1 Mandatory Exchange
(i)	Subject as hereinafter provided, the principal amount of each Bond (including such principal amount converted from interest pursuant to Condition 5.3) shall be automatically exchanged for the Exchange Shares at the Exchange Price on the date of the Qualified IPO (the Exchange Date). Without prejudice to the obligations of the Issuer under Condition 3.15, the Issuer shall forthwith upon final determination of the date of the Qualified IPO by Sands China, send or procure Sands China to send a
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written notice to the Bondholders pursuant to Condition 15 advising the Bondholders of: (i) the Exchange Date and (ii) the Exchange Price (if then available). For the avoidance of doubt, if the Exchange Shares are not issued and delivered to the Bondholders pursuant to Condition 6.2(iii) below, or made available for collection pursuant to Condition 6.2(iii) below, on the Exchange Date in accordance with these Terms and Conditions, the Trust Deed and the Agency Agreement, the Issuer and the Bondholders shall continue to possess and be subject to the rights and obligations set forth in these Terms and Conditions, the Trust Deed and the Agency Agreement.

(ii)	Exchange Price:

The price at which Exchange Shares will be issued and delivered upon exchange (the Exchange Price) will be the issue price per Share to be issued or placed out pursuant to the Qualified IPO on the Exchange Date (if denominated in a currency other than HK$, the issue price per share shall be converted to HK$ at the Applicable Exchange Rate on the third day prior to the Exchange Date) multiplied by 90%. The number of Exchange Shares to be issued and delivered will be determined by dividing (x) the principal amount of the Bonds to be exchanged, translated into HK$ at the Applicable Exchange Rate on the third day prior to the Exchange Date (including such additional principal amount of the Bonds converted from accrued interest pursuant to Condition 5.3), by (y) the Exchange Price and, subject to the provisions of Condition 6.1(iii), rounding the resulting number down to the nearest whole number of the Exchange Shares.

If more than one Bond shall be subject to exchange at any one time by the same Bondholder and the Exchange Shares to be issued and delivered on such exchange are to be issued and delivered to or to the order of the same person, the number of Exchange Shares to be issued and delivered and any sum payable to that Bondholder will be calculated on the basis of the aggregate principal amount of the Bonds of that Bondholder to be exchanged.

(iii)	Fractions Arising on Exchange:

No fraction of an Exchange Share which is not divisible shall be issued and delivered on exchange of the Bonds and the Issuer shall not be under any obligation to make any payment to Bondholders in respect of any such fractions and any such fraction will be rounded down to the nearest whole multiple of a Share.
6.2 Procedure for Exchange:
(i)	Exchange Notices:

To receive the Exchange Shares, the Bondholder must complete, execute and deposit at such Bondholder’s expense during the office hours between 9:00 a.m. and 3:00 p.m. at least five Business Days prior to the Exchange Date at the specified office of any Exchange Agent, a notice of exchange (an Exchange Notice) in the form (for the time being current) obtainable from the specified office of any Exchange Agent and in duplicate, together with the relevant Certificate (and any certificates and other documents as may be required by applicable law). For the avoidance of doubt, each Bondholder shall be entitled to designate a nominee to hold on its behalf the Exchange Shares to be issued and delivered upon exchange under this Condition 6 provided that such designations shall be made in the relevant Exchange Notice and the Bondholder remains the beneficial owner of such Exchange Shares.
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(ii)	Stamp and Other Duties and Payments:

The Issuer must pay directly to the applicable taxing authority all capital, stamp, issue, registration, documentary or similar taxes or duties or transfer costs and expenses (if any) arising in connection with the exchange of a Bond payable in any jurisdiction (which shall be the responsibility of Issuer as discussed below) consequent upon the issue or delivery of Exchange Shares or any other securities, property or cash. If the Issuer fails to pay any such expenses, the relevant Bondholder may (but is not obligated to) tender and pay such expenses. The Issuer shall reimburse each Bondholder in respect of the payment of such taxes, costs and expenses and any penalties paid in respect thereof. Neither the Trustee nor the Exchange Agents shall be under any obligation to determine whether the Issuer is liable to make any payment (and the amount of any payment) under this Condition 6.2(ii).

(iii)	Issue and Delivery of Exchange Shares:

The Issuer shall no later than 10:00 am (Hong Kong time) on the Exchange Date cause the Exchange Shares to be issued to each Bondholder by crediting, or procuring the crediting of, such shares to the securities account of each Bondholder specified in the relevant Exchange Notice or as otherwise specified in the Exchange Notice, provided that such Exchange Notice is delivered by the Exchange Agent to the Issuer no later than 12:00 noon (Hong Kong time) on the third Business Day prior to the Exchange Date (the Cut Off Time).

No Exchange Shares may be allotted and issued to a person other than the Bondholder, its nominee or trustee except with the consent of the Issuer (which consent shall not unreasonably be withheld, it being understood that: (i) consent may not be withheld with respect to allotment and issue to one of the Affiliates of the Bondholder (except such consent may be withheld pursuant to sub-clause (ii) below) provided that such Affiliate remains an Affiliate of such Bondholder after the allotment and issue; and (ii) consent may be withheld with respect to allotment and issue to any Person who or whose Affiliate is engaged in any business activity that competes with the business of the Issuer and the Restricted Subsidiaries or with respect to any allotment which would or might, in the reasonable opinion of the Issuer, have a material adverse effect on the Issuer’s or any Restricted Subsidiary’s ability to comply with applicable gaming regulatory requirements).

In the event the Issuer has not received from the Exchange Agent a duly completed Exchange Notice in respect of the Exchange Shares issuable with respect to a Bond on exchange of the Bonds prior to the Cut Off Time, the Issuer shall nonetheless on the Exchange Date cause such Exchange Shares to be issued and allotted to the Bondholder of such Bond and the certificate(s) of such Exchange Shares to such Bondholder to be made available for collection by such Bondholder on the Exchange Date at the office of the share registrar of Sands China in Hong Kong subject to the deposit of the relevant Certificate(s) by such Bondholder at the specified office of any Exchange Agent.

The relevant Bondholder (or, to the extent permitted by law, the person designated in the relevant Exchange Notice, as the case may be) will with effect from the Exchange Date, be deemed and treated by the Issuer for all purposes as the shareholder of the number of Exchange Shares deliverable upon exchange of the relevant Bonds (and the Issuer shall procure Sands China to treat such relevant Bondholder as shareholder of such Exchange Shares) and, in respect of such number of Exchange Shares, will be
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entitled to all rights, distributions or payments in respect of such number of Exchange Shares from the Exchange Date, subject to and in accordance with the memorandum and articles of association of Sands China and these Conditions (in particular without limitation Condition 6.3).

(v)	Exchange Shares:

All Exchange Shares issued and delivered upon exchange of the Bonds shall be issued and delivered with full title guarantee and free from any and all Liens. The Exchange Shares to be issued and delivered on exchange of the Bonds will be fully paid and will rank pari passu with all fully paid Shares of the same class in issue on the Exchange Date.

(vi)	Cancellation of Bonds

All Bonds will be cancelled, the Bondholder’s name will be removed from the Bond Register and all Certificate(s) will become null and void and cease to have effect on the Exchange Date following delivery of all the Exchange Shares deliverable on exchange of the Bonds in accordance with Condition 6.2(iii), the Trust Deed and the Agency Agreement.
6.3 Voting Rights, etc.
Bondholders shall have no voting or other rights in respect of Shares in Sands China prior to the Exchange Date relating to such Exchange Shares, except for the right to have Shares issued and delivered to them or made available for collection by them on the Exchange Date in accordance with these Terms and Conditions.
7. PAYMENTS
7.1 Redemption Amount
Payment of the Final Redemption Amount (as defined in Condition 8.1) and the Early Redemption Amount (as defined in Condition 8.2) (each such amount shall hereinafter be referred to as the Redemption Amount), interest, default interest and any Additional Amounts (as defined in Condition 9) will be in US dollars and will be made with respect to a holder of Certificates, at its option, by transfer to its registered account or by US dollar cheque mailed to the registered address of the Bondholder. Payments of the applicable Redemption Amount will only be made against surrender of the relevant Certificate at the specified office of the Principal Agent or any of the other Paying Agents.
7.2 Registered Accounts
A Bondholder’s registered account means the US dollar account maintained by or on behalf of it details of which appear on the Bond Register at the close of business on the second Business Day before the due date for payment and a Bondholder’s registered address means its address appearing on the Bond Register at that time.
7.3 Payment Instruction
Where payment is to be made by transfer to a registered account, payment instructions (for value on the due date or, if that is not a Business Day, for value on the next succeeding Business Day) will be initiated and, where payment is to be made by US dollar cheque, the cheque will be mailed on the day preceding the due date for payment or, if later and in respect
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of payments of applicable Redemption Amount, on the Business Day on which the relevant Certificate is surrendered at the specified office of a Paying Agent.
7.4 Interest and Delay in Payment
If the Issuer fails to pay any sum in respect of the Bonds when the same becomes due and payable under these Conditions, interest shall accrue on the overdue sum at the rate of 2% per annum above the then prevailing Applicable Interest Rate in respect of the period for which such sum is owed from the due date and ending on the date that, following the Trustee’s receipt of such sum owed by the Issuer, the Trustee determines to be the date on and after which payment is to be made to the holders of the Bonds in respect thereof (both dates inclusive) as stated in a notice given to the holders of the Bonds in accordance with Condition 15. Such interest shall accrue on the basis of the actual number of days elapsed and a 360-day year consisting of 12 months of 30 days each.
Bondholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due if the due date at the place of payment (or, in the case of the surrender of a Certificate, the place where the Certificate is surrendered) is not a Business Day (provided the amount is duly provided for on or before the due date), if the Bondholder is late in surrendering its Certificate (if required to do so) or if a cheque mailed in accordance with this Condition arrives after the due date for payment.
7.5 Legal Holidays
In any case where any redemption date, any Interest Payment Date or the Maturity Date of any Bond shall not be a Business Day, then (notwithstanding any other provision of these Conditions) payment of the applicable interest or Redemption Amount of the Bonds need not be made on such date, but may be made on the next succeeding Business Day with the same force and effect as if made on the relevant redemption date, Interest Payment Date or the Maturity Date.
7.6 Partial Payment
If the amount of the applicable Redemption Amount (including Additional Amounts) which is due on the Bonds is not paid in full, the Registrar will annotate the Bond Register with a record of the applicable Redemption Amount, interest and default interest (if any), in fact paid, if any.
7.7 Fiscal Laws
All payments under the Bonds are subject in all cases to any applicable laws and regulations in the place of payment, but without prejudice to the provisions of Condition 9, no commissions or expenses shall be charged to the Bondholders in respect of such payments.
8. REDEMPTION, PURCHASE AND CANCELLATION
8.1 Redemption at Maturity
Unless previously redeemed, exchanged, or purchased and cancelled, the Issuer will redeem the Bonds at the Final Redemption Amount together with accrued but unpaid interest to the date of redemption on 4 September 2014 (the Maturity Date).
Final Redemption Amount means, in relation to each Bond, 100.00% of the principal amount of that Bond.
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8.2 Redemption at the Option of the Issuer
The Bonds may be redeemed at the option of the Issuer at their relevant Early Redemption Amount (as defined below) in whole or in part together with accrued but unpaid interest to the date of redemption at any time from (and including) the date falling 30 days after the Closing Date to (but excluding) the Maturity Date (any such date shall hereinafter referred to as an Issuer Optional Redemption Date). In order to exercise such option the Issuer shall give not less than 30 days nor more than 60 days’ notice (an Issuer Optional Redemption Notice) to the Bondholders, the Trustee and the Paying Agent, which notice shall:
(a)	be irrevocable;

(b)	specify the Issuer Optional Redemption Date;
(c)	in the case of a partial redemption, the percentage of the total outstanding principal amount of the Bonds to be redeemed (the Relevant Percentage); and
(d)	shall oblige the Issuer to redeem the Bonds at the Early Redemption Amount together with accrued but unpaid interest on the Issuer Optional Redemption Date specified in such notice, provided that:
(i)	on any Issuer Optional Redemption Date the Issuer shall issue to the holder of each Bond a warrant instrument in the form set out in Schedule 4 in respect of each Bond and, for the avoidance of doubt, a Bondholder holding such number of Bonds so redeemed by the Issuer on such Issuer Optional Redemption Date shall be entitled to receive an equivalent number of warrants in the form set out in Schedule 4; and
(ii)	the Issuer may not issue such notice or designate an Issuer Optional Redemption Date unless the proposed redemption relates to Bonds the total principal amount of which (after being rounded down pursuant to the next sentence) is not less than US$50,000,000.
In the case of a partial redemption of the Bonds, the number of Bonds held by each Bondholder to be redeemed shall be determined by multiplying:
(a)	the total number of Bonds held by such Bondholder; by

(b)	the Relevant Percentage,
and rounding such number down to the nearest integer.
Early Redemption Amount means, in relation to each Bond, 100.00% of the principal amount of that Bond.
8.3 Redemption at the Option of Bondholders
Any Bondholder may, unless notice of redemption of all of the Bonds pursuant to paragraph 8.2 shall have been given by the Issuer on or prior to the date of deposit of a demand of redemption under this paragraph 8.3, by completing, signing and depositing at the specified office of a Paying Agent during normal business hours of such Paying Agent not less than 30 days nor more than 60 days prior to 4 September 2012 (the Bondholder Optional Redemption Date) a demand of redemption in the form obtainable from any Paying Agent,
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require the Issuer to redeem on the Bondholder Optional Redemption Date all or some only (being US$250,000 in principal amount or an integral multiple thereof) of the Bonds held by such holder or the Bonds represented by Certificates held by such holder at their Early Redemption Amount together with all accrued and unpaid interest to the date of redemption. No such demand of redemption will be valid unless completed in its entirety.
Any such demand of redemption will be irrevocable, unless its revocation is approved in writing by the Issuer not later than five (5) days prior to the Bondholder Optional Redemption Date, and will bind the Issuer, upon surrender by the Bondholder of the Certificates in respect of the relevant Bond or Bonds at the specified office of the Paying Agent with which the demand of redemption was deposited, to redeem the Bonds to which such demand relates.
8.4 Repurchase in the Event of Change of Control
If a Change of Control shall have occurred, the Issuer shall as soon as possible give notice of that fact to the Bondholders, the Trustee and the Principal Agent (the Change of Control Notice) in accordance with Condition 15 promptly upon, and in any event within three (3) days after it becomes aware of, such Change of Control.
If a Change of Control occurs, each Bondholder, shall have the right (the Change of Control Put Right), subject to Condition 8.5, at such Bondholder’s option, to require the Issuer to repurchase all (or any portion of the principal amount thereof which is US$250,000 or an integral multiple thereof) of such Bondholder’s Bonds on the date set by the Issuer for such repurchase (the Change of Control Put Date), which shall not be less than 30 nor more than 60 days following the date on which the Issuer notifies the Bondholders, the Trustee and the Principal Agent in writing of the Change of Control, at a price equal to their Early Redemption Amount (the Change of Control Put Price) together with accrued but unpaid interest to the date of redemption.
8.5 Repurchase Procedures
Promptly upon, and in any event within three (3) days after the Issuer becoming aware of a Change of Control, the Issuer will provide (or procure the provision of) notice to each Bondholder, the Trustee and the Principal Agent regarding such holders’ Change of Control Put Right in accordance with Condition 15. Such notice shall state, as appropriate:
(i)	the Change of Control Put Date;

(ii)	the date of such Change of Control and, briefly, the events causing such Change of Control;

(iii)	the date by which the Redemption Demand (as defined below) must be given;

(iv)	the Change of Control Put Price;

(v)	the names and addresses of all Paying Agents;
(vi)	the procedures that Bondholders must follow and the requirements that holders must satisfy in order to exercise their the Change of Control Put Right; and
(vii)	that a Redemption Demand, once validly given, may not be withdrawn.
To exercise its right to require the Issuer to purchase the Bonds, the Bondholder must deliver a written irrevocable notice of the exercise of such right (a Redemption Demand) together
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with the Certificates to any Paying Agent on any Business Day prior to the close of business at the location of such Paying Agent on such day and which day is not less than five Business Days prior to the Change of Control Put Date.
8.6 Purchases
The Issuer or any of its Subsidiaries may at any time and from time to time purchase Bonds at any price in the open market or otherwise. Such Bonds may, at the option of the Issuer or the relevant Subsidiary, be held, resold or surrendered to any Paying Agent for cancellation. The Bonds so purchased, while held by or on behalf of the Issuer or any of its Subsidiaries, shall not entitle the Bondholder to vote at any meeting of the Bondholders and shall not be deemed to be outstanding for the purpose of calculating the quorum at a meeting of the Bondholders or for the purpose of Conditions 10, 12 and 13.
8.7 Cancellation
All Bonds redeemed or converted by the Issuer or purchased and surrendered to any Paying Agent for cancellation as provided in Condition 8.6 above will forthwith be cancelled and all Certificates in respect of cancelled Bonds will be forwarded to or to the order of the Principal Agent, whereupon such Certificate shall be destroyed and a certificate of destruction furnished to the Issuer upon the written request of the Issuer.
8.8 Redemption Notices
All notices to Bondholders, the Trustee and the Paying Agent given by or on behalf of the Issuer pursuant to this Condition will be given, in the case of notices to the Bondholders only in accordance with Condition 15, and will in all cases specify the date for redemption, the manner in which redemption will be effected and the aggregate principal amount of the Bonds outstanding as at the latest practicable date prior to the notice. All Bonds in respect of which a redemption notice is given shall be redeemed as provided in this Condition 8 on the relevant redemption date.
9. TAXATION
All payments made by the Issuer or a successor (each a Payor) on the Bonds, including the applicable Redemption Amount, will be made free and clear of, and without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature (Taxes) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of:
(1)	Cayman Islands, Macau SAR or any political subdivision or governmental authority thereof or therein having power to tax;
(2)	any jurisdiction from or through which payment on the Bonds is made, or any political subdivision or governmental authority thereof or therein having the power to tax; or
(3)	any other jurisdiction in which a Payor is organised or otherwise considered to be a resident for tax purposes, or any political subdivision or governmental authority thereof or therein having the power to tax (each of clause (1), (2) and (3), a Relevant Taxing Jurisdiction),
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will at any time be required from any payments made with respect to the Bonds, including payments of the applicable Redemption Amount, interest or default interest, the Payor will withhold such Taxes and pay them to the relevant government authority and the Payor will pay (together with such payments) such additional amounts (the Additional Amounts) as may be necessary in order that the net amounts received in respect of such payments by each Bondholder after such withholding or deduction (including any such deduction or withholding from such Additional Amounts), equal the amounts which would have been received in respect of such payments in the absence of such withholding or deduction. The foregoing obligation to pay Additional Amounts does not apply to or with respect to:
(i)	any Taxes that would not have been imposed, deducted or withheld but for the Bondholder being or having been connected with a Relevant Taxing Jurisdiction or any political subdivision thereof (including without limitation being a citizen or resident or national of, or carrying on a business or maintaining a permanent establishment in, or being physically present in a Relevant Taxing Jurisdiction) other than merely by holding such Bond or receiving the applicable Redemption Amount, interest or default interest, in respect thereof; or

(ii)	any Taxes imposed, deducted or withheld by reason of the failure of a Bondholder to comply with a reasonable request of the Issuer to provide information, documents or other evidence concerning the nationality, residence or identity of the Bondholder pursuant to any requirement or provision under a statute, treaty, regulation or administrative practice to establish entitlement to exemption from or reduction of all or part of any Taxes; or

(iii)	any Taxes imposed, deducted or withheld by reason of the failure of a Bondholder to present a Bond (where presentation is required) for payment within 30 days after the Relevant Date except to the extent that the holder thereof would have been entitled to such additional payment on presenting the same for payment on the last day of such 30-day period; for this purpose the Relevant Date in relation to any payments of the applicable Redemption Amount of, interest or default interest, on, any Bond means: (a) the due date for payment thereof, or (b) if the full amount of the monies payable on such date has not been received by the Trustee on or prior to such due date, the date on which, the full amount of such monies having been so received, notice to that effect is duly given to holders of the Bonds in accordance with the Trust Deed; or

(iv)	any Taxes that are imposed, deducted or withheld on a payment to an individual pursuant to European Council Directive 2003/48/EC (the Directive) or pursuant to any law implementing or complying with, or introduced in order to conform to the Directive; or

(v)	any Taxes that are imposed, deducted or withheld that a Bondholder could have avoided by presenting (where presentation is required) the relevant Bond to, or otherwise accepting payment from, another paying agent in a member state of the European Union; or

(vi)	any combination of (i) through (v) above.
The Issuer will provide the Trustee with documentation evidencing the payment of such Taxes. Copies of such documentation will be made available by the Issuer to any Bondholder or any Paying Agent, as applicable, upon request therefor.
The Issuer shall promptly pay when due any present or future stamp, court or documentary taxes or any other excise or property taxes, charges or similar levies that arise in any
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jurisdiction from the execution, delivery or registration of each Bond or any other document or instrument referred to herein or therein (including the Trust Deed and the Agency Agreement), which are (i) imposed by a Relevant Taxing Jurisdiction, or (ii) imposed by any jurisdiction if such amounts are required to be paid as a result of or in connection with, the enforcement of the Bonds or any other such document or instrument following the occurrence of any Event of Default with respect to the Bonds. All references to the Redemption Amount, Final Redemption Amount, Early Redemption Amount, interest, default interest (if any) and any other amount payable by the Issuer in respect of the Bonds shall be deemed to include any Additional Amounts which may be payable in respect thereof under this Condition 9.
10. EVENTS OF DEFAULT
(A) In case one or more of the following events (each an Event of Default) (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body) shall have occurred, that is to say:
(i)	a default is made in the payment of any principal (including the Final Redemption Amount or the Early Redemption Amount) or interest due in respect of the Bonds;
(ii)	failure by the Issuer to procure the issue and delivery of the Exchange Shares as and when such Exchange Shares are required to be issued and delivered following exchange of a Bond;
(iii)	the Issuer or any Restricted Subsidiary does not perform or comply with one or more of its other obligations in the Bonds, Trust Deed or the Agency Agreement which default is incapable of remedy or, if capable of remedy, is not remedied within thirty (30) days after written notice of such default shall have been given to the Issuer by the Trustee;
(iv)	any party to the Deed of Subordination does not perform or comply with one or more of its other obligations under the Deed of Subordination;
(v)	the Issuer or any Restricted Subsidiary is (or is deemed by law or a court to be) insolvent or bankrupt or unable to pay its debts, stops, suspends or threatens to stop or suspend, payment of all of (or all of a particular type of) its debts, proposes or makes any agreement for the deferral, rescheduling or other readjustment of all of (or all of a particular type of) its debts (or of any part which it will otherwise be unable to pay when due), proposes or makes a general assignment or an arrangement or composition with or for the benefit of the relevant creditors in respect of any of such debts or a moratorium is agreed or declared in respect of or affecting all or any part of (or of a particular type of) the debts of the Issuer or any Restricted Subsidiary;
(vi)	(i) the Indebtedness under the Credit Agreement becomes or becomes capable of being declared due and payable prior to its stated maturity by reason of any actual or potential default, event of default or the like (howsoever described), or (ii) any steps are taken for the enforcement of any part of the security granted in favour of the lenders under the Credit Agreement;
(vii)	(i) any other present or future Indebtedness of the Issuer or any Restricted Subsidiary becomes (or becomes capable of being declared) due and payable prior to its stated maturity by reason of any actual or potential default, event of default or the like (howsoever described), or (ii) any such Indebtedness is not paid when due or, as the
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case may be, within any applicable grace period, or (iii) the Issuer or any Restricted Subsidiary fails to pay when due any amount payable by it under any present or future guarantee for, or indemnity in respect of, any moneys borrowed or raised, provided that the aggregate amount of the relevant Indebtedness, guarantees and indemnities in respect of which one or more of the events mentioned above in this Condition 10(A)(vii) have occurred equals or exceeds US$100 million or its equivalent (if the amount of such Indebtedness, guarantees and indemnities is denominated in: (a) HK dollars, converted to US dollars at the Applicable Exchange Rate; or (b) other currencies, as reasonably determined on the basis of the middle spot rate for the relevant currency against the US dollars as quoted by any leading bank selected by the Issuer and approved by the Trustee, in each case, on the day on which such Indebtedness becomes due and payable or is not paid or any such amount becomes due and payable or is not paid under any such guarantee or indemnity);
(viii)	a distress, attachment, execution or other legal process is levied, enforced or sued out on or against any material part of the property, assets or revenues of the Issuer or any Restricted Subsidiary of the Issuer, which is material to the Issuer and the Restricted Subsidiaries as a whole, and is not discharged or stayed within fourteen (14) days;
(ix)	an order is made or an effective resolution passed for the winding-up or dissolution (otherwise than on a solvent basis), judicial management or administration of the Issuer, any Restricted Subsidiary, or the Issuer or any Restricted Subsidiary ceases or threatens to cease to carry on all or substantially all of its business or operations, except for the purpose of and followed by a reconstruction, amalgamation, reorganisation, merger or consolidation on terms approved by an Ordinary Resolution of the Bondholders;
(x)	an encumbrancer takes possession or an administrative or other receiver or an administrator is appointed of the whole or any substantial part of the property, assets or revenues of the Issuer or any of the Restricted Subsidiary (as the case may be), which is material to the Issuer and the Restricted Subsidiaries as a whole, and is not discharged within fourteen (14) days;
(xi)	it is or will become unlawful for the Issuer or any Restricted Subsidiary to perform or comply with any one or more of its obligations under any of the Bonds, the Agency Agreement or the Trust Deed;
(xii)	it is or will become unlawful for any party to the Deed of Subordination to perform or comply with any one or more of its obligations under the Deed of Subordination;
(xiii)	any step is taken by any person with a view to the seizure, compulsory acquisition, expropriation or nationalisation of all or a material part of the assets of the Issuer or any Restricted Subsidiary, which is material to the Issuer and the Restricted Subsidiaries as a whole and is not discharged within fourteen (14) days;
(xiv)	any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorisation, exemption, filing, licence, order, recording or registration) at any time required to be taken, fulfilled or done in order (a) to enable each of the Issuer and the Restricted Subsidiaries lawfully to exercise its rights and perform and comply with its obligations under the Bonds, the Trust Deed and the Agency Agreement, (b) to ensure that those obligations are legally binding and enforceable and (c) to make the Bonds, the Trust Deed and the Agency Agreement admissible in evidence in the courts of England is not taken, fulfilled or done;
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(xv)	any action, condition or thing (including the obtaining or effecting of any necessary consent, approval, authorisation, exemption, filing, licence, order, recording or registration) at any time required to be taken, fulfilled or done in order (a) to enable each party to the Deed of Subordination lawfully to exercise its rights and perform and comply with its obligations under the Deed of Subordination, (b) to ensure that those obligations are legally binding and enforceable and (c) to make the Deed of Subordination admissible in evidence in the courts of England is not taken, fulfilled or done;
(xvi)	the Deed of Subordination is unenforceable or invalid or shall for any reason cease to be in full force and effect with respect to any party thereto or is claimed to be unenforceable, invalid or not in full force and effect by any party thereto;
(xvii)	any of the Gaming Concession Guaranty, Gaming License and the Gaming Concession Contract (or any amendment or supplement in relation thereto) is revoked or becomes unenforceable or invalid or shall for any reason cease to be in full force and effect;
(xviii)	Sands China fails to keep available for issue free from pre-emptive rights and Liens sufficient unissued capital of Sands China for exchange of the Bonds pursuant to these Terms and Conditions and the Trust Deed; or
(xix)	any event occurs which under the laws of any relevant jurisdiction has an analogous effect to any of the events referred to in paragraphs (v) to (x) and (xiii) above, then the Trustee, at its sole discretion may, and if so requested in writing by the holders of more than 25% of the principal amount of the Bonds then outstanding or if so directed by an Ordinary Resolution of the Bondholders, shall (subject to it being indemnified and/or secured by the Bondholders to its satisfaction), give notice to the Issuer that the Bonds are, and they shall accordingly thereby become, immediately due and repayable at their Early Redemption Amount together with all accrued and unpaid interest.
11. PRESCRIPTION
Claims in respect of the principal amount (including any Redemption Amount) will become prescribed unless made within ten years from the relevant date and claims in respect of any interest or default interest will become prescribed unless made within five years from the relevant date.
12. REMEDIES AND ENFORCEMENT
12.1 Suits for Enforcement:
In case an Event of Default has occurred and has not been waived, the Trustee may proceed to protect and enforce the rights vested in it by the Trust Deed by such appropriate judicial proceedings as the Trustee shall deem most effectual to protect and enforce any of such rights, either at law or in equity or in bankruptcy or otherwise, whether for the specific enforcement of any covenant or agreement contained in the Trust Deed or in aid of the exercise of any power granted in the Trust Deed or to enforce any other legal or equitable right vested in the Trustee by the Trust Deed or by law but the Trustee will not be bound to take any such action or proceedings unless (i) it shall have been so requested in writing by the holders of more than 25% of the principal amount of the Bonds then outstanding or shall have been so directed by an Ordinary Resolution of the Bondholders and (ii) it shall have been indemnified and/or secured to its satisfaction.
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12.2 Limitations on Suits by Bondholders:
No Bondholder shall have any right by virtue or by availing of any provision of the Trust Deed to institute any action or proceeding at law or in equity or in bankruptcy or otherwise upon or under or with respect to the Trust Deed, or for the appointment of a trustee, receiver, liquidator, custodian or other similar official or for any other remedy under the Trust Deed, unless (i) the holders of more than 25% in aggregate principal amount of the Bonds then outstanding shall have made written request upon the Trustee or (ii) an Ordinary Resolution has been passed by the Bondholders to direct the Trustee, to institute such action or proceedings in its own name as trustee under the Trust Deed and shall have offered to the Trustee indemnity or security satisfactory to it in its sole discretion as it may require against the costs, expenses and liabilities to be incurred therein or thereby and the Trustee for 60 days after its receipt of such notice (or Ordinary Resolution), request and offer of indemnity or security shall have failed to institute any such action or proceedings and no direction inconsistent with such written request shall have been given to the Trustee pursuant to the Trust Deed; it being understood and intended, and being expressly covenanted by the taker and holder of every Bond with every other taker and holder and the Trustee, that no one or more holders of Bonds shall have any right in any manner whatever by virtue or by availing of any provision of the Trust Deed to affect, disturb or prejudice the rights of any other holder of Bonds, or to obtain or seek to obtain priority over or preference to any other such holder or to enforce any right under the Trust Deed, except in the manner provided in the Trust Deed and for the equal, ratable and common benefit of all holders of Bonds. For the protection and enforcement of the provisions of this Condition 12, each and every Bondholder and the Trustee shall be entitled to such relief as can be given either at law or in equity.
13. MEETINGS OF BONDHOLDERS; MODIFICATION AND WAIVER
The Trust Deed contains provisions for convening meetings of the Bondholders to consider any matter affecting their interests, including the sanctioning by Ordinary Resolution of a modification of the Bonds, these provisions or any relevant provisions of the Trust Deed. Such a meeting may be convened by the Issuer, the Trustee or at the request of Bondholders holding more than 25% in principal amount of the Bonds for the time being outstanding. The quorum at any such meeting for passing an Ordinary Resolution is two or more persons holding or representing more than one-half in principal amount of the Bonds for the time being outstanding, or at any adjourned meeting two or more persons being or representing Bondholders whatever the principal amount of the Bonds so held or represented, except that at any meeting the business of which includes the modification of certain provisions of the Trust Deed, these provisions or the Bonds (including modifying the date of maturity of the Bonds, reducing or cancelling the amount of interest or principal (including Early Redemption Amount and Final Redemption Amount) payable in respect of the Bonds, altering the currency of payment of the Bonds or modifying any provision in respect of the exchange of the Bonds), the quorum shall be two or more persons holding or representing more than three-quarters in principal amount of the Bonds for the time being outstanding, or at any adjourned such meeting two or more persons holding or representing more than one-quarter in principal amount of the Bonds for the time being outstanding.
An Ordinary Resolution passed at any meeting of the Bondholders shall be binding on all the Bondholders, whether or not they are present at the meeting. The Trust Deed provides that a written resolution signed by or on behalf of the holders of not less than 90% in principal amount of Bonds outstanding shall be as valid and effective as a duly passed Ordinary Resolution. The Trust Deed provides that the Trustee may, but shall not be obliged to, agree, without the consent of the Bondholders to any modification (subject to certain exceptions as provided in the Trust Deed) of, or to any waiver or authorisation of any breach or proposed
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breach of, any of these Terms and Conditions or any of the provisions of the Trust Deed, or may determine that any condition, event or act which, but for such determination, would constitute an Event of Default, shall not be treated as such which in any such case, in the opinion of the Trustee, is not materially prejudicial to the interests of the Bondholders or to any modification of any of these Terms and Conditions of the Bonds or to any modification of any of the provisions of the Trust Deed which is (in the opinion of the Trustee) of a formal, minor or technical nature or which is made to correct a manifest error or to comply with mandatory provisions of law. Any such modification, waiver, authorisation or determination shall be binding on the Bondholders and, unless the Trustee agrees otherwise, any such modification shall be notified to the Bondholders as soon as practicable thereafter in accordance with Condition 15.
In connection with the exercise by it of any of its trusts, powers, authorities or discretions (including, but without limitation, any modification, waiver, authorisation or substitution), the Trustee shall have regard to the interests of the Bondholders as a class and, in particular, but without limitation, need not have regard to the consequences of such exercise for individual Bondholders resulting from their being for any purpose domiciled or resident in, or otherwise connected with, or subject to the jurisdiction of, any particular territory and the Trustee shall not be entitled to require, nor shall any Bondholder be entitled to claim, from the Issuer or any other person any indemnification or payment in respect of any tax consequence of any such exercise upon individual Bondholders.
14. REPLACEMENT OF CERTIFICATES
In case any Certificate shall become mutilated, defaced or be apparently destroyed, lost or stolen, the Issuer in its discretion may execute, and upon a written order and at the cost of the Issuer, the Registrar shall authenticate and deliver, a new Certificate, for an equal principal amount, bearing a number not contemporaneously outstanding, in exchange and substitution for the mutilated or defaced Certificate, or in lieu of and substitution for the Certificate so apparently destroyed, lost or stolen; provided that in the case of a mutilated or defaced Certificate, such Certificate shall have been surrendered to the Registrar. In every case the applicant for a substitute Certificate shall furnish to the Issuer and to the Registrar and any agent of the Issuer or the Registrar such security or indemnity as may be required by them to indemnify and defend and to save each of them harmless and, in every case of destruction, loss or theft, evidence to their satisfaction of the apparent destruction, loss or theft of such Certificate and of the ownership thereof.
15. NOTICES
All notices to Bondholders shall be validly given if in writing and mailed by first class mail to them at their respective addresses in the register of Bondholders maintained by the Registrar. Any such notice shall be deemed to have been given on the seventh day after being so mailed, as the case may be.
16. CURRENCY INDEMNITY
US dollars is the sole currency of account and payment for all sums payable by the Issuer under or in connection with the Bonds, including damages. Any amount received or recovered in a currency other than US dollars (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise) by any Bondholder in respect of any sum expressed to be due to it from the Issuer shall only constitute a discharge to the Issuer to the extent of the US dollar amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make
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that purchase on that date, on the first date on which it is practicable to do so). If that US dollar amount is less than the US dollar amount expressed to be due to the recipient under any Bond, the Issuer shall indemnify it against any loss sustained by it as a result. In any event, the Issuer shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Condition, it will be sufficient for the Bondholder to demonstrate that it would have suffered a loss had an actual purchase been made. These indemnities constitute a separate and independent obligation from the Issuer’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Bondholder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Bond or any other judgment or order.
17. SATISFACTION AND DISCHARGE OF THE TRUST DEED
If at any time (i) the Issuer shall have paid or caused to be paid the Redemption Amount (together with all accrued but unpaid interest) of on, all the Bonds outstanding, as and when the same shall have become due and payable, or (ii) the Issuer shall have delivered to the Trustee for cancellation all Bonds theretofore authenticated (other than any Bonds which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Condition 14) the Trust Deed shall cease to be of further effect (except as to any surviving rights of conversion, registration of transfer or exchange of Bonds and any other provisions therein expressly provided for and, if applicable, any right to receive Additional Amounts under Condition 9), and the Trustee, on demand of and at the expense of the Issuer, shall execute proper instruments acknowledging satisfaction and discharge of the Trust Deed.
18. AGENTS
The names of the initial Exchange Agents, the initial Registrar, the initial Transfer Agents and the initial Paying Agents and their specified offices are set out in the Trust Deed or the Agency Agreement. The Issuer reserves the right, subject to the prior written approval of the Trustee, at any time to vary or terminate the appointment of any Exchange Agent, Transfer Agent or Paying Agent in accordance with the Agency Agreement and to appoint additional or other Exchange Agents, Transfer Agents, or Paying Agents, provided that the Issuer will at all times maintain the Registrar and all Transfer Agents outside of the United Kingdom and Hong Kong, such Registrar will maintain the Bond Register outside of the United Kingdom and Hong Kong and the Issuer will at all times maintain a Paying Agent in London and, provided, further, that, upon the implementation of the Directive or any law implementing or complying with, or introduced in order to conform to, such Directive, the Issuer will maintain a Paying Agent in a Member State of the European Union that is not obliged to withhold or deduct tax pursuant to such Directive or law. Notice of any such termination or appointment, of any changes in the specified offices of the Exchange Agents, the Transfer Agents, or the Paying Agents and of any change in the identity of the Registrar, the Principal Agent or the Principal Exchange Agent will be given promptly by the Issuer to the Bondholders in accordance with Condition 15.
19. INDEMNIFICATION
The Trust Deed contains provisions that the Issuer covenants to indemnify the Trustee for itself and on behalf of its officers, directors, employees and agents, to the fullest extent permitted by applicable law, for, and to hold the Trustee (for itself and on behalf of such Persons) harmless against, any loss, liability or expense incurred without willful misconduct, willful default, gross negligence, fraud, breach of trust in relation to the Trustee’s duties under the Trust Deed or breach of duty on such Person’s part, arising out of or in connection with the acceptance or administration of the Trust Deed or the trusts thereunder and its duties
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thereunder, including the costs and expenses of defending itself against or investigating any claim of liability in the premises. The obligations of the Issuer under the Trust Deed to compensate and indemnify the Trustee and to pay or reimburse the Trustee for properly incurred expenses, disbursements and advances shall constitute additional Indebtedness under the Trust Deed and shall survive the satisfaction and discharge of the Trust Deed or the resignation or removal of the Trustee. Such additional Indebtedness shall be a senior claim to that of the Bonds upon all property and funds held or collected by the Trustee as such, except funds held in trust for the benefit of the holders of particular Bonds, and the Bonds are subordinated to such senior claim.
20. GOVERNING LAW AND JURISDICTION
The Bonds, the Trust Deed, the Agency Agreement and any non-contractual obligations arising out of or in connection with them are governed by, and shall be construed in accordance with, the laws of England and Wales. In relation to any legal action or proceedings arising out of or in connection with the Trust Deed, the Agency Agreement and the Bonds, the Issuer has in the Trust Deed and the Agency Agreement irrevocably submitted to the jurisdiction of the courts of England and Wales. The Issuer has appointed Law Debenture Corporate Services Limited of 5th Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent for service of process.
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SCHEDULE 1
Indebtedness existing on the Closing Date

	Loan Agreement	Borrower	Amount of Indebtedness
1.	Credit Agreement	VML US	US$3.3 billion

2.	Loan Agreement dated 18 March 2008 between VML and Banco Nacional Ultramarino, SA	VML	Approximately US$11 million

3.	Various capital leases	Various Restricted Subsidiaries of the Issuer	Approximately $575,000
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SCHEDULE 2
[Intentionally omitted]
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SCHEDULE 3
Definitions
Additional Development Excluded Subsidiaries means Excluded Subsidiaries of the Issuer that, directly or indirectly, own or are intended to own the Additional Developments.
Additional Developments means any casino hotel resorts, retail complexes, or standalone casinos developed on properties not located within any Site (as defined in the Credit Agreement), which developments will be owned, operated and maintained (other than any portion thereof (which may be the entirety of the development in the case of a stand-alone casino) comprising a casino or gaming area, which shall be operated by VML) by Additional Development Excluded Subsidiaries and/or other Persons other than the Issuer or any Restricted Subsidiary (with all costs and liabilities related to such sites to be borne exclusively by the Additional Development Excluded Subsidiaries and/or such other Persons with no recourse to the Issuer or any Restricted Subsidiary except as otherwise permitted by these Terms and Conditions).
An Affiliate of any specified person means any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. With respect to any Bondholder, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be. With respect to all other Persons, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any such other Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, however, that so long as no other Person or group of Persons beneficially owns a majority of voting securities of such Person, the beneficial owner of 20% or more of the voting securities of a Person shall be deemed to have control.
Applicable Exchange Rate on any date means the rate for exchanging US dollars and HK dollars which appears on the Reuters screen “HKDFIX” at or around 11:00 am (Hong Kong time) on the relevant date; and if such rate is unavailable on a particular date the Applicable Exchange Rate in effect for the last preceding date on which the Applicable Exchange Rate is available shall be deemed to be the Applicable Exchange Rate for such date.
Applicable Interest Rate means:
(a)	for the period from (and including) the Closing Date to (but excluding) 4 September 2010, 9% per annum;
(b)	for the period from (and including) 4 September 2010 to (but excluding) 4 September 2011, 12% per annum; and
(c)	for the period from (and including) 4 September 2011 to (but excluding) the Maturity Date, 15% per annum.
Architectural Services Agreement means:
(a)	with respect to the Sands Macao Podium Expansion Project, that certain Architectural Services Agreement dated as of 6 September 2002 between VML and Paul Steelman, Ltd., as supplemented and amended by that certain change order dated as of 4 March
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2005, and that certain Lead Consultant’s Agreement dated as of 23 May 2006 between VML and Aedas (Macau) Limited;
(b)	with respect to the Venetian Macao Overall Project, that certain Lead Consultant’s Agreement dated as of 14 November 2005, by and among Venetian Cotai Limited, Aedas (Macau) Limited and HKS Architecture, Ltd; and
(c)	with respect to any other active Project, any other material agreement relating to the provision of architectural or design services for such Project entered into by Sands China, the Issuer or any Restricted Subsidiary.
Asset Sale means the sale by the Issuer or any Restricted Subsidiary to any Person of:
(a)	any of the Equity Securities of any of such seller’s direct Subsidiaries;
(b)	substantially all of the assets of any division or line of business of the Issuer or any Restricted Subsidiary; or
(c)	any other assets (whether tangible or intangible) of the Issuer or any Restricted Subsidiary (other than (i) inventory or goods sold in the ordinary course of business, (ii) sales, transfers or other dispositions permitted by subsections (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix), (x), (xi), (xii), (xviii), (xix) or (xxiii) of Condition 3.5, or (iii) any other assets to the extent that the fair market value of such assets sold during any Fiscal Year is less than or equal to US$3,000,000).
Average Life means, as of any date of determination with respect to any Indebtedness, the quotient obtained by dividing (1) the sum of the products of (a) the number of years from such date of determination to the dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness and (b) the amount of such principal payment by (2) the sum of all such principal payments.
Business Day means, except as otherwise specifically provided in the Trust Deed, a day (other than a Saturday or Sunday) on which commercial banks are generally open for business in New York, London and Hong Kong, or if the context requires otherwise, in the relevant place, including in connection with the surrender of a Certificate, the place where such Certificate is surrendered.
Capital Lease as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person. For purposes of these Terms and Conditions, the amount of a Person’s obligation under a Capital Lease shall be the capitalised amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
Casino Operation Land Concession Contract means, for any Casino Operation Project, the land concession contract covering the Site on which the related Other Resort Project is located (or is planned to be located).
Casino Operation Project means the acquisition (and subsequent ownership by VML via a condominium or “air parcel” structure or through ownership of the entire casino building and related infrastructure) of the gaming and/or showroom and/or retail space “shell”, the fit out
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of such shell and operation of games of chance, showrooms and retail space in such “shell” which is located in (or contiguous to) any Other Resort Project.
Change of Control means any sale, pledge or other transfer of Equity Securities whereby (a) the Parent ceases to own, directly or indirectly, at least 50.1% of the voting Equity Securities of Sands China and the Issuer; or (b) the Issuer ceases to own directly or indirectly 100% of the Equity Securities of each Restricted Subsidiary and each Cotai Strip Excluded Subsidiary (subject to applicable mandatory minority shareholder requirements in accordance with legal requirements of Macau SAR, the Permitted 10% Equity Sale and the Permitted VOL Equity Sale).
Code means the United States Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
Concession Guarantor means Banco Nacional Ultramarino, S.A. (BNU), in its capacity as guarantor pursuant to the Land Concession Guaranty regarding the Sands Macao Land Concession Contract and the Gaming Concession Guaranty
Conforming Adelson L/C means an unconditional, direct pay letter of credit which (a) is obtained by Sheldon G. Adelson or one of his Affiliates (but not the Issuer or any Restricted Subsidiary), (b) either (i) has an expiration date of not less than twenty-four months or (ii) has an expiration date of not less than twelve months with an automatic extension of one twelve month period unless the issuer of such letter of credit gives the Administrative Agent not less than sixty days prior written notice that it will not renew the letter of credit for such successive term, (c) either (i) is irrevocable or (ii) provides that the issuer will deliver not less than sixty days prior written notice to the Administrative Agent of its intention to revoke such letter of credit, (d) is issued by a financial institution acceptable to the Administrative Agent in its reasonable judgment and (e) is otherwise in form and substance acceptable to the Administrative Agent in its reasonable judgment, provided that any such letter of credit shall only qualify as a Conforming Adelson L/C if it states that it may be drawn upon by the Administrative Agent and applied in accordance with the terms of the Credit Agreement upon the occurrence of any Conforming Adelson L/C Draw Event, and provided further that neither the Issuer nor any Restricted Subsidiary shall have any obligations (contingent or otherwise) in respect of any such letter of credit or any reimbursement agreement applicable thereto.
Conforming Adelson L/C Draw Event shall mean, during the time that the Conforming Adelson L/C remains in full force and effect, the occurrence of any of the following:
(a)	an event of default as defined in the Credit Agreement (which is continuing as of the date of drawing under such Conforming Adelson L/C and has not been waived) set forth in subsection 8.1, 8.2, 8.6, 8.7 or 8.13 of the Credit Agreement or resulting from a breach of any of the covenants set forth in subsection 7.6 of the Credit Agreement;
(b)	if such Conforming Adelson L/C has a maturity of less than twenty-four months, either (x) the Administrative Agent’s receipt of notice from the issuer of the Conforming Adelson L/C that such issuer will not renew the Conforming Adelson L/C or (y) the date that is five days prior to the expiration of the Conforming Adelson L/C if the Administrative Agent has not received evidence of the renewal thereof, provided that the Administrative Agent may not draw down on the Conforming Adelson L/C under such circumstances if and only if Sheldon G. Adelson or his Affiliates substitute cash equity in VML in an amount equal to the face amount of the Conforming Adelson L/C in lieu of the Conforming Adelson L/C on or before the date that is five days prior to the expiration thereof (such equity to be substituted for
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the withdrawn Conforming Adelson L/C in the calculation of Consolidated Adjusted EBITDA); or
(c)	the Administrative Agent’s receipt of notice from the issuer of the Conforming Adelson L/C that such issuer intends to revoke, terminate or cancel the Conforming Adelson L/C, provided that the Administrative Agent may not draw down on the Conforming Adelson L/C under such circumstances if and only if Sheldon G. Adelson or his Affiliates substitute cash equity in VML in an amount equal to the face amount of the Conforming Adelson L/C in lieu of the Conforming Adelson L/C on or before the date that is five days prior to the revocation, termination or cancellation thereof (such equity to be substituted for the withdrawn Conforming Adelson L/C in the calculation of Consolidated Adjusted EBITDA).
Consolidated Adjusted EBITDA means, for any period, the sum of the amounts (without duplication) for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provision for federal, state, local and foreign income tax, franchise tax and state and similar taxes imposed in lieu of income taxes, in each case, to the extent deducted in calculating Consolidated Net Income, (d) total depreciation expense, to the extent deducted in calculating Consolidated Net Income, (e) total amortization expense, to the extent deducted in calculating Consolidated Net Income, (f) total pre-opening and developmental expense, to the extent deducted in calculating Consolidated Net Income consistent with the reported line item on VML’s financial statements, (g) non-recurring charges and expenses taken in such period, of up to US$15,000,000 in any Fiscal Year, with unused amounts within such cap being usable in succeeding periods, (h) corporate expense incurred in such period, of up to US$10,000,000 in any Fiscal Year, (i) uncapitalised non-recurring expenses of up to US$10,000,000 in the aggregate in connection with the financing transactions contemplated herein, and (j) other non-cash items reducing Consolidated Net Income, less other non-cash items increasing Consolidated Net Income, all of the foregoing as determined on a consolidated basis for the Issuer and the Restricted Subsidiaries in conformity with GAAP; provided that, any Consolidated Adjusted EBITDA attributable to the operation of any Project the first anniversary of the first Quarterly Date following the Opening Date (as defined in the Disbursement Agreement) of which has not passed, shall be calculated on the basis of the one, two or three full Fiscal Quarters following such Opening Date, multiplied by 4, 2, or 4/3, respectively; provided further that, for purposes of determining Consolidated Adjusted EBITDA solely for the respective four consecutive Fiscal Quarter periods ending on 30 September 2009, 31 December 2009 and 31 March 2010, to the extent that operating expenses in the most recent Fiscal Quarter in such period have been reduced from levels in any of the three preceding Fiscal Quarters through implementation of reduction-in-force or other cost-cutting initiatives the effect of which the Issuer and VML reasonably believe is continuing, and the Issuer and VML so certify in writing to the Trustee, then the levels of such operating expenses for such three preceding Fiscal Quarters may be adjusted as if such reductions in operating expenses had been achieved in such quarters as well up to a maximum amount of (i) US$40,000,000 for the period of four consecutive Fiscal Quarters ending on 30 September 2009, (ii) US$19,000,000 for the period of four consecutive Fiscal Quarters ending on 31 December 2009 and (iii) US$12,000,000 for the period of four consecutive Fiscal Quarters ending on 31 March 2010. Any equity contributions made by the Parent or any of its Affiliates (other than the Issuer or any other Restricted Subsidiary) to the Issuer and/or proceeds of Shareholder Subordinated Indebtedness incurred by the Issuer and/or the face amount of any Conforming Adelson L/C delivered to the Administrative Agent for the benefit of the lenders under the Credit Agreement during any quarter and during a period of fifteen days following such quarter, in an aggregate amount for such cash equity contributions, proceeds and face amounts of Conforming Adelson L/C not to exceed US$20,000,000 per quarter, may at the written election of the Issuer to the Trustee be included in Consolidated
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Adjusted EBITDA for such quarter; provided that the Issuer may not include such cash equity contributions, proceeds, and/or face amounts of Conforming Adelson L/C or any combination thereof, in Consolidated Adjusted EBITDA (a) if any Conforming Adelson L/C Draw Event, Event of Default or Potential Event of Default has occurred and is continuing at the time such cash contribution is made or such Conforming Adelson L/C is provided to the Administrative Agent (other than, during the 15 day period following the end of the relevant Fiscal Quarter, an Event of Default or a Potential Event of Default caused by a breach of subsection 7.6 of the Credit Agreement) and (b) in any event, after two consecutive Fiscal Quarters unless, following any exercise of such election to include any such common equity contributions, proceeds and/or face amounts of Conforming Adelson L/C in Consolidated Adjusted EBITDA, the Issuer would have been able to satisfy the Incurrence Test on a rolling four quarter basis occurring after such election (without giving effect to any previous cash contributions, proceeds and/or face amounts of Conforming Adelson L/C) for at least one Fiscal Quarter. Any loans repaid with any such cash contribution or proceeds in the same Fiscal Quarter or four-Fiscal-Quarter period, as the case may be, in which such cash contribution or proceeds is counted as Consolidated Adjusted EBITDA (or cash contributed to replace the face amount of any Conforming Adelson L/C) shall not be deemed to have been repaid for purposes of determining compliance with the Incurrence Test. To the extent an Excluded Subsidiary is converted to a Restricted Subsidiary during any relevant period, Consolidated Adjusted EBITDA shall include the Consolidated Adjusted EBITDA of such Restricted Subsidiary on a pro forma basis since the beginning of such relevant period. Solely for the purposes of this definition, “Event of Default” and “Potential Event of Default” have the meanings ascribed thereto in the Credit Agreement.
Consolidated Interest Expense means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalised interest) of the Issuer and the Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Issuer and the Restricted Subsidiaries (other than non-cash interest on Permitted Subordinated Indebtedness), including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedging Agreements, but excluding, however, amortisation of debt issuance costs and deferred financing fees on or prior to the Closing Date. To the extent an Excluded Subsidiary is converted to a Restricted Subsidiary during any relevant period, Consolidated Interest Expense shall include the Consolidated Interest Expense of such Restricted Subsidiary on a pro forma basis since the beginning of such relevant period.
Consolidated Leverage Ratio means, as of any date, the ratio of (a) Consolidated Total Debt outstanding on such date to (b) Consolidated Adjusted EBITDA computed for the period consisting of, if such date is a Quarterly Date, the Fiscal Quarter ending on such date and each of the three immediately preceding Fiscal Quarters, or if such date is not a Quarterly Date, the four full Fiscal Quarters most recently ended.
Consolidated Net Income means, for any period, the net income (or loss) of the Issuer and the Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP and before any reduction in respect of preferred stock dividends; provided that there shall be excluded, without duplication, (a) the income (or loss) of any Person (other than the Issuer or a Restricted Subsidiary), except to the extent of the amount of dividends or other distributions actually paid to the Issuer or any other Restricted Subsidiary by such Person during such period (but net of any applicable taxes payable in connection therewith), (b) the income (or loss) of any Person accrued prior to the date it is merged into or consolidated with the Issuer or any other Restricted Subsidiary or that Person’s assets are acquired by the Issuer or any Restricted Subsidiary, (c) any after-tax gains or losses attributable to (i) Asset Sales, (ii) returned surplus assets of any pension plan or (iii)
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the disposition of any Equity Securities or the extinguishment of any Indebtedness of the Issuer or any Restricted Subsidiary, (d) all income generated by an Excluded Casino, (e) dividends or distributions from any Excluded Subsidiary to the Issuer or any Restricted Subsidiary which are used to fund Tax Distributions, (f) the effect of non-cash accounting adjustments resulting from a change in the tax status of a flow-through tax entity to a “C-corporation” or other entity taxed similarly, (g) any net extraordinary gains or net extraordinary losses, and (h) any refinancing costs, amortisation or charges (including premiums, costs, amortisation and charges associated with the Refinancing (as defined in the Credit Agreement) and repayment of the Refinanced Debt; provided, further, that no effect shall be given to any non-cash minority interest in any Restricted Subsidiary for purposes of computing Consolidated Net Income.
Consolidated Total Debt means, as at any date of determination, the aggregate Indebtedness of the Issuer and each Restricted Subsidiary as stated on their respective balance sheets (other than (x) any Shareholder Subordinated Indebtedness and (y) any Indebtedness and the guarantee thereof incurred pursuant to sub-clause (l) of the definition of Permitted Indebtedness), determined on a consolidated basis in accordance with GAAP.
Construction Contracts means, collectively, the contracts entered into, from time to time, between Sands China, the Issuer, or any Restricted Subsidiary, on the one hand, and any Construction Manager or any Contractor, on the other hand, for performance of service or sale of goods in connection with the design, engineering, installation or construction of any active Project (including without limitation, the Construction Management Agreement).
Construction Management Agreement means:
(a)	with respect to the Venetian Macao Overall Project, that certain Construction Management Agreement dated as of 29 April 2005 between Venetian Cotai Limited and Hsin Chong Construction (Macau) Limited;
(b)	with respect to any other active Project, any agreement relating to the provision of construction management services for such Project entered into by Sands China, the Issuer or any Restricted Subsidiary on or after the Closing Date; and
(c)	any replacement of the forgoing agreements described in sub-clauses (a) and (b).
Construction Manager means:
(a)	with respect to the Primary Projects, Hsin Chong Construction (Macau) Limited, a corporation organised under the laws of Macau SAR; and
(b)	with respect to any other active Project, any construction manager party to any Construction Management Agreement relating to such Project.
Contractors means any architects, engineers, consultants, designers, contractors, sub-contractors, suppliers, vendors, labourers or any other Persons engaged by VML in connection with the design, engineering, installation and construction of any active Project (but excluding the Construction Manager for such Project).
Contingent Obligation, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto
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will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (c) under Hedging Agreements. Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under sub-clause (i) or (ii) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited. Notwithstanding the foregoing, Contingent Obligations shall not include any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due or are promptly paid when due.
Cotai Plan means the plan for the development of the Cotai Strip submitted to Macau SAR by the Issuer or any Subsidiary of the Issuer (a copy of which was included in the management presentation provided to the original Bondholders), showing the approximate placement of the land parcels along the Cotai Strip in Macau SAR as designated by Macau SAR, as such plan may be modified in a non-material manner from time to time upon notice of any such modification to the Trustee.
Cotai Strip means the land located at Cotai in Macau SAR.
Cotai Strip Excluded Subsidiaries means wholly-owned (subject to mandatory minority shareholder requirements in accordance with Macanese law, the Permitted 10% Equity Sale and the Permitted VOL Equity Sale) Excluded Subsidiaries of the Issuer that, directly or indirectly, own or are intended to own the Excluded Casino Hotel Resorts.
Cotai Strip Infrastructure Project means the construction (at the Cotai Subsidiary’s cost) (but not ownership, as Macau SAR will own such infrastructure) by VML or the Cotai Subsidiary of certain public infrastructure (and related reclamation) at or adjacent to the Cotai Strip to support the development of the Cotai Strip.
Cotai Strip Investment Project means, from and after the date that any Cotai Strip Excluded Subsidiary which directly owns an Excluded Casino Hotel Resort is designated as a Restricted Subsidiary in accordance with the terms hereof and such Excluded Casino Hotel Resort becomes an asset of an Restricted Subsidiary, such Excluded Casino Hotel Resort and the Excluded Casino located therein; other than any portion of such Project that has been sold in a Permitted Asset Disposition pursuant to these Terms and Conditions.
Cotai Subsidiary means Venetian Cotai Limited, a Macau corporation.
Credit Agreement means the credit agreement dated 25 May 2006 entered into by, among others, VML US as borrower, VML as company, The Bank of Nova Scotia as administrative agent (the Administrative Agent) and the lenders as defined therein (as amended, restated and supplemented from time to time).
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Deed of Subordination means the deed of subordination dated the Closing Date between Citicorp International Limited, Venetian Orient Limited, certain other Affiliates of the Issuer, the Issuer, Venetian Venture Development Intermediate Limited, Venetian Macau Limited, Venetian Cotai Limited, VML US Finance LLC, Venetian Macau Finance Company and Sands China.
Disbursement Agreement means the disbursement agreement dated as of 25 May 2006 between, among others, The Bank of Nova Scotia as bank agent and disbursement agent, VML US, the Cotai Subsidiary and VML.
Equity Securities means (i) any stock, shares (including preferred shares), partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, and (ii) options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing in (i) above.
Event of Loss means, with respect to any property or asset (whether a tangible or intangible asset, or real or personal property), any of the following:
(a)	any loss, destruction or damage of such property or asset;
(b)	any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or
(c)	any settlement in lieu of clause (b) above.
Exchange Shares means shares, par value US$0.01 per share of Sands China, or all other (if any) shares or stock resulting from any sub-division, consolidation or reclassification of such shares into which the Bonds are exchanged upon the occurrence of the Qualified IPO.
Excluded Bank Accounts means segregated bank accounts of VML into which only revenue associated with the operation of the Excluded Casinos by VML on behalf of the Cotai Strip Excluded Subsidiaries or Additional Development Excluded Subsidiaries, as the case may be, is deposited.
Excluded Casino means the casino or gaming space in, or to be developed in any Excluded Casino Hotel Resort or Additional Development, which casino or gaming space, subject to the terms and conditions set forth herein, will be owned and operated by VML.
Excluded Casino Hotel Resorts means casino hotel resorts and retail complexes developed on Sites 5 and 6, which casino hotel resorts will be owned, operated and maintained (other than any casino and gaming areas therein which shall be operated by VML) by persons other than the Issuer and Restricted Subsidiaries (with all costs and liabilities related to such sites (other than the specific liabilities permitted to be incurred by VML in connection with its operation of the associated Excluded Casino as set forth in Section 6.14B of the Credit Agreement) to be borne exclusively by the Cotai Strip Excluded Subsidiaries and such Persons with no recourse to the Issuer and Restricted Subsidiaries except as otherwise permitted by Section 7.3 of the Credit Agreement).
Excluded Casino Interest means, prior to the time any Excluded Casino Hotel Resort or Additional Development becomes an asset of a Restricted Subsidiary, the interest of any
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Restricted Subsidiary in the Excluded Casino, the gaming assets located therein and, to the extent deposited in Excluded Bank Accounts, the Net Casino Cash Flow therefrom.
Excluded Subsidiaries means (i) Venetian Orient Limited, CotaiJet Holdings (II) Ltd., Cotai WaterJets (HK) Ltd., the Subsidiaries of CotaiJet Holdings (II) Ltd. and Cotai WaterJets (HK) Ltd., Cotai Strip Lot 2 Apart Hotel (Macau) Ltd, Venetian Marketing Services Limited, World Sourcing Services Limited, Venetian Global Holdings Limited and its Subsidiaries, and V-HK Services Limited (formerly known as Asian Opportunity Limited), (ii) the Cotai Strip Excluded Subsidiaries and Additional Development Excluded Subsidiaries, if any, for so long as such Subsidiaries have not been designated as Restricted Subsidiaries pursuant to the terms hereof, (iii) any Subsidiary that is designated as an Excluded Subsidiary by the Issuer as provided in the next sentence, and (iv) any Subsidiary of an Excluded Subsidiary. The Issuer may designate any Subsidiary referred to in clause (iii) of the preceding sentence (other than VML, the Cotai Subsidiary, VML US, Venetian Cotai Hotel Management Limited, Venetian Macau Finance Company, Sands China, Venetian Venture Development Intermediate Limited, or any other Subsidiary which participates in, or is expected to participate in, the development, construction, operation or management of any Project (other than initial development of a Casino Operation Project to be located within an Other Resort Project being developed by such Subsidiary to the extent permitted hereunder), as determined by the Issuer) to be an Excluded Subsidiary by providing written notice of such designation to the Trustee and certifying that, after giving effect to such designation, no Potential Event of Default or Event of Default shall have occurred and be continuing.
Far East Agreement means all agreements regarding the development of a casino resort on Site 3 which, on the date hereof, are expected to include an investment agreement, an undertaking to sell agreement effective as a right in rem, a purchase and sale deed, a finance multiparty agreement, condominium bylaws, and an infrastructure agreement.
FF&E Documents means the credit agreement or other similar document governing any FF&E Facility, and any intercreditor agreement related to any FF&E Facility.
FF&E Facility means any credit facility, vendor financing, mortgage financing, purchase money obligation, Capital Lease or similar arrangement incurred to finance or refinance Specified FF&E.
First Parent L/C means a direct pay standby letter of credit which (a) is obtained by the Parent or one of its Affiliates (but not the Issuer or any Subsidiary of the Issuer), (b) has an expiration date of not earlier than the fifth Business Day following the first Interest Payment Date, (c) has a face amount of not less than the amount of interest payable by the Issuer on the first Interest Payment Date (assuming no early redemption or exchange of the Bonds shall have occurred prior to that date) and is irrevocable, and (d) is issued by an internationally recognised financial institution or bank provided that any such standby letter of credit shall only qualify as a First Parent L/C if it states that it may be drawn upon by the Trustee for the benefit of the Bondholders to pay interest in respect of the Bonds, and provided further that neither the Issuer nor any Subsidiary of the Issuer shall have any obligations (contingent or otherwise) in respect of any such standby letter of credit or any reimbursement agreement applicable thereto.
Fiscal Quarter means a fiscal quarter of any Fiscal Year.
Fiscal Year means the fiscal year of the Issuer and the Restricted Subsidiaries ending on 31 December of each calendar year.
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Four Seasons Macao Casino means the design, development, construction, ownership, operation and maintenance by VML of casino space located within the Four Seasons Macao Resort Project and the purchase of associated gaming machines, utensils and equipment.
Four Seasons Macao Mall means the design, development, construction, ownership and operation and maintenance by the Cotai Subsidiary of a retail complex as part of the Four Seasons Macao Resort Project.
Four Seasons Macao Operation, Maintenance and Management Agreement means one or more operation, maintenance and management agreements (together with all related and associated agreements), entered into between the Cotai Subsidiary and Four Seasons Hotels and Resorts, Inc. or another hotel management company or any replacement agreement with another hotel management company (and, with respect to Four Seasons Hotels and Resorts, Inc., with reference to that certain Letter of Intent between the parties, dated 16 January 2006).
Four Seasons Macao Overall Project means the Four Seasons Macao Casino, the Four Seasons Macao Resort Project, and the Four Seasons Macao Mall; other than any such component that has been sold in a Permitted Asset Disposition pursuant to these Terms and Conditions.
Four Seasons Macao Resort Project means the design, development, construction and ownership by the Cotai Subsidiary of a luxury hotel complex (which may include “complementary accommodations”) to be operated and maintained by Four Seasons Hotels and Resorts, Inc. located on Site 2 together with the associated park being developed in connection therewith.
GAAP means generally accepted accounting principles in the United States set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States as in effect from time to time, except where material changes to the application of GAAP have occurred after the Closing Date (as defined in the Credit Agreement), GAAP as in effect as of the Closing Date (as defined in the Credit Agreement) will be applied.
Galaxy means Galaxy Casino Company Limited.
Gaming Concession Consent means the consent dated as of 25 May 2006, between, among others, Macau SAR and VML in respect of the Gaming Sub-Concession Contract, as amended, supplemented or otherwise modified from time to time.
Gaming Concession Contract means the collective reference to (i) the Gaming Sub-Concession Contract; (ii) the Supplements to Gaming Sub-Concession Contract; and (iii) any other amendments or supplements to the Gaming Sub-Concession Contract and/or the Supplements to Gaming Sub-Concession Contract.
Gaming Concession Guaranty means that certain Guaranty, dated as of 18 December 2002, by BNU in favour of VML regarding its payment obligations under the Gaming Sub-Concession Contract.
Gaming License means every license, franchise or other authorisation of VML to own, lease, operate or otherwise conduct gaming activities (including the operation of “casinos”) in Macau SAR.
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Gaming Sub-Concession Contract means that certain sub-concession contract, dated 19 December 2002 (together with all amendments, supplements, modifications and all other ancillary agreements and documents related thereto), between Galaxy and VML.
Hedging Agreements means (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (b) other agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates.
Holding Company means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.
Hong Kong means Hong Kong Special Administrative Region of the People’s Republic of China.
Hong Kong Dollars, HK dollars or HK$ means the lawful currency of Hong Kong.
Immaterial Subsidiaries means V-HK Services Limited and Venetian Macau Finance Company.
Incurrence Test means a test that is satisfied if, as of the date of determination, the Consolidated Leverage Ratio is less than or equal to 6.0 to 1.0.
Indebtedness or indebtedness, as applied to any Person, means:
(a)	all indebtedness for borrowed money;
(b)	that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP;
(c)	notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money;
(d)	any obligation owed for all or any part of the deferred purchase price of property or services (excluding any trade payables and accruals incurred in the ordinary course of business); and
(e)	all Indebtedness secured by any Lien on any property or asset owned or held and under contracts by that person regardless of whether the Indebtedness secured thereby shall have been assumed by that person or is nonrecourse to the credit of that person.
Obligations under Hedging Agreements constitute Contingent Obligations and not Indebtedness. Additionally, Indebtedness shall not include:
(i)	any amount of the liability in respect of an operating lease that at such time would not be required to be capitalised and reflected as a liability on the balance sheet in accordance with GAAP;
(ii)	any surety bonds for claims underlying mechanics liens and reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due, or are promptly paid when due;
(iii)	any Indebtedness that has been either satisfied or discharged or defeased through covenant defeasance or legal defeasance;
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(iv)	for purposes of determining compliance with the Incurrence Test, Indebtedness permitted by clause (l) and clause (q) of the definition of Permitted Indebtedness; or
(v)	capitalised interest.
For the purposes of determining “Consolidated Total Debt” or the amount of Indebtedness that may be incurred under these Terms and Conditions, Contingent Obligations incurred under Condition 3.3(ii), to the extent they constitute a guarantee of Indebtedness otherwise permitted under these Terms and Conditions in lieu of incurring such Indebtedness, shall be treated as Indebtedness.
Investment means, relative to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Equity Securities of any other Person (including any Subsidiary), (b) any direct or indirect purchase or other acquisition for value, by such Person from any Person, of any Equity Securities of any Person, or (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business other than Hedging Agreements required or permitted hereunder to hedge against fluctuations of interest rates or currency exchange risk. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all returns of principal or equity thereon.
Joint Venture means a joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
Land Concession Contracts means the Sands Macao Land Concession Contract, the Venetian Macao Land Concession Contract and any other land concession contract held by Sands China, the Issuer or any Restricted Subsidiary.
Land Concession Guaranty means any guaranty by a third party required by the government of Macau SAR pursuant to the terms of any Land Concession Contract.
Lido Contract means that certain Corporate Services Agreement, effective as of 1 January 2005, by and among Lido Casino Resort, LLC, Parent, Las Vegas Sands, LLC, Venetian Casino Resort, LLC, Phase II Mall Subsidiary, LLC, VML, the Cotai Subsidiary and Venetian Resort Development Limited, and effective as of 1 January 2006, Sands Bethworks Gaming, LLC and Sands Garden City Pte Ltd.
Listing Rules means the listing rules of any Qualified Exchange on which shares of Sands China are being, or will be, traded, as amended from time to time.
Loan Party and Loan Parties have the respective meanings ascribed thereto in the Credit Agreement.
Macau SAR means Macau Special Administrative Region of the People’s Republic of China.
Net Casino Cash Flow means, with respect to any Excluded Casino Hotel Resort or Additional Development, the total cash flow from the operation of the associated Excluded
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Casinos, net of (i) all costs and other expenses associated with the ownership, operation or maintenance and (ii) applicable taxes, premiums and other liabilities of the Issuer and the Restricted Subsidiaries, in each case, in respect of the associated Excluded Casino.
Non-Recourse Financing means Indebtedness (a) for which none of the Issuer and the Restricted Subsidiaries provides credit support (other than credit comprising the Excluded Casino Interest) pursuant to any undertaking, agreement or instrument that would constitute Indebtedness, or is directly or indirectly liable, (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Excluded Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than Indebtedness under the Bonds) of the Issuer or any Restricted Subsidiary to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity, and (c) in connection with which the agent or other representative of the lenders under such Non-Recourse Financing has entered into an intercreditor, standstill, or similar agreement, reasonably satisfactory in form and substance to Bondholders holding more than 50% of the principal amount of the Bonds outstanding.
Obligations means Indebtedness of the Issuer under these Terms and Conditions, the Agency Agreement, the Trust Deed, the Deed of Subordination and the placing agreement in relation to the Bonds entered into between the Issuer and Goldman Sachs (Asia) L.L.C. on 1 September 2009 (the Placing Agreement).
Ordinary Resolution has the meaning ascribed thereto in the Trust Deed.
Other Resort Projects means the design, development, construction, ownership, start-up and operation and maintenance of casino hotel resorts (excluding the casino and showroom and/or retail components thereof) by a person other than the Issuer and the Restricted Subsidiaries (and that may be an Excluded Subsidiary) on Sites 3, 7 and/or 8, without any credit support from the Issuer and the Restricted Subsidiaries other than as permitted by these Terms and Conditions or in respect of the purchase price for the casino and showroom and/or retail components thereof to be acquired by VML in accordance with the terms hereof, the Credit Agreement and the Disbursement Agreement, any temporary land acquisition and related premium payments and other obligations permitted pursuant to these Terms and Conditions, the Credit Agreement and the Disbursement Agreement, and the operation and maintenance costs associated with such casino and showroom and/or retail space.
Parent means Las Vegas Sands Corp., a Nevada corporation.
Park Site means the portion of Site 2 on the Cotai Strip designated as a park on the Cotai Plan.
Permitted Asset Dispositions means
(a)	the sale of the assets comprising, or the equity interests in any entity whose sole asset (other than immaterial assets, none of which are reasonably necessary for the ownership or operation of the casino or gaming area portion of any Project, the Sands Macao Podium Expansion Project, the Sands Macao Casino or the Venetian Macao Resort Project) consists of, the Venetian Macao Mall, the Venetian Macao Convention Center, the Four Seasons Macao Mall, the Four Seasons Macao Resort Project and/or any other Project or portion thereof (including the complementary accommodations at the Four Seasons Macao Resort Project or any similar complementary accommodations at any other Project), other than the casino and gaming area portion of any Project (including, without limitation, the Venetian Macao Casino Project and the Four Seasons Macao Casino), the Sands Macao
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Podium Expansion Project, the Sands Macao Casino and the Venetian Macao Resort Project; and
(b)	any Permitted Asset Disposition as defined in the Credit Agreement (for this purpose, disregarding any amendment, restatement or supplement to the Credit Agreement entered into on or after the date of the Placing Agreement).
Permitted Indebtedness means:
(a)	the Obligations;
(b)	Indebtedness of VML US and any Restricted Subsidiary under the Credit Agreement and any Refinancing Indebtedness incurred in respect thereof;
(c)	without limiting clause (b) above, Indebtedness of the Issuer and its Restricted Subsidiaries existing on the Closing Date as set forth in Schedule 1 and any Refinancing Indebtedness incurred in respect thereof;
(d)	Indebtedness to be incurred by the Issuer and any Restricted Subsidiary in respect of the reasonable fees, expenses and reimbursements of the Qualified IPO;
(e)	Permitted Unsecured Indebtedness of the Issuer or any Restricted Subsidiary:
(i)	if the Consolidated Leverage Ratio (as defined in the Credit Agreement) is equal to or more than 3.0 to 1.0, up to an aggregate principal amount outstanding of US$100,000,000; or
(ii)	if the Consolidated Leverage Ratio (as defined in the Credit Agreement) is less than 3.0 to 1.0, in an unlimited amount;
(f)	Contingent Obligations permitted under Condition 3.3 and, upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;
(g)	Indebtedness owed by the Issuer to any Restricted Subsidiary or by any Restricted Subsidiary to the Issuer or any other Restricted Subsidiary;
(h)	with regard to any Other Resort Project, the incurrence by VML of Permitted Unsecured Indebtedness in connection with the acquisition by VML of the casino “shell” associated with such Other Resort Project and related infrastructure (in lieu of cash reimbursement of costs or other cash payments to the sellers or developers as consideration for such “shell” and related infrastructure) in favour of the seller or developer of such acquired property in an aggregate amount not to exceed US$50,000,000 for each such casino “shell” and related infrastructure;
(i)	to the extent that such incurrence does not result in the incurrence by the Issuer or any Restricted Subsidiary of any obligation for the payment of borrowed money of others, Indebtedness of the Issuer or any Restricted Subsidiary incurred solely in respect of (x) performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances, letters of credit in order to provide security for workers’ compensation claims, payment obligations in connection with self insurance or similar requirements, surety and similar bonds and statutory claims of lessors, licencees, contractors, franchisees or customers, and (y) bonds securing the performance of judgments or a stay of process in proceedings to enforce a contested liability or in
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connection with any order or decree in any legal proceeding; provided that such Indebtedness described in this sub-clause was incurred in the ordinary course of business of the Issuer or any Restricted Subsidiary and all such Indebtedness pursuant to this sub-clause does not exceed in an aggregate principal amount, at any time outstanding, of US$125,000,000;
(j)	the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness (which may include Capital Lease obligations, mortgage financings or purchase money obligations) for the purpose of financing or refinancing all or any part of the purchase price or cost of construction, installation and/or improvement of property, plant or equipment used in the business of the Issuer and the Restricted Subsidiaries or the construction, installation, purchase or lease of real or personal property or equipment (including Specified FF&E) (including any refinancings thereof), in an aggregate principal amount not to exceed, at any time outstanding, US$50,000,000;
(k)	Indebtedness arising from any agreement entered into by the Issuer or any Restricted Subsidiary providing for indemnification, purchase price adjustment or similar obligations, in each case incurred or assumed in connection with the disposition of any business, assets or capital stock of direct Subsidiaries;
(l)	to the extent constituting Indebtedness, the contractual payments required to be made from time to time by the Issuer or any Restricted Subsidiary to the Macau SAR under the Land Concession Contracts and the Gaming Sub-Concession Contract and Indebtedness associated with any guarantees of such payments;
(m)	to the extent it constitutes Indebtedness, obligations under Hedging Agreements that are incurred (a) with respect to any Indebtedness that is permitted by the terms of these Terms and Conditions to be outstanding, (b) for the purpose of fixing or hedging currency exchange rate risk with respect to any currency exchanges and not for speculative purposes, or (c) for the purpose of fixing or hedging commodities risk in connection with commodities to which the Issuer or any Restricted Subsidiary has actual exposure in connection with its business and operations and not for speculative purposes;
(n)	Indebtedness of the Issuer or any Restricted Subsidiary under FF&E Facilities in an aggregate principal amount not to exceed US$350,000,000 at any time outstanding for the Issuer and all Restricted Subsidiaries;
(o)	Shareholder Subordinated Indebtedness (including such Indebtedness incurred for purposes of contributing to Consolidated Adjusted EBITDA as contemplated by the definition of Consolidated Adjusted EBITDA);
(p)	Indebtedness raised by the Issuer or any Restricted Subsidiary comprising (x) Permitted Unsecured Indebtedness and (y) Indebtedness of a type permitted under sub-clause (j) of this definition (but in addition to the dollar limitation in such sub-clause) or Indebtedness of a type permitted pursuant to sub-clause (n) of this definition (but in addition to the dollar limitation in such sub-clause), up to an aggregate principal amount outstanding at any time for the Issuer and all Restricted Subsidiaries of US$50,000,000;
(q)	Indebtedness consisting of obligations permitted pursuant to subsection 7.17B(ii) of the Credit Agreement;
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(r)	Indebtedness permitted to be incurred by VML and other Loan Parties pursuant to section 7.1(xix) of the Credit Agreement (as incorporated pursuant to the Second Amendment to the Credit Agreement dated 12 August 2009); and
(s)	Indebtedness permitted to be incurred by VML and other Loan Parties pursuant to section 7.1(xx) of the Credit Agreement (as incorporated pursuant to the Second Amendment to the Credit Agreement dated 12 August 2009).
Permitted Investment means:
(a)	an Investment in cash and cash equivalents;
(b)	an Investment (including the formation or creation of a Subsidiary) by the Issuer or a Restricted Subsidiary in a Restricted Subsidiary or a person which will, upon the making of such Investment, become a Restricted Subsidiary or an investment by a Restricted Subsidiary in the Issuer;
(c)	any Investment made as a result of the receipt of non-cash consideration from an asset sale that was made in accordance with these Terms and Conditions or the Credit Agreement;
(d)	an Investment in receivables owing to the Issuer or any Restricted Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided that such trade terms may include such concessionary trade terms as the Issuer or such Restricted Subsidiary deems reasonable under the circumstances;
(e)	an Investment in the form of payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;
(f)	an Investment by the Issuer or a Restricted Subsidiary made in any Excluded Subsidiary, Supplier Joint Venture or Joint Venture solely with cash or other property contributed to the Issuer either (x) in exchange for common equity of the Issuer issued to the Issuer’s direct or indirect parent or (y) in the form of Permitted Subordinated Indebtedness by Sheldon G. Adelson or any of his Affiliates or Related Parties, in each case for such purpose;
(g)	an Investment consisting of securities or other obligations received in settlement of debt created in the ordinary course of business and owing to the Issuer or a Restricted Subsidiary or in satisfaction of judgments;
(h)	an Investment consisting of a loan or advance to an employee or director or former employee or director of the Issuer or any Restricted Subsidiary, provided that the aggregate outstanding principal amount of such loans and advances does not exceed US$2,000,000 at any time;
(i)	an Investment by the Issuer or a Restricted Subsidiary made with the proceeds of a substantially concurrent sale or issuance of Equity Securities of the Issuer;
(j) Investments existing on the Closing Date;
(k)	any other Investment made by the Issuer or any Restricted Subsidiary with the proceeds of the issuance of the Bonds;
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(l)	so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, Investments in Cotai Strip Excluded Subsidiaries, the proceeds of which Investments are used by such Cotai Strip Excluded Subsidiary, to develop and construct Excluded Casino Hotel Resorts (a Cotai Strip Investment) in an aggregate amount at any one time outstanding not to exceed the sum of (a) US$800,000,000 (less (x) at any time prior to the satisfaction or waiver of all the conditions precedent set forth in Sections 3.1 and 3.4 of the Disbursement Agreement in order for the Company (as defined in the Disbursement Agreement) to obtain one advance under Section 3.1 of the Disbursement Agreement in respect of the Venetian Macao Overall Project, the amount, if any, disbursed under Section 3.6 of the Disbursement Agreement in excess of (1) $900,000,000 plus (2) any amounts expended on land premiums pursuant to clause (b) of the definition of Maximum Early Advance Amount (as defined in the Disbursement Agreement); and (y) the amount of loans then outstanding, if any, to Excluded Subsidiaries developing Casino Operation Projects made pursuant to subsection 7.3(xxi) of the Credit Agreement), (b) the aggregate amount of net-after-tax cash dividends received by any Loan Party from such Cotai Strip Excluded Subsidiary (other than the dividends received by the Loan Parties to pay obligations of or related to the Cotai Strip Excluded Subsidiaries or the Excluded Casinos (including for the payment of income taxes payable in respect of the income of such Cotai Strip Excluded Subsidiaries or Excluded Casinos)), the proceeds of which have been deposited into the Term Loan Disbursement Account (as defined in the Disbursement Agreement) and (c) the proceeds, if any, from VML’s issuance of any senior unsecured notes or senior notes secured by a second priority Lien on the Collateral (as defined in the Credit Agreement) in accordance with subsection 7.1(xix) of the Credit Agreement;
(m)	Investments made by any Loan Party in the form of Consolidated Capital Expenditures (as defined in the Credit Agreement) permitted by subsection 7.14 of the Credit Agreement;
(n)	so long as no Potential Event of Default or Event of Default shall have occurred and be continuing, Investments made by the Issuer or any Restricted Subsidiary in Excluded Subsidiaries or Joint Ventures consisting of:
(i)	cash and cash equivalents of up to US$100,000,000 in the aggregate; and
(ii)	guarantees of up to US$200,000,000 in the aggregate of Indebtedness of, or performance by, any Excluded Subsidiaries or Joint Ventures, provided that the Consolidated Leverage Ratio (as defined in the Credit Agreement) is less than 3.0 to 1.0 after giving effect to each such Investment; provided further that notwithstanding the foregoing, no Restricted Subsidiary may make Investments in Joint Ventures pursuant to this clause (n) in excess of US$50,000,000 in the aggregate;
(o)	Investments made by the Issuer or any Restricted Subsidiary in Excluded Subsidiaries or Joint Ventures, not exceeding US$50,000,000 in the aggregate at any time;
(p)	Investments made by VML in any Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, which result solely from such Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary, as the case may be, receiving the Net Casino Cash Flow from an Excluded Bank Account as permitted pursuant to the terms of the Credit Agreement;
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(r)	any payment made by the Issuer or any Restricted Subsidiary related to the operation or maintenance of an Excluded Casino which payment was made by the Issuer or such Restricted Subsidiary from a source other than an Excluded Bank Account; provided that either:
(i)	the Issuer or such Restricted Subsidiary shall have been reimbursed for such payment within 10 days of such disbursement from sources other than cash or other assets of the Issuer or a Restricted Subsidiary; or
(ii)	such payment is otherwise permitted under subsection 7.3 of the Credit Agreement (excluding the provisions of subsection 7.3(xii) and subsection 7.3(xiii) of the Credit Agreement);
(s)	so long as no Potential Event of Default or Event of Default shall have occurred or be continuing, and so long as the Consolidated Leverage Ratio (as defined in the Credit Agreement) is less than 3.0 to 1.0 after giving effect to each such Investment, cash Investments made by the Issuer or any Restricted Subsidiary in the Excluded Subsidiaries in an aggregate amount at any time outstanding not exceeding the sum of (1) 50% of (A) the Consolidated Net Income of the Loan Parties for the period (taken as one accounting period) from the Closing Date (as defined under the Credit Agreement) to the end of VML’s most recently ended Fiscal Quarter for which internal financial statements are available (or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit) less (B) the amount paid or to be paid in respect of such period pursuant to subsection 7.5(iv) of the Credit Agreement to shareholders or members other than VML, plus (2) without duplication, 100% of the aggregate net cash proceeds received by VML since the Closing Date (as defined in the Credit Agreement) from capital contributions or the issue or sale of Equity Securities (excluding any such proceeds used for subsection 7.3(vii) or subsection 7.3(xx) of the Credit Agreement) or debt securities of VML that have been converted into or exchanged for such Equity Securities of VML (other than Equity Securities or such debt securities of VML sold to a Loan Party), plus (3) to the extent not otherwise included in the Loan Parties’ Consolidated Net Income, 100% of the cash dividends or distributions or the amount of cash principal and interest payments (other than dividends or payments received by the Loan Parties to pay obligations of or related to the Cotai Strip Excluded Subsidiaries or the Additional Development Excluded Subsidiaries (including for the payment of income taxes in respect thereof)) received since the Closing Date (as defined in the Credit Agreement) by a Loan Party from any Excluded Subsidiary or in respect of any Joint Venture in which an Investment was made pursuant to any clause of subsection 7.3 of the Credit Agreement other than clauses 7.3(viii) and 7.3(xii) thereof, until the entire amount of the Investment in such Excluded Subsidiary has been received, and 50% of such amounts thereafter; provided in each case that such cash proceeds have not been committed or used for any other purpose; provided, further, however, that in the event that an Excluded Subsidiary is converted into a Restricted Subsidiary, the Loan Parties may add back to this clause the aggregate amount of any Investment in such Subsidiary that was an Investment made pursuant to subsection 7.3 of the Credit Agreement (other than pursuant to clauses 7.3(viii) or 7.3(xii) thereof) at the time of such Investment;
(t)	any Indebtedness permitted to be incurred by the Issuer and the Restricted Subsidiaries under these Terms and Conditions and any Contingent Obligation permitted to be incurred under Condition 3.3 to the extent such Indebtedness or Contingent Obligation constitutes an Investment;
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(u)	other Investments made by the Issuer and the Restricted Subsidiaries, not exceeding US$50,000,000 in the aggregate at any time;
(v)	so long as no Potential Event of Default or Event of Default shall have occurred and be continuing and subject to the terms of the Disbursement Agreement, with regard to each of Site 3, Site 7, and Site 8, Investments made by the Issuer or any Restricted Subsidiary of up to US$50,000,000 per Site constituting a prepayment for the casino and showroom and/or retail “shell” referred to below to an Excluded Subsidiary developing the Other Resort Project to be located thereon; provided that:
(i)	such Excluded Subsidiary has obtained all permits and approvals necessary, at the time such Investment is made, from Macau SAR to develop a casino resort on the applicable Site consistent with the Plans and Specifications (as defined in the Disbursement Agreement) relevant to the applicable Casino Operation Project to be located within such Other Resort Project; and
(ii)	at or prior to the time such Investment is made, such Excluded Subsidiary has executed a binding agreement to deliver to VML the casino and showroom and/or retail “shell” to be developed within such Other Resort Project upon its completion, prior to an agreed date certain, for no further consideration and free and clear of all Liens other than Permitted Liens;
(w)	so long as no Potential Event of Default or Event of Default shall have occurred and be continuing and subject to the terms of the Disbursement Agreement, Investments made by the Issuer or any Restricted Subsidiary in the form of loans to Affiliates of the Issuer or any Restricted Subsidiary that, in each case, are not Restricted Subsidiaries, provided that:

(i)	such Indebtedness is incurred for the purpose of financing the acquisition and/or equipping of ferry vessels to provide ferry service to or from Macau SAR;

(ii)	such loans made by the Restricted Subsidiaries shall be secured on a first-priority basis by the assets so acquired by such Affiliates; and

(iii)	the aggregate outstanding principal amount of such loans, together with the maximum aggregate amount of all Contingent Obligations then outstanding to Affiliates pursuant to Condition 3.3(viii), shall at no time exceed $175,000,000; and

(x)	any other Investment that is permitted under subsection 7.3 of the Credit Agreement (for this purpose, disregarding any amendment, restatement or supplement to the Credit Agreement entered into on or after the date of the Placing Agreement).
Permitted Lien means:
(a)	Liens granted to secure Indebtedness under the Credit Agreement or any Refinancing Indebtedness in respect thereof;
(b)	Liens securing Indebtedness existing on the Closing Date and described in Schedule 1 and any Refinancing Indebtedness in respect thereof;
(c)	Liens for taxes, assessments or governmental charges or claims that are being contested in good faith by appropriate legal or administrative proceedings promptly
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instituted and diligently conducted and for which a reserve or other appropriate provision; if any, as shall be required in conformity with GAAP shall have been made;
(d)	statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP, shall have been made for any such contested amounts, or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, if such Lien arises in the ordinary course of business, VML has bonded such Lien within a reasonable time after becoming aware of the existence thereof;
(e)	Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), incurred in the ordinary course of business or in connection with the construction of a Project (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five (5) days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as may be required by GAAP, shall have been made for any such contested amounts, or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, if such Lien arises in the ordinary course of business or in the construction of a Project, VML has bonded such Lien within a reasonable time after becoming aware of the existence thereof;
(f)	any attachment or judgment not constituting an Event of Default;
(g)	easements, rights-of-way, avagational servitudes, restrictions, encroachments, and other minor defects or irregularities in title and other similar charges or encumbrances, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of the Issuer or any Restricted Subsidiary;
(h)	Liens in favour of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(i)	licenses of patents, trademarks and other intellectual property rights granted by the Issuer or any Restricted Subsidiary in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Issuer or such Restricted Subsidiary;
(j)	Liens incurred in connection with Hedging Agreements in respect of any Indebtedness; provided that such Liens only extend to the collateral securing such Indebtedness with the same priority thereto;
(k)	Liens on Specified FF&E securing obligations in respect of an FF&E Facility permitted to be incurred hereunder (including any mortgage, deed of trust, or similar encumbrance on real property as may be necessary under applicable law to create a
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Lien on Specified FF&E that may constitute a “fixture” appended to such real property);
(l)	Liens securing Indebtedness permitted pursuant to sub-clause (i), sub-clause (j), subsection (y) of sub-clause (p) and sub-clause (q) of the definition of “Permitted Indebtedness”;
(m)	Liens on property of a person existing at the time such person became a Restricted Subsidiary, is merged into or consolidated with or into, or wound up into, the Issuer or any Restricted Subsidiary; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition, merger or consolidation or winding up and do not extend to any other assets other than those of the person acquired by, merged into or consolidated with one of the Issuer or such Restricted Subsidiary;
(n)	Liens to secure a stay of process in proceedings to enforce a contested liability, or required in connection with the institution of legal proceedings or in connection with any other order or decree in any such proceeding or in connection with any contest of any tax or other governmental charge, or deposits with a governmental agency entitling the Issuer or a Restricted Subsidiary to maintain self-insurance or to participate in other specified insurance arrangements or any attachment or judgment Lien not constituting an Event of Default;
(o)	leases or subleases, licenses or sublicenses or other types of occupancy agreements granted to third parties in accordance with these Terms and Conditions and not interfering in any material respect with the ordinary conduct of the business of the Issuer or any of its Restricted Subsidiaries;
(p)	any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
(q)	Liens on property existing at the time of acquisition thereof by the Issuer or any Restricted Subsidiary; provided that such Liens were in existence prior to the consummation of, and were not entered into in contemplation of, such acquisition and do not extend to any other assets other than those so acquired;
(r)	Liens on the interests of the Issuer or any Restricted Subsidiary in any Land Concession Contract and the property interest granted thereunder, granted in favour of the Concession Guarantor and/or other guarantors of payments under the Land Concession Contracts or the Gaming Concession Contract (or to the collateral agent under the Credit Agreement on behalf of the Concession Guarantor and/or such other guarantors) securing obligations in an aggregate amount of no more than US$250,000,000 at any one time;
(s)	leases permitted under Conditions 3.5(v) and (vii) and any leasehold mortgage in favour of any party financing the lessee under any lease permitted under Condition 3.5(v), provided that none of the Issuer and the Restricted Subsidiaries is liable for the payment of any principal of, or interest, premiums or fees on, such financing;
(t)	Liens on Excluded Casino Interests and/or the associated Net Casino Cash Flow granted by any Restricted Subsidiary at the request of the applicable Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiary in connection with a Non-Recourse Financing;
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(u)	Liens arising from filing UCC financing statements or the Macanese equivalent relating solely to leases permitted by these Terms and Conditions or the Credit Agreement (for this purpose, disregarding any amendment, restatement or supplement to the Credit Agreement entered into on or after the date of the Placing Agreement); and
(v)	any other Lien that is a Permitted Lien as defined in the Credit Agreement (for this purpose, disregarding any amendment, restatement or supplement to the Credit Agreement entered into on or after the date of the Placing Agreement).
Permitted Subordinated Indebtedness means any unsecured Indebtedness of the Issuer or any Restricted Subsidiary:
(a)	for which no instalment of principal matures earlier than six months after the Maturity Date; and
(b)	for which the payment of principal and interest is subordinated in right of payment and ranking to the Obligations pursuant to a deed of subordination, intercreditor agreement or other documents reasonably approved in writing by Bondholders holding not less than 50% of the principal amount of outstanding Bonds or by an Ordinary Resolution (as defined in the Trust Deed) of the Bondholders.
Permitted Unsecured Indebtedness means any unsecured Indebtedness of the Issuer or any Restricted Subsidiary:
(a)	for which no instalment of principal matures earlier than twelve months after the latest maturity date of the term loan under the Credit Agreement or any Refinancing Indebtedness in respect of the Credit Agreement;
(b)	in support of which no Liens are granted on any other assets of the Issuer or any Restricted Subsidiary; and
(c)	for which the payment of principal and interest is pari passu in right of payment to the loan under the Credit Agreement or any Refinancing Indebtedness in respect of the Credit Agreement.
Person or person means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organisations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.
Potential Event of Default means an event or circumstance which would with the giving of notice and/or the lapse of time become an Event of Default;
Primary Gaming Concession Contract means the concession contract for the operation of games of chance and other games in casinos in Macau SAR, dated 26 June 2002, between Macau SAR and Galaxy.
Primary Projects means the Sands Macao Podium Expansion Project, the Venetian Macao Overall Project and the Four Seasons Macao Overall Project.
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Principal Agent means Citibank N.A., London Branch or its successor under the Agency Agreement.
Procurement Services Agreement means the Corporate Services Agreement by among VML, Las Vegas Sands, LLC, and World Sourcing Services, Limited, effective as of 1 March 2005.
Prospectus Date means the date on which a prospectus prepared by Sands China for the Qualified IPO in compliance with the Listing Rules is to be issued.
Project Costs is defined in the Disbursement Agreement.
Project Documents means, collectively, the Construction Management Agreements, the Construction Contracts, the Gaming Sub-Concession Contract, the Architectural Services Agreements, the Land Concession Contracts, and the contracts and other arrangements entered into from time to time between any of Sands China, the Issuer and the Restricted Subsidiaries on one hand and any contractor or other third party on the other hand for performance of services or sale of goods in connection with the design, engineering, installation, construction, management, operation or development of any Project (other than the Credit Agreement, its related security and guarantee documents and any FF&E Documents), as the same may be amended from time to time.
Projects means the Four Seasons Macao Overall Project, the Venetian Macao Overall Project, the Sands Macao Podium Expansion Project, the Cotai Strip Infrastructure Project and the Casino Operation Projects, and, from and after the date that any Cotai Strip Excluded Subsidiary is designated as a Restricted Subsidiary, the Cotai Strip Investment Project owned by such Cotai Strip Excluded Subsidiary.
Qualified Exchange means the Main Board of The Stock Exchange of Hong Kong Limited or such other internationally recognised stock exchange of the same or higher international standard as may be approved in writing by Bondholders holding not less than 50% of the principal amount of outstanding Bonds or by an Ordinary Resolution (as defined in the Trust Deed) of the Bondholders.
Qualified IPO means:
(a)	an initial public offering and the listing of, and dealing in, the shares of Sands China on the Qualified Exchange; and
(b)	in respect of such initial public offering and the listing of, and dealing in, the shares of Sands China, the amount of newly issued shares to be offered to and held by the public in accordance with the relevant Listing Rules (such newly issued shares shall hereinafter be referred to as the Firm Offer Shares) would be equivalent to not less than twenty per cent. (20%) of the issued share capital of Sands China immediately after the initial public offering (on a fully diluted basis but excluding the exercise of any over-allotment option resulting in the issue of additional new shares (such additional new shares shall hereinafter be referred to as the Over-allotment Shares) not exceeding fifteen per cent. (15%) of the amount of the Firm Offer Shares), and the Qualified IPO shall be deemed to have occurred on the date on which such dealings in the shares of Sands China first commence on the Qualified Exchange.
For the avoidance of doubt, the Firm Offer Shares:
(a) shall not include any Over-allotment Shares; but
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(b) shall include any Exchange Share issued upon exchange of the Bonds or Shares issued upon exercise of the warrants issued pursuant to Condition 8.2 .
Quarterly Date means 31 March, 30 June, 30 September and 31 December.
Refinanced Debt means existing intercompany loans in an aggregate principal amount of up to US$190 million in the aggregate (plus any accrued interest thereon) from VML’s direct or indirect parent company to VML, the proceeds of which have been used to pay Project Costs or similar costs relating to the Sands Macao Casino.
Refinancing Indebtedness means Indebtedness issued in exchange for, or the net proceeds of which are used to refinance or refund, then outstanding Indebtedness and any refinancings thereof in an amount not to exceed the amount so refinanced or refunded (plus premiums, accrued interest, fees and expenses related thereto), provided that (a) Indebtedness the proceeds of which are used to refinance or refund Indebtedness that is pari passu with, or subordinated in right of payment to, the Obligations shall only be permitted if (x) in the case that the Indebtedness to be refinanced is pari passu with the Obligations, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is issued, is expressly made pari passu with, or subordinate in right of payment to, the Obligations and (y) in the case that the Indebtedness to be refinanced is subordinate in right of payment to the Obligations, such new Indebtedness, by its terms or by the terms of any agreement or instrument pursuant to which it is issued, is expressly made subordinate in right of payment to the Obligations, and (b) such new Indebtedness, determined as of the date it is incurred, does not mature prior to the maturity date of the Indebtedness to be refinanced or refunded, and the Average Life of such new Indebtedness is at least equal to the remaining Average Life of the Indebtedness to be refinanced or refunded.
Related Parties means: (a) Family Members (defined below); (b) directors of the Parent and employees of the Parent who are senior managers or officers of the Parent or any of its Affiliates; (c) any Person who receives an interest in the Parent from any individual referenced in clauses (a)-(b) in a gratuitous transfer, whether by gift, bequest or otherwise, to the extent of such interest; (d) the estate of any individual referenced in clauses (a)-(c); (e) a trust for the benefit of one or more of the individuals referenced in clauses (a)-(c); and/or (f) an entity owned or controlled, directly or indirectly, by one or more of the individuals, estates or trusts referenced in clauses (a)-(e).
For the purpose of this paragraph, a Family Member shall include: (a) Sheldon G. Adelson; (b) Dr. Miriam Adelson; (c) any sibling of either of the foregoing; (d) any issue of any one or more of the individuals referenced in the preceding clauses (a)-(c); and (e) the spouse or issue of the spouse of one or more of the individuals referenced in the preceding clauses (a)-(d).
Restricted Payment means:
(a)	any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Securities of the Issuer now or hereafter outstanding or in respect of options, warrants or other rights to purchase or acquire such Equity Securities of the Issuer (whether of cash, assets or other property, and wherever paid or made and however described and shall include any distribution or repayment of capital, whether upon a reduction in the par value or nominal value of any Equity Securities or otherwise, and howsoever described (and a distribution of assets includes, without limitation, an issue of shares or other securities credited as fully or partly paid up and any rights issue));
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(b)	any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Securities of the Issuer now or hereafter outstanding;
(c)	any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Securities of the Issuer now or hereafter outstanding;
(d)	any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to Permitted Subordinated Indebtedness; and
(e)	any Investment in any Person other than a Permitted Investment.
Restricted Subsidiaries means Sands China, Venetian Venture Development Intermediate Limited, VML US, VML, Venetian Macau Finance Company, the Cotai Subsidiary, Venetian Cotai Hotel Management Limited, and each other Subsidiary of the Issuer that is not an Excluded Subsidiary, whether existing on the Closing Date or subsequently formed or acquired. The Issuer may designate (by providing written notice of such designation to the Trustee) any Excluded Subsidiary (including any Cotai Strip Excluded Subsidiary or Additional Development Excluded Subsidiaries) to be a Restricted Subsidiary under these Terms and Conditions; provided that (i) no Potential Event of Default or Event of Default has occurred or would occur as a result of such designation, (ii) there shall be no Liens on any assets of such Excluded Subsidiary that would not constitute Permitted Liens upon its designation as a Restricted Subsidiary, and (iii) such Excluded Subsidiary shall have no Indebtedness as of the date of such designation other than such Indebtedness as would be permitted pursuant to these Terms and Conditions.
Sands China means Sands China Ltd., a Cayman Islands company which as at the Closing Date is a directly wholly owned Subsidiary of the Issuer.
Sands Macao Casino means VML’s existing casino hotel and entertainment complex located on the Sands Macao Site.
Sands Macao Land Concession Contract means the land concession contract, dated 10 December 2003, between Macau SAR and VML (as amended).
Sands Macao Podium Expansion Project means the design, development, construction, ownership and operation and maintenance by VML of an expansion of the Sands Macao Casino, including an in process expansion and an expansion of the “podium” (together with certain related project and maintenance capital expenditures) on the Sands Macao Site and, at VML’s option, the addition of hotel rooms and/or restaurants; other than any portion of such Project that has been sold pursuant to these Terms and Conditions.
Sands Macao Site means the land near the Macau Hong Kong Ferry Terminal which is leased to VML pursuant to the Sands Macao Land Concession Contract.
Second Parent L/C means a direct pay standby letter of credit which (a) is obtained by the Parent or one of its Affiliates (but not the Issuer or any Subsidiary of the Issuer), (b) has an expiration date of not earlier than the fifth Business Day following the second Interest Payment Date, (c) has a face amount of not less than the amount of interest payable by the Issuer on the second Interest Payment Date (assuming no early redemption or exchange of the Bonds shall have occurred prior to that date) and is irrevocable, and (d) is issued by an
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internationally recognised financial institution or bank provided that any such standby letter of credit shall only qualify as a Second Parent L/C if it states that it may be drawn upon by the Trustee for the benefit of the Bondholders to pay interest in respect of the Bonds, and provided further that neither the Issuer nor any Subsidiary of the Issuer shall have any obligations (contingent or otherwise) in respect of any such standby letter of credit or any reimbursement agreement applicable thereto.
Secondary Projects means the Projects other than the Primary Projects.
Section 951(a) Income means income includable in the gross income of the Parent (or any member of the consolidated group of which the Parent is the common parent) for U.S. federal income tax purposes pursuant to Section 951(a) of the Code, as a result of the operations of the Issuer and its Subsidiaries after 31 December 2005; provided that any such income includable in the gross income of the Parent (or any member of the consolidated group of which the Parent is the common parent) that is attributable to the operations of any Excluded Subsidiaries (unless cash distributions in an amount equal to such income are received by the Issuer or any other Restricted Subsidiary from such Excluded Subsidiary solely for purposes of making Tax Distributions) shall not constitute Section 951(a) Income.
Shareholder Subordinated Indebtedness means Permitted Subordinated Indebtedness held by Sheldon G. Adelson and/or any Holding Company of the Issuer that has a maturity date after the Maturity Date, that does not pay any cash interest, that does not bind the obligor(s) thereon by the provisions of any covenants other than customary affirmative covenants, and that does not contain any cross-default provisions to any other Indebtedness of such obligor(s).
Shares means shares, par value US$0.01 per share, of Sands China and shares of any class or classes resulting from any subdivision, consolidation or reclassification of such shares into which such shares may thereafter be changed.
Site 1 means the real property designated as such on the Cotai Plan.
Site 2 means the real property designated as such on the Cotai Plan.
Site 3 means the real property designated as such on the Cotai Plan.
Site 5 means the real property designated as such on the Cotai Plan.
Site 6 means the real property designated as such on the Cotai Plan.
Site 7 means the real property designated as such on the Cotai Plan.
Site 8 means the real property designated as such on the Cotai Plan.
Specified FF&E means any furniture, fixtures, equipment and other personal property that is financed or refinanced with the proceeds from an FF&E Facility, including each and every item or unit of equipment acquired with the proceeds thereof, each and every item or unit of equipment acquired by substitution or replacement thereof; all parts, components, attachments, accessions, accessories, manuals, installation kits and other items pertaining to such property; all documents (including all warehouse receipts, dock receipts, bills of lading and the like); all licenses (other than gaming licenses and intellectual property licenses), manufacturers’ and other warranties, guarantees, service contracts and related rights and interests covering all or any portion of such property (including any rights in any third-party developed software or firmware (it being understood that if the Issuer or any of its Affiliates
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makes any addition, improvement or modification to any such third-party developed software or firmware, such third-party developed software or firmware shall not be disqualified from being Specified FF&E, but such addition, improvement, or modification shall not be considered Specified FF&E to the extent that either (i) the Issuer or such Affiliate retains ownership of such improvement or modification or (ii) the applicable software license otherwise permits the Issuer or any Affiliate to retain such ownership), any trademark licenses and any other intellectual property solely related to any such property or other items of Specified FF&E); and to the extent not otherwise included, all proceeds (including insurance and condemnation proceeds) of any of the foregoing and all accessions to, substitutions and replacements for, and the rents, profits and products of, each of the foregoing (including cash collateral and collateral accounts).
Subsidiary or subsidiary means, with respect to any person, (a) any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the person or persons (whether directors, managers, trustees or other persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that person or one or more of the other Subsidiaries of that person or a combination thereof and (b) any partnership or limited liability company of which more than 50% of such entities’ capital accounts, distribution rights, general or limited partnership interests or membership interests are owned or controlled directly or indirectly by such person or one of more other Subsidiaries of that person or a combination thereof.
Supplements to Gaming Sub-Concession Contract means (i) the Memorandum from Macau SAR (executed by The Secretary for Economy and Finance), dated 23 December 2002, pursuant to which the Gaming Sub-Concession Contract was deemed no longer dependent on the Primary Gaming Concession Contract, (ii) the letter dated 19 December 2002, executed by the government of Macau SAR, authorising the transfer of rights under the concession agreement to VML pursuant to the terms of the Gaming Sub-Concession Contract, and (iii) the letter dated 19 December 2002, executed by the government of Macau SAR, confirming its rights and obligations with respect to the Gaming Sub-Concession Contract.
Supplier Joint Venture means any person that supplies or provides materials or services to the Issuer or any Restricted Subsidiary, or any contractor in relation to any Project and in which the Issuer or one of its Restricted Subsidiaries have Investments.
US dollar and US$ mean the currency of the United States of America.
Venetian Macao Casino Project means the design, development, construction, ownership and operation and maintenance by VML of casino space located within the Venetian Macao Resort Project and the purchase of associated gaming machines, utensils and equipment.
Venetian Macao Convention Center means the design, development, construction, ownership and operation and maintenance by the Cotai Subsidiary of a convention center located on land leased under the Venetian Macao Land Concession Contract and adjacent to the Venetian Macao Resort Project.
Venetian Macao Land Concession Contract means the land concession contract entered into between Macau SAR and the Cotai Subsidiary pursuant to which Macau SAR will lease Sites 1 and 2 and the Park Site to the Cotai Subsidiary.
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Venetian Macao Mall means the design, development, construction, ownership and operation and maintenance of a retail complex as part of the Venetian Macao Resort Project by the Cotai Subsidiary.
Venetian Macao Overall Project means the Venetian Macao Casino Project, the Venetian Macao Resort Project, the Venetian Macao Convention Center and the Venetian Macao Mall and related parts of the Venetian Macao complex, including the energy center and the area generally referred to as the arena; other than any such component that has been sold pursuant to these Terms and Conditions.
Venetian Macao Resort Project means the design, development, construction, ownership and operation and maintenance by the Cotai Subsidiary of an approximately 3,000 suite luxury hotel resort located on Site 1.
VML means Venetian Macau Limited, a limited liability company incorporated under the laws of Macau SAR.
VML US means VML US Finance LLC, a limited liability company incorporated under the laws of the State of Delaware.
VVDIL Intercompany Debt means existing intercompany loans of up to $183,261,000 in the aggregate from Venetian Venture Development Intermediate Limited and/or one of its direct or indirect parent companies to VML, the proceeds of which have been used to pay Project Costs or similar costs relating to the Sands Macao Casino.
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SCHEDULE 4
Form of Warrants
THIS INSTRUMENT is made by way of deed poll on [•] 20[•]
BY
VENETIAN VENTURE DEVELOPMENT INTERMEDIATE II, a company incorporated under the laws of the Cayman Islands (registration number 122708), whose registered office is at c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands (the Company).
WHEREAS the Company by a resolution of its board of directors passed on 1 September 2009 has authorised the creation and issue of warrants to subscribe for shares in the capital of Sands China Ltd. (Sands China) on the terms and subject to the conditions set out in this Instrument, which shall take effect as a deed.
19. Definitions
19.1 In this Instrument, terms not otherwise defined herein shall have the meaning and construction set out in the terms and conditions of the Bonds (as defined below) as if the Bonds have not been redeemed.
In addition, the following words and expressions shall (unless the context otherwise requires) have the respective meanings set out below:
Articles means the memorandum and articles of association of Sands China from time to time.
Board means the board of directors of the Company from time to time.
Bonds means the US$600,000,000 Exchangeable Bonds due 2014 issued by the Company pursuant to the terms of a Trust Deed dated 4 September 2009 between the Company as issuer and Citicorp International Limited as trustee, which Bonds have been redeemed in full by the Company pursuant to Condition 8.2 of the Bonds.
Business Day means a day (other than a Saturday or Sunday) on which banks are generally open for business in Hong Kong and Macau.
Exercise Price means US$250,000.
Expiry Date means 4 September 2014.
Interest includes an interest of any kind whatsoever in or to any Share or any right to control the voting or other rights attributable to any Share, disregarding any conditions or restrictions to which the exercise of any right attributed to such interest may be subject.
Number of Shares means the number of Shares resulting from dividing:
(a)	US$250,000 converted into Hong Kong dollars at the Applicable Exchange Rate as at the third day prior to the Qualified IPO; by
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(b)	the Exchange Price;
Ordinary Resolution means a resolution passed at a meeting of Warrantholders duly convened and held in accordance with Schedule 3 hereof by a majority consisting of more than one half of the votes cast or a written resolution described in paragraph 18 of Schedule 3 hereof.
Register means the register of Warrantholders required to be maintained pursuant to this Instrument.
Registered Office means c/o Walkers Corporate Services Limited, Walker House, 87 Mary Street, George Town, Grand Cayman KY1-9005, Cayman Islands or such other registered office of the Company outside Hong Kong and the United Kingdom from time to time.
Share means at the date hereof, a share of par value US$0.01 in Sands China.
Shareholders means the registered holders of Shares.
Specified Office means c/o Venetian Macau Limited, The Venetian Macao Resort Hotel, Executive Offices — L2, Estrada da Baía de N. Senhora da, Esperança, s/n, Taipa, Macau or such other address of the Company as the Company may notify the Warrantholders from time to time in accordance with the provisions of paragraph 3 of Schedule 2.
Warrantholder means in relation to the Warrants, the person or persons in whose name(s) a Warrant is registered from time to time as evidenced by the Register and Warrantholders shall be construed accordingly.
Warrantholder’s Notice means a notice in the form or substantially in the form set out in the first schedule to the Warrant Certificate.
Warrants means the [2,400 multiplied by a fraction the numerator of which is the principal amount of the Bonds being redeemed upon issue of the warrants and the denominator of which is US$600,000,000]1 warrants, each warrant representing the right to receive the Number of Shares upon the occurrence of the Qualified IPO and payment of the Exercise Price by the relevant Warrantholder, as constituted by and subject to the terms of this Instrument.
Warrant Certificate means a certificate in the form, or substantially in the form, set out in Schedule 1.
Warrant Shares means the number of Shares that are issuable to, and receivable by, each Warrantholder upon the occurrence of the Qualified IPO.
19.2 The headings in this Instrument do not affect its interpretation.
19.3 The schedules to this Instrument form part of this Instrument and shall have the same force and effect as if expressly set out in the body of this Instrument.

[1]	Note — a warrant instrument will be executed on each Issuer Optional Redemption Date in respect of the Bonds redeemed on such date. The number of warrants to be issued on each such Issuer Optional Redemption Date will be adjusted pursuant to this formula.
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19.4 In this Instrument, unless the context requires otherwise:
(a)	a reference to a clause, paragraph or schedule, unless specifically provided otherwise, is a reference to a clause or paragraph of, or schedule to, this Instrument;
(b)	a reference to the singular includes the plural and vice versa (unless the context otherwise requires);
(c)	a time of day is a reference to Hong Kong time;
(d)	a provision or matter including or which includes shall be construed without limitation to any events, circumstances, conditions, acts or matters specified after those words; and
(e)	a Warrant is outstanding unless it has:
(i)	the holder of which has received Warrant Shares in full pursuant to clause 4 below;

(ii)	been purchased by the Company or an Affiliate of the Company;

(iii)	been surrendered in accordance with clause 30; or

(iv)	lapsed in accordance with the provisions of this Instrument.
20. Issuance and form of warrants
20.1 The Company hereby creates pursuant to the resolution of the Board passed on 1 September 2009, such number of Warrants equal to the number of Bonds (each having a denomination of US$250,000) redeemed by the Company on [ • ] 20[ • ], each Warrant comprising the right of the Warrantholder to receive, subject to the terms and conditions set out in this Instrument, the Number of Shares, upon payment of the Exercise Price by the Warrantholder.
20.2 The Company undertakes to comply with the terms and conditions of this Instrument and specifically, but without limitation, to give effect to the rights to receive the Warrant Shares in accordance with the terms of this Instrument.
20.3 The Warrants:
(a)	shall be issued in registered form;
(b)	shall be transferable only with the consent of the Company (which consent shall not unreasonably be withheld, it being understood that: (i) consent may not be withheld to a transfer by a Warrantholder to one of its Affiliates (except such consent may be withheld pursuant to sub-clause (ii) below) provided that such Affiliate remains an Affiliate of such Warrantholder after the transfer; and (ii) consent may be withheld with respect to a transfer to any Person who or whose Affiliate is engaged in any business activity that competes with the business of the Company and the Restricted Subsidiaries or with respect to any transfer which would or might, in the reasonable opinion of the Company, have a material adverse effect on the Company’s or any Restricted Subsidiary’s ability to comply with applicable gaming regulatory requirements) and in accordance with Schedule 2; and
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(c)	shall be issued subject to the Articles and on the terms and conditions of this Instrument which are binding upon the Company and each Warrantholder and all persons claiming through or under them.
20.4 Entitlement to the Warrants for the time being held by each Warrantholder shall derive from entry in the Register and shall be evidenced by the issue to such Warrantholder of a Warrant Certificate.
20.5 The Company shall have no obligation to issue and deliver any fraction of a Share upon the occurrence of the Qualified IPO. All Shares (including fractions thereof) issuable upon the occurrence of the Qualified IPO in respect of Warrants held by the same Warrantholder shall be aggregated for the purpose of determining whether such issue upon the Qualified IPO would result in the issue of a fraction of a Share. If, after the aforementioned aggregation, the issue would result in the issue of a fraction of a Share, the Company shall round such fraction of a Share down to the nearest whole Share.
20.6 The Company undertakes to obtain all necessary approvals or authorisations of the shareholders of the Company and Sands China and of any other competent body to give effect to the Warrants.
21. Register and warrant certificates
21.1 The Company shall maintain the Register in accordance with the provisions of paragraph 1 of Schedule 2.
21.2 Within three (3) Business Days of entering the name of a Warrantholder in the Register and subject to the deposit of a duly executed undertaking in the form of the Fourth Schedule to the Warrant Certificate by such Warrantholder at the Specified Office (provided that no such deposit shall be required if the Warrantholder, whether in its capacity as a Bondholder or transferee of a Warrant, has prior to such time executed and delivered a deed of undertaking in the form of the Fourth Schedule to the Warrant Certificate or in the form attached to the Placing Agreement), the Company shall issue to the Warrantholder a Warrant Certificate in respect of the Warrants to which such Warrantholder is entitled as recorded in the Register and a copy of this Instrument. If the Warrant Certificate is being issued upon a redemption of Bonds represented by a Restricted Certificate, such Warrant Certificate (a Restricted Warrant Certificate) shall bear the securities legend in Schedule 1. In the event of a transfer of Warrants represented by a Restricted Warrant Certificate, any Warrant Certificate issued in replacement of such Restricted Warrant Certificate shall take the form of a Restricted Warrant Certificate unless the transferee is able to represent that it is acquiring the Warrants for its own account in an offshore transaction in accordance with Regulation S of the Securities Act. Joint Warrantholders will be entitled to only one Warrant Certificate and one copy of this Instrument in respect of their joint holding and the Warrant Certificate and such documents shall be delivered to the joint holder who is first-named in the Register in respect of the joint holding or to such other person as the joint holders may in writing direct the Company.
21.3 If a Warrant Certificate is mutilated, defaced, lost, stolen or destroyed it will be replaced by the Company and on such terms as to evidence as the Company may reasonably require. Reasonable out of pocket expenses, if any, incurred by the Company in connection with the issue of such replacement certificate shall be borne by the relevant Warrantholder. Mutilated or defaced certificates must be surrendered before replacements will be issued. In every case the applicant for a substitute Warrant Certificate shall furnish to the Company such security or indemnity as may be reasonably required by the Company to indemnify and defend and to save the Company harmless and, in every case of destruction, loss or theft,
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evidence to the Company’s reasonable satisfaction of the apparent destruction, loss or theft of such Warrant Certificate and of the ownership thereof.
22. Exercise of warrants
22.1 Subject to clause 4.2 below, each Warrant may be exercised at any time prior to the fifth Business Days prior to the date of the Qualified IPO and shall otherwise not be exercisable in any other circumstances.
22.2 All Warrants shall automatically lapse to the extent they remain outstanding on the Expiry Date. On the Expiry Date, all unexercised Warrants shall immediately cease to be outstanding and the Warrantholders shall have no rights in respect of such Warrants or under this Instrument from the Expiry Date.
22.3 A Warrant may only be exercised by the Warrantholder:
(a)	lodging at the Specified Office the relevant Warrant Certificate together with:
(i)	a duly completed Warrantholder’s Notice;
(ii)	if the Warrant Shares are to be issued to a nominee of, or trustee for, the Warrantholder, the name and address of such nominee or trustee to be set out in such Warrantholder’s Notice; and
(iii)	if the Warrant Shares are to be delivered otherwise than to a specified securities account, the address to which the certificate of the Warrant Shares should be dispatched on the date of the Qualified IPO; and
(b)	paying the Exercise Price to the Company’s account (details of which shall be notified to the Warrantholders prior to the fifth Business Day prior to the date of the Qualified IPO pursuant to clause 6.1(e) below), in each case, no later than the fifth Business Day prior to the date of the Qualified IPO. For the avoidance of doubt, an Exercise Notice must be in respect of the full exercise of a Warrantholder’s Warrants.
22.4 A Warrantholder’s Notice once lodged in accordance with this clause 4 shall be irrevocable.
23. Completion
23.1 On the date of the Qualified IPO and subject to compliance with clause 4.3 by the relevant Warrantholder, the Number of Shares shall be allotted and issued fully paid to the relevant Warrantholder (or to its nominee or trustee) in respect of each Warrant. No Warrant Shares may be allotted and issued to a person other than the Warrantholder, its nominee or trustee except with the consent of the Company (which consent shall not unreasonably be withheld, it being understood that: (i) consent may not be withheld with respect to allotment and issue to one of the Affiliates of the Warrantholder (except such consent may be withheld pursuant to sub-clause (ii) below) provided that such Affiliate remains an Affiliate of such Warrantholder after the allotment and issue; and (ii) consent may be withheld with respect to allotment and issue to any Person who or whose Affiliate is engaged in any business activity that competes with the business of the Company and the Restricted Subsidiaries or with respect to any allotment which would or might, in the reasonable opinion of the Company,
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have a material adverse effect on the Company’s or any Restricted Subsidiary’s ability to comply with applicable gaming regulatory requirements).
23.2 The Company shall take all necessary action (including any action which may be required under Cayman Islands law) to procure the allotment and issue of fully paid Warrant Shares to the relevant Warrantholder (or to its nominee or trustee) in respect of each Warrant in accordance with prevailing laws and regulations relevant to the issue of fully paid Shares to such Warrantholder. The Company shall take all necessary action to procure that Warrant Shares are deposited into the specified securities accounts of all Warrantholders specified in the Warrantholder’s Notices on or prior to 10:00 am (Hong Kong time) on the date of the Qualified IPO unless a Warrantholder shall otherwise notify the Company in accordance with clause 4.3(a)(iii) that delivery shall be made otherwise than to a specified securities account in which case the Company shall procure that share certificate(s) (registered in the name of the Warrantholder or its nominee or trustee) shall be issued and dispatched by ordinary post and at the risk of the Warrantholder to the Warrantholder (or its nominee or trustee) on the date of the Qualified IPO, provided that the Warrantholder’s Notices are lodged in accordance with clause 4.3. In the event the Company has not received a duly completed Warrantholder’s Notice in respect of any Warrant Share issuable with respect to a Warrant in accordance with clause 4.3, the Company shall nonetheless on the date of the Qualified IPO cause such Warrant Shares to be issued and allotted to the Warrantholder of such Warrant and the share certificate of such Warrant Shares deliverable to such Warrantholder to be made available for collection by such Warrantholder at the office of the share registrar of Sands China in Hong Kong subject to the deposit of the relevant Warrant Certificate(s) by such Warrantholder at the Specified Office and payment of the Exercise Price by the Warrantholder to the Company’s account referred to in clause 6.1(e)(ii) below.
23.3 Subject to compliance with clause 4.3 by the relevant Warrantholder, the relevant Warrantholder’s name (or its nominee or trustee’s name, as appropriate) shall be entered in the register of members of Sands China as the holder of the Warrant Shares issued to it and the person identified by the Warrantholder pursuant to clause 22.3(a)(ii) shall be issued, free of charge, share certificate(s) in respect of the Warrant Shares issued to it.
23.4 The Warrant Shares allotted pursuant to the exercise of the Warrant(s) shall:
(a)	be free from any Lien or any other third party right and be freely transferable;

(b)	be duly and validly allotted and issued fully paid and be non-assessable;

(c)	not be subject to calls for further funds;

(d)	rank pari passu with the fully paid Shares then in issue; and
(e)	rank for any dividend or other distribution which has been previously announced or declared if the date by which the holder of shares must be registered to participate in such dividend or other distribution is after the date of the Qualified IPO.
24. Covenants and Undertakings
24.1 The Company undertakes that whilst any Warrant is outstanding, except with the sanction of an Ordinary Resolution, it will comply with all covenants and undertakings set out Conditions 3.9, 3.12 and 3.15 of the Bonds notwithstanding that the Bonds have been redeemed in full and, without prejudice to such obligations, the Company will in addition:
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(a)	procure that Sands China shall at all times keep available for issue sufficient authorised but unissued share capital to satisfy the Warrants and ensure that the directors of Sands China have all necessary authorisations to authorise them to allot the Warrant Shares upon the occurrence of the Qualified IPO;
(b)	procure that Sands China shall not vary, amend or modify the rights attached to its Shares in any way which would adversely affect the Warrantholders;
(c)	procure that Sands China shall not amend or alter its Articles or other constitutional documents of Sands China in any way which would adversely affect the Warrantholders;
(d)	cause any Warrants purchased by the Company, Sands China or any of the other Affiliates of the Company to be cancelled forthwith and not be available for re-issue or re-sale;
(e)	upon final determination of the date of the Qualified IPO by Sands China, send or procure Sands China to send a written notice to the Warrantholders pursuant to the provisions of paragraph 3 of Schedule 2 setting out:
(i)	such date of the Qualified IPO; and
(ii)	details of the receiving account of the Company for receipt of the Exercise Price; and
(f)	not dispose of any shares of capital or other Equity Securities of Sands China constituting more than 25% of the issued share capital of Sands China at such time other than: (i) pursuant to the Qualified IPO; (ii) to qualify directors if required by applicable law; or (iii) to the extent required by any legal requirement imposed by Macau SAR or the Macau Gaming Authority or any other applicable gaming authority in order to preserve a material Gaming License.
24.2 The Company will procure that Sands China treat any Warrantholder as if it had been a shareholder of Sands China on and after the date of the Qualified IPO, notwithstanding that the formalities for the issue of the relevant Shares have not been completed on the date of the Qualified IPO.
24.3 The Company undertakes to pay (or procure that Sands China pay) all and any stamp duty, reserve, income, transfer and registration tax and any other duties, expenses and taxes and any brokers’ commissions or other stock exchange transaction costs, together with any value added tax, interest or penalties thereon, arising on the creation and issue of the Warrants or the issue and delivery of the Warrant Shares to the Warrantholders (or its nominee or trustee) upon occurrence of the Qualified IPO. If the Company or Sands China shall fail to pay any such taxes, duties, expenses, costs, interest or penalties, the relevant Warrantholder shall be entitled to tender and pay the same. The Company undertakes to immediately upon demand reimburse each Warrantholder in respect of the payment of such taxes, duties, expenses, costs, interest and penalties.
24.4 Each of the undertakings set out this clause 6 is separate and shall not be limited or qualified by the terms of any other undertakings or by any other term of this Deed.
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25. Representations and Warranties
The Company makes the representations and warranties set out in this clause 7 to each of the Warrantholders as at the date of this Instrument.
7.1 Due Incorporation
It is a limited liability corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.
7.2 Capacity and Authority
It has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, this Instrument.
7.3 Legal, Valid, Binding and Enforceable Obligations
The obligations expressed to be assumed by it in this Instrument are legal, valid, binding and enforceable obligations except as enforcement may be limited by insolvency, bankruptcy, administration, reorganisation, liquidation or similar laws having general applicability to creditors of the Company.
7.4 No Violation
The execution, delivery and performance of this Instrument do not and will not violate in any respect any provision of any law, its constitutional documents, the Articles or any agreement or other instrument to which it is a party or which is binding on it or any of its assets and there are no restrictions applicable to the Warrants under the laws of the Cayman Islands, Macau or England.
7.5 No Consent Required
(i)	All consents, authorisations, approvals, licences, exemptions, filings, registrations, notarisations and other requirements of governmental, judicial and public bodies and authorities; and
(ii)	all consents, authorisations, approvals, licences, exemptions, filings, registrations, notarisations and other requirements under any agreement or other instrument to which any it is a party or which is binding on it or any of its assets, which are required or advisable in connection with the execution, delivery and performance of this Instrument have been obtained or effected or will be obtained and effected as and when necessary.
7.6 Solvency
Neither it nor Sands China is insolvent (as defined under any applicable law) and neither of them will become insolvent after the execution and delivery of this Instrument or the performance of the Company’s obligations hereunder and each of them is able to pay its debts when due.
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7.7 No Winding-up Proceeding
No meeting has been convened by the Company, Sands China or any of their shareholders, court order made or resolution passed by the Company, Sands China or any of their shareholders for (a) winding-up or liquidation of the Company or Sands China (b) the enforcement of any Lien or other third party rights over any asset of the Company or Sands China or (c) the appointment of a receiver, administrative receiver, administrator, liquidator, trustee or similar officer of the Company or Sands China or of any of their assets; and no such step is intended by the Company or Sands China and, to the best knowledge of the Company, no petition, application or the like is outstanding for the winding-up or liquidation of the Company or Sands China.
7.8 Shares
(a)	Sands China has no other class of shares or Equity Securities other than the Shares;
(b)	Sands China will have sufficient authorised but unissued share capital to satisfy the issue of such number of Shares as would be required to be issued upon the exercise of the Warrants; and
(c)	the issue of the Shares upon exercise of the Warrants will not be subject to any pre-emptive or similar rights.
7.9 Repetition of Representations and Warranties
The representations and warranties set out in clauses 7.1 to 7.8 above are deemed to be repeated by the Company by reference to the facts and circumstances then existing on the date of the Qualified IPO.
26. Meeting of Warrantholders
The provisions of Schedule 3 shall apply in relation to meetings of Warrantholders.
27. Notices
Notices to be given pursuant to this Instrument shall be given in accordance with the provisions of paragraph 3 of Schedule 2.
28. Availability of Instrument
Each Warrantholder shall be entitled to inspect a copy of this Instrument at the Specified Office during normal business hours and shall be entitled to receive a copy of this Instrument (and any deed supplemental thereto) certified by the company secretary as a true copy, against payment of such charges as the directors of the Company may reasonably impose to cover the cost of providing such copy.
29. Modification of rights
29.1 Modifications to this Instrument which are of a formal, minor or technical nature (and in each case not affecting adversely the rights of the Warrantholders), or made to correct a manifest error, may be effected by a deed poll executed by the Company and expressed to be supplemental to this Instrument.
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29.2 Subject to clause 29.1, any modification to this Instrument may be effected only by deed poll executed by the Company and with the prior sanction of an Ordinary Resolution.
29.3 All or any of the rights for the time being attached to the Warrants may from time to time (whether or not the Company is being wound up) be altered or abrogated with the sanction of an Ordinary Resolution.
29.4 A memorandum of any such agreement or any such supplemental instrument as is referred to in clauses 29.1 and 29.2 shall be endorsed on the Warrant Certificate and notice of such modification shall be given by the Company to the Warrantholders within three (3) Business Days of it occurring.
29.5 This Instrument shall cease to have effect following issuance and delivery of all the Warrant Shares deliverable in accordance with clause 5.
30. Surrender of Warrants
The Company shall accept the surrender of Warrants at any time. Any Warrants surrendered will be cancelled forthwith and will not be available for re-issue or resale.
31. Governing law
This Instrument and any non-contractual obligations (including any disputes which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Instrument and the Warrants or otherwise arising in connection with this Instrument and the Warrants) shall be governed by and construed in all respects in accordance with the law of England.
32. Jurisdiction
32.1 Each of the Company and the Warrantholders agrees that the courts of England and Wales are (subject to clauses 32.2 and 32.3 below) to have non-exclusive jurisdiction to settle any dispute (including claims for set-off and counterclaims, and disputes relating to any non-contractual obligations arising out of or in connection with this Instrument) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by this Instrument and Warrants or otherwise arising in connection with any such document and for such purposes irrevocably submit to the jurisdiction of the courts of England and Wales.
32.2 The agreement contained in clause 32.1 is included for the benefit of the Warrantholders who shall retain the right to take proceedings in any other courts with jurisdiction (including the courts of the Cayman Islands to whose jurisdiction the Company irrevocably submits). To the extent permitted by law, a Warrantholder may take concurrent proceedings in any number of jurisdictions.
32.3 The Company agrees that a judgment or order of any court referred to in this clause 32 is conclusive and binding and may be enforced against it in the courts of any other jurisdiction.
33. Assignment
No Warrantholder may assign or transfer any of its rights under this Instrument or any of the Warrants except with the prior written consent of the Company (which consent shall not unreasonably be withheld, it being understood that: (i) consent may not be withheld to an
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assignment or transfer by a Warrantholder to one of its Affiliates (except such consent may be withheld pursuant to sub-clause (ii) below) provided that such Affiliate remains an Affiliate of such Warrantholder after the transfer or assignment; and (ii) consent may be withheld with respect to a transfer or assignment to any Person who or whose Affiliate is engaged in any business activity that competes with the business of the Company and the Restricted Subsidiaries or with respect to any transfer or assignment which would or might, in the reasonable opinion of the Company, have a material adverse effect on the Company’s or any Restricted Subsidiary’s ability to comply with applicable gaming regulatory requirements).
34. Process Agent
34.1 The Company hereby irrevocably and unconditionally appoints and agrees to maintain Law Debenture Corporate Services Limited of 5th Floor, 100 Wood Street, London EC2V 7EX, United Kingdom as its agent in England to receive, for and on behalf of itself, service of process in any proceedings before the courts of England and Wales.
34.2 The Company hereby irrevocably and unconditionally:
(a)	agrees that failure by any process agent to give notice of process served to it shall not impair the validity of such service or of any judgment based on that service; and
(b)	agrees that nothing in this Instrument or the Warrants shall affect the right to serve process in any other manner permitted by law.
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In witness whereof this Instrument has been executed as a deed and is intended to be and is hereby delivered on the date first above written.

EXECUTED AS A DEED by	)
VENETIAN VENTURE DEVELOPMENT	)
INTERMEDIATE II:	)
)
)
)
)

	)	Duly Authorised Signatory
)
	)	Name:

)
	)	Title:

)
in the presence of:

Signature of Witness

Name:

Address:

Occupation:

(Note: These details are to be completed in the witness’s own hand writing.)
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SCHEDULE 1
FORM OF WARRANT CERTIFICATE
[NEITHER THE WARRANTS IN RESPECT OF WHICH THIS CERTIFICATE IS ISSUED NOR THE RELATED WARRANT SHARES HAVE BEEN OR WILL BE REGISTERED UNDER THE US SECURITIES ACT OF 1933 (THE SECURITIES ACT) AND NEITHER SUCH WARRANTS NOR THE RELATED WARRANT SHARES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT; (2) IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT (RULE 144A) TO A PERSON THAT THE HOLDER AND ANY PERSON ACTING ON ITS BEHALF REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER WITHIN THE MEANING OF RULE 144A PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF ANOTHER QUALIFIED INSTITUTIONAL BUYER; (3) IN AN OFFSHORE TRANSACTION IN ACCORDANCE WITH REGULATION S UNDER THE SECURITIES ACT; (4) PURSUANT TO RULE 144 UNDER THE SECURITIES ACT (IF AVAILABLE); OR (5) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 OR ANY OTHER EXEMPTION UNDER THE SECURITIES ACT FOR RESALES OF THE WARRANTS IN RESPECT OF WHICH THIS CERTIFICATE IS ISSUED OR FOR RESALES OF THE RELATED WARRANT SHARES.]2
VENETIAN VENTURE DEVELOPMENT INTERMEDIATE II
(THE COMPANY)
REGISTRATION NO: 122708
Warrant Certificate No:
Date of Issue:
Name and Address of Warrantholder:

[2]	Include for warrants issued on redemption of Bonds represented by a Restricted Certificate or, in the case of a transfer of Warrants, a Restricted Warrant Certificate.
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THIS IS TO CERTIFY that the person named above is the registered holder of [ • ] Warrant[s] each of which entitles the holder to receive the Number of Shares (as defined in the Instrument constituting the Warrants) of Sands China Ltd.
The Warrants are issued pursuant to, in accordance and subject to the Instrument executed by the Company on and dated [•] 20[•] (a copy of which is available for inspection at the Specified Office of the Company). Terms defined in the Instrument have the same meaning when used in this Warrant Certificate.
The Warrant is not being offered in, and may not be accepted in or from any jurisdictions where it would be unlawful to do so. The Warrant has not been, and will not be, registered under the United States Securities Act of 1933, as amended or under any relevant securities laws of any state or district of the United States or any other jurisdiction or listed for trading on any stock exchange and may not be offered, sold, resold, delivered or transferred, directly or indirectly, in or into the United States or other jurisdictions where it would be unlawful to do so, except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of such jurisdictions.
By accepting delivery of this Warrant Certificate, the Warrantholder acknowledges that:
(a)	it has such knowledge and experience in financial and business matters that:
(i)	it is capable of evaluating the merits and risks of its investment under the Warrant; and
(ii)	it is able to bear the economic risk of such investment and is able to sustain a complete loss of its investment under the Warrant; and
(b)	it has had access to such financial and other information regarding the Company, Sands China Ltd. and the Warrant as it has requested in connection with its investment decision;
(c)	if it has had any questions regarding the Warrant, the Company or Sands China Ltd. and the affairs of the Company or Sands China Ltd., it has asked these questions of and received answers satisfactory to it from the representatives of the Company; [and]
(d)	[either:
(i)	it (A) is acquiring the Warrants in an offshore transaction (within the meaning of Regulation S (Regulation S) under the US Securities Act of 1933, as amended (the Securities Act)), (B) is acquiring the Warrants for its own account and will be the beneficial owner of the Warrants, (C) is not an affiliate of the Company or a person acting on behalf of such an affiliate, (D) understands that the Warrants have not been and will not be registered under the Securities Act and that the Warrants are being issued to it in accordance with Regulation S, (E) will not offer, sell, pledge or otherwise transfer the Warrants except in accordance with the Securities Act and any applicable laws of any state of the United States and any other jurisdiction and (F) understands that the Company, its affiliates and others will rely upon
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the truth and accuracy of such acknowledgments, representations and agreements; or
(ii)	(A) it is either (x) a “qualified institutional buyer” (as defined in Rule 144A (Rule 144A) under the Securities Act) (a QIB), acquiring the Warrants for its own account or for the account of another QIB or (y) acquiring the Warrants pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A and is providing the Company such information as the Company may reasonably request (including, without limitation, an opinion of counsel) to confirm the availability of such exemption, (B) acknowledges that the Warrants issued to it and the related Warrant Shares are “restricted securities” within the meaning of Rule 144(a)(3) of the Securities Act and are being issued in a transaction not involving any public offering in the United States within the meaning of the Securities Act and that no representation is made as to the availability of the exemption provided by Rule 144 for resales of the Warrants or the related Warrant Shares; (C) understands that neither the Warrants nor the related Warrant Shares have been or will be registered under the Securities Act and neither the Warrants nor the related Warrant Shares may be offered, sold, pledged or otherwise transferred except (i) pursuant to a registration statement that has been declared effective under the Securities Act, (ii) in reliance on Rule 144A to a person that the holder and any person action on its behalf reasonably believes is QIB purchasing for its own account or for the account of another QIB, (iii) in an offshore transaction in accordance with Regulation S, (iv) pursuant to Rule 144 under the Securities Act (if available) or (v) pursuant to any other available exemption from the registration requirements of the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States or any other jurisdiction; (E) understands that any offer, sale, pledge or other transfer of the Warrants or the related Warrant Shares made other than in compliance with such restrictions may not be recognised by the Company; (F) understands that the Warrants will bear a legend to such effect; (G) agrees to give each person to whom it transfers Warrants notice of any restrictions on transfer of such Warrants; and (H) understands that the Warrants will be represented by a restricted certificate and that before any interest in the Warrants may be offered, sold, pledged or otherwise transferred to a person who takes deliver in the form of an interest in an unrestricted certificate, it will be required to provide a transfer agent with a written certification as to compliance with applicable securities laws;][3]
(e)	it has made its own assessment concerning the relevant tax, legal and other economic considerations relevant to its investment in the Warrant; and
(f)	it agrees to be bound by the terms and conditions of the Instrument.
The name of the Warrantholder has been entered in the Register and this Warrant Certificate has been duly executed and delivered as a deed on behalf of the Company by:

[3]	Include for warrants issued on redemption for Bonds represented by a Restricted Certificate or, in the case of a transfer of Warrants, a Restricted Warrant Certificate.
Bella — Placing Agreement

EXECUTED AS A DEED by	)
VENETIAN VENTURE DEVELOPMENT	)
INTERMEDIATE II:	)
)
)
)
)

	)	Duly Authorised Signatory
)
	)	Name:

)
	)	Title:

)
in the presence of:

Signature of Witness

Name:

Address:

Occupation:

(Note: These details are to be completed in the witness’s own hand writing.)
Bella — Placing Agreement

Page I

EXECUTION VERSION
Dated as of 1 September 2009
VENETIAN VENTURE DEVELOPMENT INTERMEDIATE II
and
GOLDMAN SACHS (ASIA) L.L.C.

PLACING AGREEMENT